                                  SCHEDULE 14C

                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Check the appropriate box:
     [ ] Preliminary Information Statement       [ ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule
                                                     14c-5(d)(2))
     [X] Definitive Information Statement

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.
--------------------------------------------------------------------------------
               (Name of Registrants as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14c-6(5)(g) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Seven-Up/RC Bottling Company of Southern California, Inc. ("Shares")
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies: 1,219,513, being the maximum number of Shares to be acquired by DPB Acquisition Corp. in the transaction
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $12.00
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transactions:

        $14,634,156
--------------------------------------------------------------------------------
     (5) Total fee paid:

        $2,926.83
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

        $14,400
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

        Schedule 14D-1
--------------------------------------------------------------------------------
     (3) Filing Party:

        Dr Pepper Bottling Company of Texas and DPB Acquisition Corp.
--------------------------------------------------------------------------------
     (4) Date Filed:

        March 7, 1997
--------------------------------------------------------------------------------

                        SEVEN-UP/RC BOTTLING COMPANY OF
                           SOUTHERN CALIFORNIA, INC.
                             3220 EAST 26TH STREET
                               VERNON, CALIFORNIA

                             ---------------------

                             INFORMATION STATEMENT
                             ---------------------


                                  MAY 1, 1997

                             ---------------------


     This Information Statement is furnished by the Board of Directors (hereinafter the "Board" or the "Board of Directors") of Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), to holders of the outstanding shares of common stock, $.01 par value (the "Shares"), of the Company, in connection with an Agreement and Plan of Merger, dated as of February 28, 1997, by and among the Company, Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), and DPB Acquisition Corp., a Delaware corporation ("Purchaser") providing for the merger (the "Merger") of Purchaser with and into the Company (as amended, the "Merger Agreement"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and each issued and outstanding Share (other than Shares that are owned by the Company, Parent, Purchaser, any other subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive $12.00 in cash (the "Merger Consideration"). A copy of the Merger Agreement is attached hereto as Annex I.


     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all of the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was a tender offer for the outstanding Shares at $12.00 per Share net to the seller in cash (the "Offer"). Purchaser acquired 4,071,957 Shares upon the consummation of the Offer on April 4, 1997, representing approximately 77% of the issued and outstanding Shares.


     As a result of the consummation of the Offer, the Purchaser owns and has the right to vote a sufficient number of outstanding Shares to approve and adopt the Merger Agreement without the affirmative vote of any other holder of Shares, thereby assuring such approval and adoption. The Purchaser has executed and delivered to the Company a written consent in lieu of a meeting of stockholders approving and adopting the Merger Agreement and authorizing the consummation of the Merger. SUCH WRITTEN CONSENT PROVIDES THAT THE MERGER WILL BECOME EFFECTIVE NO EARLIER THAN 20 CALENDAR DAYS AFTER THIS INFORMATION STATEMENT IS FIRST MAILED TO STOCKHOLDERS OF THE COMPANY. THE COMPANY CURRENTLY ANTICIPATES THAT THE EFFECTIVE DATE OF THE MERGER WILL BE ON OR ABOUT MAY 21, 1997.


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. PLEASE DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES AT THIS TIME.


     This Information Statement is first being mailed to stockholders on or about May 1, 1997.



                This information statement is dated May 1, 1997.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              -----
Summary.....................................................      3
General.....................................................      9
Vote Required; Written Consent in Lieu of Meeting...........      9
Procedure for Receipt of Merger Consideration...............      9
Appraisal Rights............................................     10
The Merger..................................................     12
The Merger Agreement........................................     22
Financial Arrangements......................................     28
Business....................................................     29
Selected Financial Data.....................................     36
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     38
Certain Projections.........................................     43
Principal Stockholders and Stock Ownership of Management....     44
Available Information.......................................     45
Index to Financial Statements...............................    F-1
Annex I -- Agreement and Plan of Merger and First Amendment
  to Agreement and Plan of Merger...........................    I-1
Annex II -- Section 262 of the General Corporation Law of
  the State of Delaware.....................................   II-1
Annex III -- Opinion of Houlihan, Lokey, Howard & Zukin,
  Inc.......................................................  III-1

                                    SUMMARY

     The following is a summary of the more detailed information contained in this Information Statement with respect to the Merger which is discussed herein. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement, in the annexes hereto and other documents referred to herein. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Information Statement. Cross references in this Summary are to the captions of sections in the Information Statement.

     Stockholders are urged to read this Information Statement and the Annexes hereto in their entirety.

                                 THE COMPANIES


     The Company. The Company is a Delaware corporation with its principal executive offices located at 3220 East 26th Street, Vernon, California 90023. The Company is among the largest beverage distributors in the United States and is one of the largest bottlers of Seven-Up in the United States. The Company manufactures and distributes a broad range of beverage products in Southern California, Central California, and in portions of Nevada and New Mexico. The Company has the exclusive right within its territories to manufacture and/or distribute Seven-Up (lemon-lime), Royal Crown (cola), A&W (root beer and cream soda), Sunkist (orange and lemonade), Hawaiian Punch (fruit punch), Schweppes (ginger-ale and mixers), Evian (imported still water), Perrier (imported mineral water), Welch's (grape, strawberry and pineapple), and Yoo-Hoo (chocolate drink). The Company distributes almost all of its products directly to 35,000 retail outlets, including supermarkets, warehouse clubs, convenience stores, and other retail establishments, that serve a combined population of over 30 million consumers through the Company's core direct-store-door distribution system.


     Purchaser. Purchaser was organized to acquire all the outstanding Shares pursuant to the Merger Agreement and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by Parent. The principal executive offices of Purchaser are located at 2304 Century Center Blvd., Irving, Texas 75062.

     Parent. Parent is the largest independent franchise bottler of DR PEPPER brand products, accounting for approximately 12% of the total volume of such products, and is one of the largest independent soft drink bottlers (i.e., bottlers that have no affiliations with either The Coca-Cola Company or PepsiCo, Inc.), in the United States. Parent produces, markets and distributes carbonated soft drinks pursuant to franchise agreements with companies owning the rights to various soft drink formulae. Principal products are bottled and canned under franchises from Cadbury Beverages North America, Inc. and its affiliates (DR PEPPER, SEVEN-UP, CANADA DRY, SUNKIST, A & W, SQUIRT and WELCH'S brand products, and COUNTRYTIME Lemonade), Triarc Companies and its affiliates (RC brand products), Big Red, Inc. (BIG RED) and Tetley Tea, Inc. (TETLEY Tea). Parent also distributes certain other non-carbonated soft drinks, including SNAPPLE and ARIZONA brand products and the leading bottled water, EVIAN, within defined territories pursuant to distribution agreements with various companies. Parent's three major franchise territories are Dallas/Fort Worth, Houston, and Waco, Texas. Parent's products compete principally in the non-cola segments of the soft drink market, which represented in the aggregate approximately 43% of the total soft drink sales volume through supermarkets and grocery stores in Parent's franchise territories in 1996. Parent is a wholly-owned subsidiary of Dr Pepper Bottling Holdings, Inc. ("Holdings"). The principal executive offices of Parent are located at 2304 Century Center Blvd., Irving, Texas 75062.

                                    GENERAL

     This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than Shares that are owned by the Company, Parent, Purchaser, any other subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration

(i.e., $12.00 in cash), and the equity interest of all pre-Merger stockholders in the Company will be terminated.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. Purchaser acquired 4,071,957 Shares at a price of $12.00 per Share upon the consummation of the Offer on April 4, 1997, representing approximately 77% of the outstanding Shares.

     The consummation of the Offer was subject to several conditions, including the receipt of the "Requisite Consents". The "Requisite Consents" were defined in the Merger Agreement to include the consent of the franchisors and distributors under the Company's franchise and distribution agreements with (i) Cadbury Beverages North America, Inc. and its affiliates (e.g., SEVEN-UP, A&W, WELCH'S, SUNKIST, CANADA DRY, SCHWEPPES, SUNNY DELIGHT, and related brand products), (ii) Triarc Companies and its affiliates (e.g., RC, MISTIC and related brand products), (iii) Sundor Brands, Inc. (e.g., HAWAIIAN PUNCH and related brand products), and (iv) Great Brands of Europe, Inc. (EVIAN water). The terms of such franchise/distribution agreements provide that the consent of the franchisors/distributors thereunder are required under certain circumstances, which included the consummation of the Offer. See
"BUSINESS -- Bottling Rights". Such consents were obtained.

     Pursuant to the Merger Agreement, and effective upon the consummation of the Offer, three of the five members of the Board of Directors of the Company resigned as directors, the size of such Board of Directors was increased to six members and four persons designated by Parent were appointed as members of such Board of Directors.

               REQUIRED VOTE; WRITTEN CONSENT IN LIEU OF MEETING

     Under Delaware law, the affirmative vote of holders of a majority of the Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. As a result of the consummation of the Offer, the Purchaser owns and has a right to vote a sufficient number of Shares of common stock to cause the Merger to be approved without the concurrence of any other holder of Shares. The Purchaser has executed and delivered to the Company a written consent in lieu of a meeting of stockholders approving and adopting the Merger Agreement and authorizing the consummation of the Merger. Such written consent provides that the Merger will become effective no earlier than 20 calendar days after this Information Statement is first mailed to stockholders of the Company.

                 PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION

     A Letter of Transmittal will be sent to all stockholders of the Company under separate cover. The Letter of Transmittal must be completed and returned as directed therein along with certificates representing the Shares covered thereby or the Shares covered thereby must be delivered by book entry transfer. Checks will be sent to stockholders as soon as practicable after the receipt of Letters of Transmittal and certificates or Shares, as applicable. Detailed instructions concerning the procedure for receipt of Merger Consideration are set forth in the Letter of Transmittal and elsewhere herein. See "PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION."

                                APPRAISAL RIGHTS

     Under Delaware law, holders of Shares who do not vote to approve the Merger and who otherwise strictly comply with the applicable requirements of the General Corporation Law of the State of Delaware may dissent from the Merger and demand payment in cash from the Company of the fair value of their Shares. See "THE MERGER -- Appraisal Rights" and Annex II hereto.

                                   THE MERGER

     Background to the Merger. For a description of the events leading to the approval of the Merger Agreement by the Board of Directors of the Company and of the other events since such approval, see "THE MERGER -- Background to the Merger."

     Approval of the Board of Directors. On February 28, 1997, the Board of Directors of the Company unanimously determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the stockholders of the Company and approved and adopted the Merger Agreement. See "THE MERGER -- Background to the Merger."


     Potential Conflicts; Interests of Certain Persons in the Merger. On January 22, 1997, the Company and Bart S. Brodkin, the President and Chief Executive Officer of the Company, entered into a Second Amended and Restated Management Agreement which set forth the principal terms of Mr. Brodkin's employment by the Company. On February 10, 1997, the Company entered into Management Agreements with each of Rick Ferguson, Vice President and Chief Financial Officer of the Company, and Roy Breneman, then an Executive Vice President and the Chief Sales and Marketing Officer, providing for certain severance benefits in the event of a termination of such person's employment following a "change of control". As a condition to the execution and delivery of the Merger Agreement, Parent required that the respective agreements with Messrs. Brodkin and Ferguson be amended. See "THE MERGER -- Interests of Certain Persons in the Merger -- Management Agreements" and "THE MERGER AGREEMENT -- Other Matters -- Management Agreements".



     Each of the directors and executive officers of the Company prior to the consummation of the Offer held options to purchase Shares. Some of those options were granted as provided in the Company's Plan of Reorganization (see
"BUSINESS -- General" below) and the remainder were granted pursuant to the Company's stock option plan. All of such options were exercised in connection with, and the net shares issued thereunder were tendered and purchased, in the Offer. See "THE MERGER -- Interests of Certain Persons in the Merger -- Stock Option Plans".



     Non-employee directors of the Company are paid an annual retainer, receive a fee for each meeting of the board attended, and are reimbursed for expenses incurred in attending meetings. See "THE MERGER -- Interests of Certain Persons in the Merger -- Director Compensation".



     Monroe L. Lowenkron, a director of the Company, serves on the Board of Directors of Triarc Companies, the parent company of Royal Crown Cola Co. and Mistic Brands, Inc. The Company purchases extracts, concentrates and finished products from both such companies. See "THE MERGER -- Interests of Certain Persons in the Merger -- Other Directorships". In addition, Mr. Lowenkron has known Jim L. Turner, the President and Chief Executive Officer of Parent and Holdings, personally and professionally for many years. See "THE
MERGER -- Background of the Offer and the Merger".



     The Delaware General Corporation Law permits a company to indemnify its officers and directors under certain specified circumstances and also requires such indemnification under specified circumstances. In addition, as permitted by the Delaware General Corporation Law, the Company's certificate of incorporation contains a provision eliminating the personal liability of a director to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain statutory exceptions. Also, the Company's by-laws contained a provision providing for mandatory indemnification of officers and directors under certain circumstances. The Merger Agreement also contains covenants that will require the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), to maintain the Company's director and officer liability coverage (or replacement or similar coverage) for a period of two years after the Effective Time and to indemnify the officers and directors of the Company. See "THE MERGER -- Interests of Certain Persons in the Merger -- Director Liability and Indemnification", "THE MERGER
AGREEMENT -- Indemnification" and "THE MERGER AGREEMENT -- Directors' and Officers' Insurance".


     Opinion of Financial Advisor. Houlihan, Lokey, Howard & Zukin, Inc. ("Houlihan Lokey"), the Company's financial advisor, delivered its written opinion dated February 28, 1997, to the Board of Directors of the Company that the consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such stockholders. Such opinion will not be updated to a more current date. The full text of the Houlihan Lokey fairness opinion is set forth in Annex III hereto and should be read in its entirety. See "THE MERGER -- Opinion of Houlihan Lokey."

     Purpose of the Merger. The purpose of the Merger is to enable Parent, through Purchaser, to acquire the remaining equity interest in the Company not currently owned by Purchaser.

     Conditions to the Merger. Pursuant to the Merger Agreement, and as a result of the consummation of the Offer, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking the condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated, and (ii) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

     Regulatory Matters. Early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") was granted on March 17, 1997. No other regulatory approval is required for the Merger. See "THE MERGER -- Regulatory Approval."

     Certain Income Tax Consequences. The receipt of cash pursuant to the Merger Agreement or the exercise of appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. See "THE MERGER -- Certain Income Tax Consequences." Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger to them, including the applicability and the effect of federal, state, local, foreign and other tax laws.

                             FINANCING ARRANGEMENTS

     Parent funded the purchase price of the Shares purchased in the Offer, and the repayment of certain debt of the Company, and intends to fund the aggregate Merger Consideration, through additional borrowings under Parent's credit agreement and cash on hand. Parent and Purchaser estimate that the total amount of funds required by the Purchaser to fund the aggregate Merger Consideration payable in respect of the remaining 1,219,509 Shares outstanding is $14,634,156. See "FINANCIAL ARRANGEMENTS."

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     Set forth below is certain selected consolidated financial and other information with respect to the Company as of and for the fiscal years ended December 31, 1994 and 1995, for the periods from January 1, 1996 through August 15, 1996 and from August 16, 1996 through December 31, 1996, and as of December 31, 1995 and 1996. Such information was derived from the audited financial statements of the Company included elsewhere herein.

                                 (IN THOUSANDS)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                REORGANIZED
                                                 COMPANY(1)             PREDECESSOR COMPANY(1)
                                                ------------    --------------------------------------
                                                 AUGUST 16      JANUARY 1
                                                  THROUGH        THROUGH      YEAR ENDED DECEMBER 31,
                                                DECEMBER 31,    AUGUST 15,    ------------------------
                                                    1996           1996          1995          1994
                                                ------------    ----------    ----------    ----------
Net Sales.....................................    $91,647        $202,844       $396,725      $413,840
Operating income (loss).......................        326            (263)        (9,347)        5,816
Income (loss) before income taxes,
  reorganization expense and extraordinary
  items.......................................       (462)         21,175        (32,194)      (15,715)
Provision for income taxes....................         --             345             --           185
Income (loss) before extraordinary items......       (462)          7,819        (32,194)      (15,900)
Extraordinary items(2)........................         --          54,577             --            --
Net (loss) income.............................       (462)         62,396        (32,194)      (15,900)
Net (loss) income per Share...................       (.09)             --             --            --

CONSOLIDATED BALANCE SHEET DATA:

                                                              REORGANIZED    PREDECESSOR
                                                              COMPANY(1)     COMPANY(1)
                                                              -----------    -----------
                                                                  AS OF DECEMBER 31,
                                                              --------------------------
                                                                 1996           1995
                                                              -----------    -----------
Cash........................................................    $  3,813       $  5,949
Property, plant and equipment, net..........................      56,790         79,945
Total assets................................................     121,370        192,133
Total debt (3)..............................................      22,545        189,954
Stockholders' equity........................................      52,663        (61,333)
OTHER DATA:
Book value per Share........................................       10.37(4)          --

---------------

(1) On May 13, 1996 the Company and its then immediate holding company parent, Beverage Group Acquisition Corporation, filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. On August 15, 1996, the Plan of Reorganization was consummated and the Company emerged as a reorganized company from Chapter 11. Due to the reorganization and implementation of fresh start reporting, the Condensed Consolidated Financial Statements for the new reorganized company (period starting August 15, 1996) are not comparable to those of the predecessor company. The predecessor company included the Company and Seven-Up/RC Bottling Company of Puerto Rico, Inc. through the date of its disposition on June 30, 1996. See "BUSINESS -- General".

(2) Represents the write-off of debt issuance costs related to the predecessor company revolving credit facility and the gain resulting from the discharge of indebtedness of the senior secured notes of the Company.

(3) Total debt includes the current portion of long-term debt and capital lease obligations.

(4) As of December 31, 1997, there were 5,000,000 Shares issued and outstanding. Pursuant to the Company's Plan of Reorganization, the Company issued a warrant to purchase up to 280,893 Shares at an exercise price of $7.30 per Share. The book value per Share was determined assuming that the net shares issuable upon the exercise of such warrant had been issued as of December 31, 1996. The Company's Plan of Reorganization also provided for the grant of options to purchase up to 337,099 Shares at an exercise price of $7.30 per Share. None of those options had been granted as of December 31, 1996; all of such options were granted in 1997. See "THE MERGER -- Interests of Certain Persons in the Merger". Accordingly, the book value per Share does not reflect the impact of the issuance of any Shares upon the exercise of such options. Assuming such options had been issued as of December 31, 1996, and that the net shares issuable upon the exercise of such options had been issued as of such date, the net book value per Share would have been $10.17.

                             MARKET PRICE AND DIVIDENDS

     Prior to September 6, 1996 (on or about such date), there was no established public trading market for the Shares. On or about September 6, 1996, the Shares began trading on the over-the-counter market under the symbol "SURC," and prices were quoted in the Pink Sheets (the "Pink Sheets") operated by the National Quotation Bureau Inc. Shortly thereafter, the Shares were listed on the OTC Bulletin Board. The following table sets forth on a per share basis, for the periods indicated, the high and low sales prices of the Shares as reported in the Pink Sheets and on the OTC Bulletin Board. Such over-the-counter market quotations in the Pink Sheets and the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.


                                                                 PRICE RANGE
                                                              -----------------
                                                               HIGH        LOW
                                                              ------      -----
Fiscal 1996:
  Third Quarter.............................................  $10.13      $9.00
  Fourth Quarter............................................   11.88       9.13
Fiscal 1997:
  First Quarter.............................................   12.06       9.88
  Second Quarter (through April 30, 1997)...................   12.19      11.25


     Since August 15, 1996 (the date on which the Company emerged from bankruptcy), the Company has not declared or paid cash dividends on the Shares. The Merger Agreement prohibits the Company from declaring or paying dividends until the consummation of the Merger.


     On February 28, 1997, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per Share as reported on the OTC Bulletin Board was $11.38. On April 30, 1997, the last full trading day prior to the date of this Information Statement, the closing price per Share as reported on the OTC Bulletin Board was $11.50.

                                    GENERAL

     This Information Statement is being delivered in connection with the merger of Purchaser into the Company pursuant to the Merger Agreement. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent, each issued and outstanding Share (other than Shares that are owned by the Company, Parent, Purchaser, any other subsidiary of Parent, or by stockholders who have validly perfected their appraisal rights under Delaware law) will be converted into the right to receive the Merger Consideration and the equity interest of all pre-Merger stockholders in the Company will be terminated.

     The Merger is the second step of a two-step transaction pursuant to which Parent, as the owner of all the capital stock of Purchaser, will acquire the entire equity interest in the Company. The first step was the Offer. Purchaser acquired 4,071,957 Shares at a price of $12.00 per Share upon the consummation of the Offer on April 4, 1997, representing approximately 77% of the outstanding Shares.

     The consummation of the Offer was subject to several conditions, including the receipt of the "Requisite Consents". The "Requisite Consents" were defined in the Merger Agreement to include the consent of the franchisors and distributors under the Company's franchise and distribution agreements with (i) Cadbury Beverages North America, Inc. and its affiliates (e.g., SEVEN-UP, A&W, WELCH'S, SUNKIST, CANADA DRY, SCHWEPPES, SUNNY DELIGHT, and related brand products), (ii) Triarc Companies and its affiliates (e.g., RC, MISTIC and related brand products), (iii) Sundor Brands, Inc. (e.g., HAWAIIAN PUNCH and related brand products), and (iv) Great Brands of Europe, Inc. (EVIAN water). The terms of such franchise/distribution agreements provide that the consent of the franchisors/distributors thereunder are required under certain circumstances, which included the consummation of the Offer. See
"BUSINESS -- Bottling Rights". Such consents were obtained.

               VOTE REQUIRED; WRITTEN CONSENT IN LIEU OF MEETING

     Pursuant to the General Corporation Law of the State of Delaware, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding Shares at a duly convened meeting of the stockholders of the Company called for such purpose.

     As a result of the Purchase, the Purchaser owns a sufficient number of Shares to cause the Merger to be approved and adopted without the concurrence of any other holder of Shares. Pursuant to Section 228(a) of the Delaware General Corporation Law, any action required by the Delaware General Corporation Law to be taken at any meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote of the stockholders of the Company if a written consent, setting forth the action for taken, shall be signed by the holders of a majority of the outstanding Shares. The Purchaser has executed and delivered to the Company a written consent (the "Consent") in lieu of a meeting of stockholders approving and adopting the Merger Agreement and, in accordance with Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), authorizing the consummation of the Merger no earlier than 20 calendar days after this Information Statement is first mailed to stockholders of the Company. In accordance with Section 228(d) of the Delaware General Corporation Law, this Information Statement constitutes notice of the approval of the Merger Agreement and the consummation of the Merger without a meeting of stockholders by less than unanimous consent to all stockholders of the Company.

     The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. As used in this Information Statement, "Effective Time" means the effective time of the Merger under the Delaware General Corporation Law.

                 PROCEDURE FOR RECEIPT OF MERGER CONSIDERATION


     Valid Surrenders of Shares. A Letter of Transmittal will be sent to you under separate cover following the consummation of the Merger. For Shares to be validly surrendered pursuant to the Merger, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, must be received by ChaseMellon Shareholder Services, L.L.C., as the paying agent (the "Paying Agent") at one of its addresses set forth in the Letter of Transmittal and either (i) certificates representing Shares must be received by the Paying Agent or (ii) such Shares must be delivered by book-entry transfer.

     Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Merger. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer.

     Signature Guarantee. Signatures on Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act) or of the National Association of Securities Dealers, Inc. (the "NASD"), or by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution" (as defined in Rule 17Ad-15 under the Exchange
Act) (each of the foregoing constituting an "Eligible Institution"), unless the Shares delivered therewith are delivered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made to a person other than the registered holder, then the certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE STOCKHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE AGGREGATE MERGER CONSIDERATION PAYABLE TO A STOCKHOLDER, SUCH STOCKHOLDER MUST PROVIDE THE PAYING AGENT WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT HE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

                                APPRAISAL RIGHTS

     Stockholders of the Company are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262") as to Shares owned by them. Set forth below is a summary description of Section 262. Section 262 is reprinted in its entirety as Annex II to this Information Statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX II. THIS SUMMARY AND ANNEX II SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO COMPLY STRICTLY WITH THE PROCEDURES SET FORTH HEREIN AND THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

     In accordance with Section 262, any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of this Information Statement, demand in writing from the Company, the appraisal of the fair value of such stockholder's Shares. Such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the fair value of such stockholder's Shares. Any stockholder (other than a record owner who is acting as a nominee holder for different beneficial owners) seeking to exercise appraisal rights for a portion, but not all, of such stockholder's Shares should consult with legal counsel before taking any such action. The Company believes that Delaware law has not clearly addressed the ability of such a stockholder to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares. Stockholders should be aware of the risk that should a stockholder seek to exercise appraisal rights with respect to a portion, but not all, of such stockholder's Shares, the Company may assert that by doing so such stockholder has waived such stockholder's appraisal rights and a Delaware court may find that such stockholder has so waived such stockholder's appraisal rights. A stockholder who elects to exercise appraisal rights must mail or deliver such stockholder's written demand to the President of the Company at 3220 East 26th Street, Vernon, California 90023.

     A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the certificate or certificates representing his Shares. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such demand must be executed by the fiduciary. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Shares as a nominee for others, may exercise appraisal rights with respect to the Shares held for all or less than all beneficial owners of Shares as to which such person is the record owner. In such case, the written demand must set forth the number of Shares covered by such demand. Where the number of Shares is not expressly stated, the demand will be presumed to cover all Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

     Within 120 days after the Effective Time, either the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court of Chancery (the "Delaware Chancery Court") demanding a determination of the fair value of the Shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine which stockholders are entitled to appraisal rights and will appraise the Shares formerly owned by such stockholders, determining the fair value of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Chancery Court is to take into account all relevant factors.

     Stockholders considering seeking appraisal should note that the "fair value" of their Shares determined under Section 262 could be more than, the same as or less than $12.00 per Share, and that opinions of investment banking firms as to fairness, from a financial point of view, are not opinions as to fair value under Section 262. The cost of the appraisal proceeding many be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal.

     From and after the Effective Time, no stockholder who has duly demanded appraisal in compliance with Section 262 will be entitled to vote for any purpose the Shares subject to such demand or to receive payment of dividends or other distributions on such Shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered in the Merger Agreement; after this period, a stockholder may withdraw such stockholder's demand for appraisal only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive the Merger Consideration in cash, without interest thereon, upon surrender of the certificates that formerly represented their Shares. Inasmuch as the Company has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

     Set forth below is a description of the background of the Offer and the Merger, including (i) a brief description of the material contacts between Jim
L. Turner, the President and Chief Executive Officer of Parent and Holdings, and the officers and directors of the Company regarding the transactions described herein and (ii) a summary of certain material meetings of the Board of Directors of the Company regarding the transactions described herein. During the time period from the emergence of the Company from bankruptcy in August 1996 (see "BUSINESS -- General") until the consummation of the Offer, the Board of Directors of the Company consisted of the following five individuals: Bart S. Brodkin, Jack R. Attwood, William Langley, Monroe L. Lowenkron, and Daniel D. Villanueva.

     Since the consummation of the Plan of Reorganization (as defined under "BUSINESS -- General") and the emergence of the Company from bankruptcy, the Company's senior management had actively studied the changing and competitive bottling environment, and analyzed how the Company's current and future products and services might best compete in the changing marketplace. That analysis caused the Company to consider exploring strategic opportunities to combine with other bottling operations and to consider conducting talks with other companies regarding such potential transactions.

     Mr. Lowenkron and Mr. Turner have known each other personally and professionally for many years. Mr. Lowenkron was employed by a number of well-known soft drink franchise companies, including A&W Brands, Inc. ("A&W Brands"). Mr. Lowenkron was the Chief Executive Officer and a director of A&W Brands and its predecessors from 1980 through 1993. A&W Brands produces and sells a number of soft drink concentrates (including concentrates for A&W and SQUIRT brand products) to soft drink bottlers, including Parent. Mr. Lowenkron and Mr. Turner also served together on the board of directors of G. Heileman Brewing Company, Inc. On innumerable occasions during the course of their relationship, Mr. Turner and Mr. Lowenkron have discussed the soft drink industry generally and Parent's business specifically. With respect to Parent's business, these discussions included Mr. Turner's goals and strategies for Parent, as well as the potential for expanding Parent's business base through appropriate acquisitions.

     In connection with the Company's strategic objectives (as described above), on December 18, 1996, Mr. Lowenkron telephoned Mr. Turner. Mr. Lowenkron and Mr. Turner discussed, in general terms, the objectives of the Company and Parent, the potential opportunities and benefits that might arise as a result of a combination of the two companies, and whether Mr. Turner would be interested in further exploring a possible business combination involving Parent and the Company. Mr. Lowenkron stated that he would have Ed Whiting of Whitman, Heffernan, Rhein & Co., then the Company's financial advisors, call Mr. Turner to follow-up on their discussion.

     On December 20, 1996, Mr. Brodkin, who is also the President and Chief Executive Officer of the Company, telephoned Mr. Turner to follow-up on Mr. Turner's conversation with Mr. Lowenkron. Mr. Turner advised Mr. Brodkin that he would be interested in exploring a business combination, but that he would need to visit the Company to obtain additional information before he could proceed any further.

     On December 23, 1996, Mr. Whiting telephoned Mr. Turner to discuss Parent's interest in a potential business combination with the Company. Mr. Turner indicated to Mr. Whiting that he would be interested in visiting the Company and obtaining additional information in order to evaluate such a transaction.

     On January 3, 1997, Mr. Brodkin telephoned Mr. Turner. According to Mr. Brodkin, Mr. Whiting had suggested that Mr. Brodkin call Mr. Turner to set up a meeting to provide Mr. Turner with additional information in order for Parent to evaluate a potential business combination with the Company. The meeting took place on January 16, 1997. Attendees were Mr. Turner, Mr. Whiting, Mr. Brodkin and Rick Ferguson, the Chief Financial Officer of the Company. Mr. Brodkin and Mr. Ferguson presented certain historical financial data concerning the Company and responded to questions raised by Mr. Turner. Mr. Turner indicated that he would have an interest in pursuing an acquisition of the Company. Mr. Whiting stated that he believed that the then three major stockholders of the Company would likely require a price in the range of $11 to $12 per share in such a transaction. On January 17 and 18, 1997, Messrs. Turner, Brodkin and Ferguson discussed by telephone certain information regarding the Company and Messrs. Brodkin and Ferguson responded to certain follow-up questions raised by Mr. Turner.


     On January 18, 1997, Mr. Turner telephoned Mr. Lowenkron, who, Mr. Turner had been advised, had been appointed by the Company's Board of Directors to head a committee (the "Strategic Committee") to review any offers to acquire the Company. Mr. Turner and Mr. Lowenkron agreed that Mr. Turner would meet with the committee on February 6, 1997 to present a proposal for acquiring the Company. The Strategic Committee was comprised of Mr. Lowenkron and William Langley. Messrs. Lowenkron and Langley each held options to purchase Shares and Mr. Lowenkron also serves on the Board of Directors of Triarc Companies, the parent company of Royal Crown Cola Co. and Mistic Brands, Inc. See "Interests of Certain Persons in the Merger" below.


     On January 27, 1997, the Company and Parent executed a confidentiality agreement.


     On February 6, 1997, Mr. Turner and certain of Parent's legal and financial advisors met with Mr. Lowenkron, William Langley (who, Mr. Turner was then advised, was the other member of the committee appointed by the Board of Directors of the Company), and the Company's outside counsel. Mr. Turner and Parent's financial advisors presented the material terms of Parent's proposal for acquiring the Company. The proposal contemplated a tender offer followed by a back-end merger, with the stockholders of the Company receiving $12.00 per share in the transaction. The committee then informed Mr. Turner and his advisors that they would discuss Parent's proposal with the entire Board of Directors of the Company. That discussion was held on February 6, 1997.


     On February 7, 1997, Mr. Brodkin telephoned Mr. Turner and informed him that the Company's Board of Directors was willing to continue to explore the possibility of entering into a mutually acceptable transaction with Parent. Mr. Brodkin informed Mr. Turner that the Board of Directors had instructed the Company's representatives to proceed with the negotiation of definitive documents. Over the next three weeks, representatives of Parent conducted a "due diligence" investigation of the Company and representatives of the Company and Parent negotiated the Merger Agreement and the details of the transactions contemplated thereby.

     On February 13, 1997 and February 19, 1997, the Board of Directors of the Company was briefed by Messrs. Brodkin and Ferguson as to the status of the "due diligence" investigation of the Company being conducted by representatives of Parent as well as the status of the negotiations of the Merger Agreement.

     On February 26, 1997, Texas Commerce Bank National Association ("TCB") and Chase Securities Inc. ("CSI") delivered to Parent a commitment letter to provide debt financing for the Offer and the Merger and a copy was provided to the Company's Board of Directors and representatives. Effective February 26, 1997, the

Company and Parent entered into a new confidentiality agreement that superseded their prior confidentiality agreement.

     Negotiations among the Company, Parent, and their respective representatives continued through February 28, 1997 with respect to various matters, including the economic terms of the Merger, and the legal and financial advisors of the Company and Parent completed their due diligence review of the Company. On February 28, 1997, the parties reached agreement on the final terms of the Merger Agreement and the related transactions contemplated thereby.


     On Friday, February 28, 1997, the Company's Board of Directors held a meeting to discuss the proposed Offer and Merger, the Merger Agreement, and the related transactions contemplated thereby. After reviewing the transaction with the Company's legal and financial advisors and hearing the presentation of Houlihan Lokey, the Board of Directors discussed the proposed Offer and Merger and all transactions contemplated thereby. The Board of Directors of the Company unanimously approved the Offer, the Merger and the Merger Agreement and resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer. The Strategic Committee took no formal action in connection with the Offer and the Merger. The Merger Agreement was executed and delivered in the late afternoon on February 28, 1997.


     In reaching its conclusion and recommendation described above, the Board of Directors of the Company considered the following factors:

          1. the terms of the Merger Agreement;

          2. the opinion of Houlihan Lokey to the effect that, as of the date of its opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Shares (other than the Purchaser and its affiliates) pursuant to the Offer and the Merger, taken together, was fair to such holders from a financial point of view. The full text of Houlihan Lokey's written opinion, which sets forth the assumptions made, matters considered, and limitations on the review undertaken by Houlihan Lokey, is attached hereto as Annex III. HOLDERS OF SHARES ARE URGED TO READ THE OPINION OF HOULIHAN LOKEY CAREFULLY IN ITS ENTIRETY;

          3. the fact that the $12.00 per Share to be paid pursuant to the Offer represented a premium over the valuation of the Shares upon the consummation of the Plan of Reorganization and the emergence of the Company from bankruptcy in August 1996 and subsequent trading prices of the Shares;

          4. the familiarity of the Board of Directors with the financial condition, results of operations, business, prospects, and strategic objectives of the Company and the conditions of the bottling industry;

          5. the Parent's and the Purchaser's financial condition, results of operations, cash flows, competitive position, and prospects;

          6. the high regard of management of the Company for the integrity and operating ability of the Parent and the recommendation of management (considered in light of the matters described or referred to under "Interests of Certain Persons in the Merger" below);

          7. the fact that the Merger Agreement, which prohibits the Company, its subsidiaries, or its affiliates from initiating, soliciting, or encouraging any potential Acquisition Proposal, does permit the Company (conditioned upon the execution of confidentiality agreements) to furnish non-public information to, allow access by and participate in discussions and negotiations with any third party that has submitted a bona fide and unsolicited Acquisition Proposal to the Company, provided that (i) such third party has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal and (ii) the Board of Directors, upon advice of counsel, determines that failure to so act would constitute a breach of its fiduciary duties;

          8. the provisions of the Merger Agreement that require the Company to pay the Purchaser a termination fee of $2,500,000 and reimburse the Purchaser for its out-of-pocket expenses (subject to a maximum amount of $750,000) under certain circumstances as described above under "Merger Agreement -- Fees and Expenses";

          9. the structure of the transaction, including the fact that the Offer will permit stockholders to receive cash for their Shares and the terms and conditions of the commitment letter provided by TCB and CSI; and

          10. the regulatory approvals required to consummate the Merger, and the prospects for receiving all such approvals.

     The Board of Directors did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed their position and recommendation as being based on the totality of the information presented to and considered by them.

     On Monday, March 3, 1997, the first business day following the execution and delivery of the Merger Agreement, Parent and the Company issued a joint press release announcing the execution and delivery of the Merger Agreement.

     On March 7, 1997, Parent commenced the Offer. Approximately 77% of the outstanding Shares were tendered prior to the expiration of the Offer at midnight on April 3, 1997. Parent consummated the Offer on April 4, 1997.


     On April 17, 1997, the Company filed a preliminary draft of this Information Statement with the Securities and Exchange Commission (the "Commission"). On such date, the staff of the Commission (the "Staff") informed the Company's representatives that they would review such preliminary draft and would provide comments thereon. Because the Staff's review would result in a delay in the mailing of the Information Statement and, therefore, the consummation of the Merger, the Company, Parent and Purchaser entered into a First Amendment to Agreement and Plan of Merger, dated as of April 28, 1997 (the "First Amendment"), amending one of the termination provisions of the Merger Agreement. Specifically, the Merger Agreement had provided that, under certain specified circumstances, either Parent or the Company could terminate the Merger Agreement if the Merger were not consummated on or before the 45th calendar day following the consummation of the Offer (i.e., May 19, 1997). Pursuant to the First Amendment, the referenced provision was amended to permit termination under the specified circumstances in the event the Merger was not consummated promptly following the resolution of all questions or comments raised by the Commission in connection with its review of the Information Statement. The First Amendment was approved by the Board of Directors of the Company by means of a unanimous written consent as permitted under the Delaware General Corporation Law.


OPINION OF HOULIHAN LOKEY


     The Company engaged Houlihan Lokey to render an opinion to the Company's Board of Directors as to the fairness from a financial point of view to the Company's shareholders of the cash consideration of $12.00 per Share to be received by the shareholders in the Offer and the Merger (the "Opinion"). Houlihan Lokey was not engaged to represent the shareholders or to render any opinion to them, and the Opinion did not, and does not, constitute a recommendation to the shareholders as to how to vote or otherwise act in connection with the Offer or the Merger.



     Houlihan Lokey delivered to the Board of Directors of the Company the Opinion, which was to the effect that, as of the date of the Opinion and based on and subject to certain matters as stated therein, the consideration to be received in the Offer and the Merger by the holders of the Shares was fair, from a financial point of view, to such holders. The Opinion was dated February 28, 1997, and did not take into account any matters that have occurred after that date. The full text of the Opinion is attached as Annex III hereto and should be read in its entirety. The Opinion is necessarily based on business, economic, market and other conditions as they existed and could be evaluated by Houlihan Lokey as of the date of the Opinion.



     Pursuant to an engagement letter with Houlihan Lokey, the Company agreed to pay Houlihan Lokey a fee of $200,000 for its services, $100,000 of which was payable upon the execution of the engagement letter and the remainder of which was payable upon delivery by Houlihan Lokey to the Company of its written opinion as to the consideration to be received by holders of Shares pursuant to the Offer and the Merger. No portion of that fee was contingent upon the consummation of the Offer or the Merger or the conclusions reached in the Opinion. The Company also agreed to reimburse Houlihan Lokey for its reasonable out-of-pocket expenses (up to $10,000 limit), and to indemnify Houlihan Lokey and certain related parties against certain liabilities, including liabilities under the federal securities laws.



     Houlihan Lokey, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities. Houlihan Lokey also acted as both the financial advisor to the unofficial committee of noteholders in connection with the recent reorganization of the Company and as the principal selling agent in connection with the sale of the Company's Puerto Rican subsidiary. The Company selected Houlihan Lokey as its financial advisor because Houlihan Lokey is a nationally recognized investment banking firm that has substantial experience in valuation and financial analysis and based on Houlihan Lokey's familiarity with the Company as a result of the above-referenced activities.



     The Opinion did not address the Company's underlying business decision to effect the Offer and the Merger. The consideration to be received by the holders of the Shares in the Offer and the Merger pursuant to the Merger Agreement was determined through negotiations between the Company and Parent. Houlihan Lokey did not, and was not requested by the Company to, make any recommendations as to the form or amount of consideration to be paid to the shareholders in connection with the Offer and the Merger. In addition, Houlihan Lokey was not requested to, and did not, solicit third party indications of interest in acquiring all or part of the Company. Furthermore, at the Company's request, Houlihan Lokey did not negotiate or advise the Company with respect to alternatives to the Offer and the Merger. Houlihan Lokey expressed no opinion with regard to the terms and/or fairness of the Merger Agreement (as that term is defined in the Opinion), other than the consideration to be received by the holders of Shares in the Offer and the Merger pursuant thereto. There were no limitations imposed by the Board of Directors or management on the scope of the investigation performed by Houlihan Lokey for the purpose of rendering the Opinion.



     In arriving at its opinion, Houlihan Lokey: (i) reviewed the Company's annual report to shareholders on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994 and quarterly reports to shareholders on Form 10-Q for the quarter ended September 30, 1996; (ii) reviewed Company prepared, unaudited financial and operating statements for the five fiscal years ended December 31, 1996; (iii) reviewed the following documents: the Merger Agreement; the Company's 1996-1997 Stock Option Plan; the Company's Management Incentive Plan; the Company's 1997 Cost Reduction Plan; and the Company's Disclosure Statement dated June 19, 1996; (iv) reviewed the various Company prepared operating and other statements presented to Parent by the Company on February 7, 1997; (v) met with or held discussions with certain members of the senior management of the Company to discuss the Company's operations, financial condition, future prospects and projected operations and performance of the Company; (vi) visited certain facilities and business offices of the Company;
(vii) reviewed forecasts and projections of the Company's financial performance prepared by management for the years ending December 31, 1997-2000; (viii) reviewed the historical market prices and trading volume for the Company's publicly traded securities and selected individual block trades; (ix) reviewed certain confidential detailed information regarding the Company's 1997 financial performance, the Company's compensation arrangements and employee benefit plans, and the Company's franchise assets and fixed assets; (x) reviewed certain other publicly available financial data for certain companies that Houlihan Lokey deemed comparable to the Company, and publicly available prices and premiums paid in other transactions that Houlihan Lokey considered similar to the Offer and the Merger; and, (xi) conducted such other studies, analyses and inquiries as Houlihan Lokey deemed appropriate.



     In connection with its review, Houlihan Lokey did not assume any responsibility for independent verification of any of the foregoing information and relied on such information as being complete and accurate in all material respects. In addition, Houlihan Lokey did not make any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Houlihan Lokey furnished with any such valuation or appraisal. With respect to the financial projections referred to above, Houlihan Lokey assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management as to the future financial performance of the Company.

Houlihan Lokey's opinion is necessarily based on the financial, economic, market and other conditions existing on and the information made available to Houlihan Lokey as of the date thereof.



     The summary of Houlihan Lokey's analyses set forth below does not purport to be a complete description of the analyses underlying the Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, as such, is not readily susceptible to summary description. In arriving at the Opinion, Houlihan Lokey did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based on its experience in rendering such opinions. Accordingly, Houlihan Lokey believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and the Opinion.



     The following paragraphs summarize the material analyses performed by Houlihan Lokey in arriving at the Opinion:



     Analysis of Recent Acquisition Transactions. Using publicly available information, Houlihan Lokey reviewed selected multiples paid in mergers and acquisitions involving soft drink bottling companies which Houlihan Lokey deemed relevant. In particular, Houlihan Lokey focused on multiples of Total Invested Capital ("TIC") (which was defined as the purchase price paid for the common and preferred equity of the target company, plus all interest bearing liabilities at book value, less excess cash) to trailing twelve months revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"), and multiple of TIC to the Direct Store Door ("DSD") case volume manufactured and sold by the target company in the previous twelve months. This analysis was refined to differentiate targets on the basis of their brand affiliations. In particular, Houlihan Lokey differentiated targets affiliated with The Coca-Cola Company and PepsiCo (i.e., branded bottlers) from independent bottlers. Based on this differentiation, the Company is an independent bottler.



     Houlihan Lokey reviewed the following acquisitions of independent bottlers for which public information was available; the acquisition of Seven-Up/RC Bottling Company of Puerto Rico by an investor group; the acquisition of KGB Holdings, Inc. by an investor group; the acquisition of Vess Beverage Company by Cott Corporation; the acquisition of Mid-Continent Bottlers by an investor group. In addition, Houlihan Lokey reviewed the following acquisitions of branded bottlers for which public information was available: the acquisition of Coca-Cola of Puerto Rico by De La Cruz Companies; the acquisition of Wichita Coca-Cola Bottling Co. by Coca-Cola Enterprises, Inc.; the acquisition of three bottlers previously owned by Coca-Cola Company by Coca-Cola Enterprises, Inc.; the acquisition of Johnson Coca-Cola Bottling Group by Coca-Cola Enterprises, Inc.; the acquisition of the bottling business of General Cinema by PepsiCo, Inc.; and the acquisition of the bottling business of GenCorp, Inc. (Pepsi brand) by IC Industries.



     For transactions involving independent bottlers for which public information was available, the multiples of TIC to revenues for the acquired companies for the latest twelve month period prior to closing averaged 0.6x, and ranged from 0.4x to 0.9x. The multiples of TIC to EBITDA for the latest twelve month period prior to closing averaged 6.9x, and ranged from 6.5x to 7.4x. The multiples of TIC to DSD case sales for the twelve month period prior to closing averaged $3.77 per DSD case, and ranged from $2.42 per DSD case paid by an investor group for Mid-Continent Bottlers to $7.25 per DSD case paid by an investor group for Seven-Up/RC Bottling Company of Puerto Rico. Excluding the transaction for Seven-Up/RC Bottling Company of Puerto Rico, multiples of TIC to DSD case sales for the twelve month period prior to closing averaged $2.61 per DSD case, and ranged from $2.42 per DSD case to $2.74 per DSD case. Houlihan Lokey noted that the implied TIC value for the Company based upon the offer represented 0.3x revenues, 8.1x EBITDA and $2.83 per DSD case.



     For transactions involving branded bottlers for which public information was available, the multiples of TIC to revenues for the acquired companies for the latest twelve month period prior to closing averaged 1.5x, and ranged from 0.6x to 2.4x. The multiples of EBITDA for the latest twelve month period prior to closing averaged 11.8x, and ranged from 7.5x to 14.7x. The multiples for DSD case sales for the twelve month period prior to closing averaged $6.98 per DSD case, and ranged from $3.66 per DSD case to $13.08 per DSD case.

Based on the foregoing, Houlihan Lokey observed that independent bottlers trade at discounted multiples relative to branded bottlers. Based on a comparison of the aforementioned average transactions multiples, such discount ranged from 41.3% based on multiples of TIC to EBITDA to 61.9% based on multiples of TIC to revenue.



     Analysis of Selected Publicly Traded Comparable Companies in the Carbonated Soft Drink Industry. Using publicly available information, Houlihan Lokey reviewed the stock and other public securities prices and market multiples of the common stock of the following companies: Coca-Cola Enterprises, Inc.; Coca-Cola Bottling Co. Consolidated; The Coca-Cola Bottling Group (Southwest), Inc.; Texas Bottling Group, Inc.; All American Bottling Company; and Pepsi-Cola Puerto Rico Bottling Company. Houlihan Lokey believes these companies are engaged in lines of business that are generally similar to those of the Company. Houlihan Lokey determined the equity value (defined as the shares outstanding times the current share price) and derived the Total Invested Capital (defined as the equity value determined above, plus all interest bearing liabilities at book value, less excess cash) for each of the comparable companies for which there was sufficient public information (i.e., Coca-Cola Enterprises, Inc. and Coca-Cola Bottling Co. Consolidated). Houlihan Lokey calculated a range of such TIC values as a multiple of revenues, EBITDA and earnings before interest and taxes ("EBIT"); however, an emphasis was placed on multiples of TIC to EBITDA. TIC as a multiple of the latest twelve months revenues averaged 1.4x and ranged from 1.1x to 1.7x, TIC as a multiple of the latest twelve months EBITDA averaged 10.2x and ranged from 8.0x to 11.5x, and TIC as a multiple of the latest twelve months EBIT averaged 19.1x and ranged from 13.1x to 25.0x. However, Houlihan Lokey noted that such multiples were skewed upward owing to recent acquisitions effectuated by Coca-Cola Enterprises, Inc., the operating results of which were not fully reflected in the operating performance for the latest twelve months. Also, both of the companies which filed sufficient public information to be included in this component of Houlihan Lokey's analysis were branded bottlers. Owing to the fact that the Company is an independent bottler, Houlihan Lokey adjusted the observed market multiples to reflect the discount applied to independent bottlers by the public markets. Lastly, market multiples for publicly traded companies represent the value of a transferable minority ownership position and hence, do not incorporate the premium that acquirors are generally willing to pay to garner a controlling majority ownership position. In order to compare market multiples for a transferable minority interest with a transfer of a control position, Houlihan Lokey applied a control premium to the valuation of a transferable minority equity interest in the Company suggested by this market multiple analysis. Based on this analysis, the theoretical value per common share for a controlling interest in the Company ranged from $7.73 to $9.15.



     Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company on a stand alone basis utilizing a set of underlying operating projections that were developed by the Company and disclosed pursuant to the Company's Plan of Reorganization. Such projections were modified somewhat to reflect recent changes in the Company's business plan not incorporated in the original projections. Utilizing such projections, Houlihan Lokey calculated the theoretical unlevered discounted present value for the Company by adding together the present value of (i) the projected stream of unlevered free cash flow through the year 2000 for the Company and (ii) the projected value of the Company at the end of year 2000 (the "Terminal Value"). The Terminal Value was determined using a range of multiples of EBITDA from 6.0x to 7.0x. The unlevered after-tax discount rates utilized in the discounted cash flow analysis ranged from 14.5% to 16.5%. The theoretical value of the Company based on such projections produced a range of value per share of Company common stock of $6.83 and $8.98.


PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is to enable Parent, through Purchaser, to acquire, in one or more transactions, control of the Board, and the entire equity interest in, the Company. The Offer was intended to increase the likelihood that the Merger will be completed promptly.

     Pursuant to the Merger Agreement and prior to the consummation of the Offer, (i) Messrs. Attwood, Langley and Villanueva tendered their resignations as directors to the Company, such resignations to become effective upon the consummation of the Offer, and (ii) Parent designated the following persons to be appointed as directors of the Company, such appointments to become effective upon the consummation of the

Offer: Jim L. Turner, who is also the Chairman of the Board, President and Chief Executive Officer of Parent, William O. Hunt, Holly S. Lovvorn, and Thomas J. Taszarek. The Board of Directors of the Company accepted the foregoing resignations, approved an increase in the size of the Board of Directors to six members and appointed the four persons designated by Parent to the Board of Directors. Accordingly, upon the consummation of the Offer, the four designees of Parent became directors of the Company.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Information with respect to certain contracts, agreements, arrangements, or understandings between the Company and certain of its executive officers, directors, or affiliates is set forth below.

     Management Agreements. At a meeting held on October 31, 1996 of the Personnel & Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), which committee was comprised of Jack Attwood and Monroe L. Lowenkron, the Compensation Committee recommended that the Board of Directors review and evaluate the employment agreement between the Company and Bart S. Brodkin, the Chief Executive Officer of the Company. After a series of negotiations between the Compensation Committee and Mr. Brodkin, on January 22, 1997, the Company entered into a Second Amended and Restated Management Agreement with Mr. Brodkin (the "Brodkin Management Agreement"). The annual compensation payable by the Company to Mr. Brodkin under the Brodkin Management Agreement is $400,000. The Brodkin Management Agreement expires on December 31, 1999, and, as executed, provided for automatic one-year renewals unless terminated upon written notice by either party at least 90 days prior to the end of the year. In addition, the Brodkin Management Agreement provides for severance benefits to be paid in a lump sum by the Company to Mr. Brodkin upon a Change of Control (as defined in the Brodkin Management Agreement).

     The Brodkin Management Agreement was amended in connection with the negotiation of the Merger Agreement. See "THE MERGER AGREEMENT -- Other Matters -- Management Agreements".


     On February 10, 1997, the Company entered into Management Agreements with each of Rick Ferguson and Roy Breneman (the "Ferguson Management Agreement" and the "Breneman Management Agreement," respectively). Each of the Ferguson Management Agreement and the Breneman Management Agreement provides for severance benefits to be paid by the Company in a lump sum to Messrs. Ferguson and Breneman, respectively, upon a Change of Control (as defined in each of the Ferguson Management Agreement and the Breneman Management Agreement). The Ferguson Management Agreement was amended in connection with the negotiation of the Merger Agreement to provide for the termination thereof immediately prior to the consummation of the Offer. See "THE MERGER AGREEMENT -- Other
Matters -- Management Agreements". In connection with Mr. Breneman's disability, in late April 1997, Mr. Breneman and the Company agreed to a termination of his employment with the Company.


     Stock Option Plans. Pursuant to the terms and conditions of the Reorganization Plan, the Company granted, on February 3, 1997, options to purchase Shares to its executive officers (collectively, the "Management Options") as follows: Rick Ferguson, options to purchase 32,000 Shares; Joe Chalmers, options to purchase 22,000 Shares; Lou Janicich, options to purchase 22,000 Shares; Roy Breneman, options to purchase 22,000 Shares; Tom Theriault, options to purchase 22,000 Shares; Derrick Snider, options to purchase 13,800 Shares; Tom Holborow, options to purchase 13,800 Shares; Jose Mejia, options to purchase 5,500 Shares; Steve Walb, options to purchase 5,500 Shares; and Bart Brodkin, options to purchase 160,549 Shares. The exercise price under the Management Options was determined in accordance with the formula set forth in the form of such options approved under the Plan of Reorganization and was equal to $7.30 per Share.

     Upon the exercise of the stock purchase warrant held by WB Bottling Corporation and pursuant to anti-dilution provisions contained in such stock purchase warrant, the holders of Management Options were entitled to receive additional options pursuant to anti-dilution provisions contained in the Management Options. Such additional options were granted as follows: Rick Ferguson, options to purchase 1,800 Shares; Joe Chalmers, options to purchase 1,250 Shares; Lou Janicich, options to purchase 1,250 Shares; Roy Breneman, options to purchase 1,250 Shares; Tom Theriault, options to purchase 1,250 Shares; Derrick Snider, options to purchase 775 Shares; Tom Holborow, options to purchase 775 Shares; Jose Mejia, options to purchase 300 Shares; Steve Walb, options to purchase 300 Shares; and Bart Brodkin, options to purchase 8,980 Shares.

     At a meeting of the Compensation Committee held on October 31, 1996, the Compensation Committee resolved to recommend to the Board of Directors of the Company that a stock option plan be approved for certain managers and directors of the Company. On January 30, 1997, the Compensation Committee made their recommendation to the Board of Directors and the Board of Directors authorized, approved, and adopted the terms and conditions of the 1996-1997 Stock Option Plan (the "Stock Option Plan"). Pursuant to the terms and conditions of the Stock Option Plan, on February 4, 1997, the Company granted options to purchase Shares, at an exercise price of $8.00 per Share, to its executive officers and directors (collectively, the "Employee/Director Options" and, together with the Management Options, the "Options") as follows: Rick Ferguson, options to purchase 13,900 Shares; Joe Chalmers, options to purchase 10,250 Shares; Lou Janicich, options to purchase 10,250 Shares; Roy Breneman, options to purchase 6,850 Shares; Tom Theriault, options to purchase 10,250 Shares; Derrick Snider, options to purchase 8,300 Shares; Tom Holborow, options to purchase 8,300 Shares; Jose Mejia, options to purchase 2,150 Shares; Steve Walb, options to purchase 2,150 Shares; Bart Brodkin, options to purchase 225,622 Shares; Jack Attwood, options to purchase 21,000 Shares; Monroe Lowenkron, options to purchase 21,000 Shares; William Langley, options to purchase 21,000 Shares; and Daniel Villanueva, options to purchase 21,000 Shares.

     The Options were exercised in connection with, and the net shares issued thereunder were tendered and purchased in, the Offer.


     Director Compensation. Non-employee directors of the Company are paid an annual retainer of $20,000 plus an additional fee of $1,000 for each meeting of the Board of Directors of the Company attended and are reimbursed for expenses incurred in attending meetings of the Board of Directors. The annual retainer for 1997 was paid in January 1997.


     Other Directorships. Monroe L. Lowenkron, a director of the Company, serves on the Board of Directors of Triarc Companies, the parent company of Royal Crown Cola Co. and Mistic Brands, Inc. The Company purchases extracts, concentrates and finished products from both such companies pursuant to franchise agreements. In 1996, purchases from both such companies totalled approximately $8,844,000. The Company from time to time incurs trade debt in the ordinary course of business for purchases of extracts, concentrates and finished products from such companies. Management believes that the terms of such trade debt are no less favorable to the Company than the terms of trade debt granted by such companies to other of their respective franchisee companies.

     Director Liability and Indemnification. Under the Delaware General Corporation Law, a corporation has the power to indemnify any director or officer against expenses, judgments, fines, and settlements incurred in a proceeding, other than an action by or in the right of the corporation, if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or not opposed to the best interests of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. In the case of an action by or in the right of the corporation, the corporation has the power to indemnify any officer or director against expenses incurred in defending or settling the action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification may be made when a person is adjudged liable to the corporation, unless a court determines such person is entitled to indemnity for expenses, and then such indemnification may be made only to the extent such court shall determine. The Delaware General Corporation Law requires that to the extent an officer or director of a corporation is successful on the merits or otherwise in defense of any third-party or derivative proceeding, or in defense of any claim, issue, or matter therein, the corporation must indemnify the officer or director against expenses incurred in connection therewith.

     Under the Delaware General Corporation Law, a corporation may adopt a provision in its certificate of incorporation that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision may not eliminate or limit director monetary liability for:
(i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of laws; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or
(iv) transactions in which the director received an improper personal benefit. The Company's Certificate of Incorporation includes such a provision.

     The Company's By-Laws provided that the Company will, to the fullest extent permitted by the Delaware General Corporation Law, indemnify all persons whom it has the power to indemnify against all of the costs, expenses, and liabilities incurred by them by reason of having been officers or directors of the Company, or any subsidiary of the Company or any other corporation for which such persons acted as officer or director at the request of the Company.

     The Merger Agreement also contains covenants that will require the Surviving Corporation to maintain the Company's current director and officer liability coverage (or replacement insurance with similar coverage) for a period of two years after the Effective Time and to indemnify the officers and directors of the Company. See "THE MERGER AGREEMENT -- Indemnification" and "THE MERGER AGREEMENT -- Directors' and Officers' Insurance."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material federal income tax consequences of the Merger to stockholders whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands Shares are capital assets, and may not apply to holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Receipt of the Merger Consideration. The receipt by a stockholder of the Merger Consideration (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) in exchange for such Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a stockholder will recognize gain (or loss) equal to the difference between his adjusted tax basis in the Shares converted to cash in the Merger and the amount of cash received therefor. Gain (or loss) must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) converted to cash in the Merger. Such gain (or loss) will be capital gain (or loss) and will be long-term gain (or loss) if, at the Effective Time, the Shares were held for more than one year. President Clinton has proposed legislation which would require a holder to determine adjusted basis for Shares based on the average of such holder's total adjusted basis for Shares. Among other things, such proposal may affect the federal income tax consequences of the receipt of the Merger Consideration by stockholders holding blocks of Shares with different holding periods. However, it is not possible to predict whether such proposal will be enacted into law or, if so, whether such legislation will apply to the Merger.

     Backup Withholding. Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a stockholder under the backup withholding rules will be allowed as a credit against such stockholder's federal income tax liability; provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institu-tions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with his own tax advisor as to his qualification for exemption from withholding and the procedure for obtaining such exemption.

     REGULATIONS. Early termination of the waiting period under the HSR Act was granted on March 17, 1997. No other regulatory approval is required for the Merger.

     The Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of the Company. At any time, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, a copy of which is attached hereto as Annex I.

     Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or any of its subsidiaries of such number of Shares which represents at least 65% of the outstanding Shares on a fully-diluted basis, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of the Company) as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon request of Parent, to promptly satisfy the Board Percentage by increasing the size of the Board or using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and to cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors. The term "Continuing Directors" means (i) each member of the Board on the date of the Merger Agreement who voted to approve the Merger Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms (but subject to the conditions) set forth in the Merger Agreement, Purchaser will be merged with and into the Company. In the Merger, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned directly or indirectly by the Company or by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive $12.00 net per Share in cash, without any interest thereon, less any required withholding taxes. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, filings with the Commission, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens and other matters.


     Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, consents and approvals, noncontravention, information supplied, board recommendation, financing, absence of certain agreements and other matters.

     Conduct of Business Pending the Merger. The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Parent, the Company will conduct its business in the usual, regular and ordinary course of business in substantially the same manner as conducted prior to the date of the Merger Agreement and shall use all reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve relationships with third parties with whom it has business dealings to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. The Company has further agreed that it shall not: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of any employee benefit plan as in effect on the date of the Merger Agreement; (iv) grant any options, warrants or rights to purchase Shares; (v) amend the terms of or reprice any option or amend the terms of the Stock Option Plan; or (vi) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any Company voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company voting debt or convertible securities, other than (a) issuances of Shares upon the exercise of options that are outstanding on the date of the Merger Agreement or (b) the issuance of Shares upon the exercise of warrants that are outstanding on the date of the Merger Agreement; (vii) make or propose to make any changes in its Certificate of Incorporation or Bylaws; (viii) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto;
(ix) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business; (x) create or otherwise permit to exist any subsidiary of the Company; (xi) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets except dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to the Company; (xii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;
(xiii) take or agree to take any action that is reasonably likely to result in any of the Company's representations or warranties contained in the Merger Agreement being untrue in any material respects or any of the Company's covenants contained in the Merger Agreement not being satisfied in all material respects; (xiv) increase in any manner the compensation of directors, officers or key employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the effective time of the Merger by any of the existing benefit plans or employee arrangements as in effect on the date of the Merger Agreement to any such director, officer or key employee, enter into any new, or materially amend any existing, employment, severance or termination agreement with any such director, officer or key employee or, except as may be required by law, become obligated under any new employee benefit plan or employee arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (xv) assume or incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or act as guarantor for any such indebtedness, issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others, or enter into any lease (whether such lease is an operating or a capital lease) or create any mortgages, liens or security interests or other encumbrances on Company property or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person except for indebtedness incurred by the Company from time to time for working capital purposes in the ordinary course of business under the Company Credit Agreement (as defined under "Financial Arrangements");
(xvi) enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract;
(xvii) take any action, other than in the ordinary course of business consistent with past practice or as required by the Commission or by law, with respect to accounting policies, procedures and practices; or (xvii) incur any capital expenditures other than those set forth on a schedule to the Merger Agreement.

     Other Agreements. The Company, Parent and Purchaser have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement subject to Stockholder approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. Parent and the Company have also made certain agreements regarding publicity, access to information and confidentiality.

     No Solicitation. From and after the date of the Merger Agreement until the termination thereof, neither the Company, nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being collectively referred to as "Representatives"), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that the Board is not prohibited from (i) furnishing information to, or entering into discussions with, any person or entity that makes an unsolicited written bona fide Acquisition Proposal (provided that such person or entity has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal) if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to Stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and
(C) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; or (ii) failing to make or withdrawing or modifying its recommendation to the Stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to accept the Offer and tender their Shares pursuant thereto, if there exists an Acquisition Proposal and the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to Stockholders under applicable law; or (iii) making a "stop-look-and-listen" communication with respect to the Offer or the Merger Agreement of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of an Acquisition Proposal meeting the requirements of clause (i) above. The term "Acquisition Proposal" means any of the following transactions (other than the transactions among the Company, Parent and Purchaser contemplated in the Merger Agreement) involving the
Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company, computed on the basis of book value, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Parent a fee in immediately available funds equal to $2,500,000 (less the amount of certain reimbursable expenses) upon the termination of the Merger Agreement in accordance with the terms thereof if any of the following events occurs (each, a "Trigger Event"): (i) the Board shall have (A) withdrawn or adversely modified in any material respect or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or the Merger Agreement or (B) made a "stop-look-and-listen" communication as provided in the Merger Agreement less than five business days prior to the 45th calendar day after the date of the commencement of the Offer, or (C) failed to reaffirm its approval or recommendation of the Offer, the Merger or the Merger Agreement in the event an Acquisition Proposal has been made to the Company prior to the consummation of the Offer; or (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal. In the event (i) the Merger Agreement shall be terminated in accordance with its terms, (ii) on or after August 15, 1996 and at or prior to such termination, any person or group of persons shall have made an Acquisition Proposal (each such person or member of a group of such persons being referred to as a "Designated Person"), and (iii) either (A) a transaction contemplated by the term "Acquisition Proposal" shall be consummated, on or before the one year anniversary of the termination of the Merger Agreement, with any Designated Person or any affiliate of any Designated Person or (B) the Company shall enter into an agreement, on or before the one year anniversary of the termination of the Merger Agreement, with respect to an Acquisition Proposal with any Designated Person or any affiliate of any Designated Person and a transaction contemplated by the term "Acquisition Proposal" shall thereafter be consummated with such Designated Person or affiliate thereof, then the Company shall pay to Parent a fee in immediately available funds equal to $2,500,000 (less the amount of certain reimbursable expenses and any amount paid in connection with the termination of the Merger Agreement upon the occurrence of a Trigger Event), such fee to be paid contemporaneously with the consummation of such contemplated transaction. The Company also agreed to pay to Parent upon demand an amount, not to exceed $750,000, to reimburse Parent and Purchaser for their Expenses (as defined in the Merger Agreement), if certain conditions to the Offer were not met as of the final expiration of the Offer and Parent was not then in material breach of the Merger Agreement. Any amounts payable to Parent pursuant to the foregoing that are not paid when due shall bear interest at the rate of 9% per annum from the date due through and including the date paid.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date (as defined below under "Timing") of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that Parent and Purchaser shall vote all Shares purchased pursuant to the Offer in favor of the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Purchaser or the Surviving Corporation in connection therewith, (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking the condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated,
(iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger; and (v) Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, 65% of the outstanding Shares of the Company on a fully diluted basis; provided that this condition shall be deemed to have been satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.


     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent by (a) mutual written consent of the Company and Parent or by mutual action of their respective Boards of Directors;
(b) either the Company or Parent, (i) prior to consummation of the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in the Merger Agreement, which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or the Merger shall have become final and non-appealable; (c) either the Company or Parent, so long as such party has not breached its obligations under the Merger Agreement, if the Merger shall not have been consummated promptly following the resolution of all questions or comments raised by the Commission in connection with its review of the Information Statement; provided, that such right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (d) Parent in the event that a Trigger Event has occurred prior to the consummation of the Offer (see "Fees and Expenses" above); (e) Parent in the event an Acquisition Proposal has been made to the Company prior to the consummation of the Offer and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and the Merger Agreement on or before the fifth business day following the date on which Parent shall request such reaffirmation; (f) Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any of the conditions to the Offer; (g) the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 45th calendar day after the date of commencement of the Offer; (h) by the Company, if the Board of Directors of the Company shall fail to make or withdraw or modify its recommendation that the stockholders approve the Merger Agreement and the Merger and accept the Offer and tender their Shares pursuant thereto if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company, or their respective affiliates, officers, directors or shareholders, except to the extent that such termination results from the material breach by a party to the Merger Agreement of any of its representations or warranties, or any of its covenants or agreements (subject to certain limitations) or as otherwise provided in the Merger Agreement.


     Indemnification. The Merger Agreement provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the Delaware General Corporation Law to indemnify its own directors or officers, as the case may be, and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     Directors' and Officers' Insurance. For a period of two years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that after the Merger Agreement is approved by the stockholders of the Company, no such amendment or modification shall(i) reduce the amount or change the form of consideration to be delivered to the holders of Shares, (ii) change the date by which the Merger is required to be effected, or (iii) change the amounts payable in respect of the options or warrants as set forth in the Merger Agreement.

     Timing. The Merger Agreement provides that the closing of the Merger shall occur on the second business day after satisfaction of the conditions set forth in the Merger Agreement (the "Closing Date"). The Merger shall become effective upon such filing or at such time thereafter as may be provided in the certificate of merger to be filed with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law, on the date of the closing of the Merger or as soon as practicable thereafter.

     The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

     Delaware Law. The Company has elected in its charter to not be subject to
Section 203 of the DGCL. Accordingly, the restrictions of Section 203 of the DGCL do not apply to the transactions contemplated by the Merger Agreement.
Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. As described above, the foregoing description of Section 203 of the DGCL does not apply to the Merger.

  Other Matters

     Management Agreements. The Company and Bart S. Brodkin, the President and Chief Executive Officer of the Company, are parties to the Brodkin Management Agreement, which sets forth the principal terms of Mr. Brodkin's employment by the Company. The Company and Rick Ferguson, the Chief Financial Officer of the Company, are parties to the Ferguson Management Agreement, which provides for the payment of certain amounts to Mr. Ferguson upon the termination of his employment under certain circumstances following a "change of control" of the Company. See "THE MERGER -- Interests of Certain Persons in the Merger." As a condition to the execution and delivery of the Merger Agreement, Parent required
(i) the Company and Mr. Brodkin to enter into an agreement amending certain of the terms of the Brodkin Management Agreement (the "Brodkin Amendment") and (ii) the Company and Mr. Ferguson to enter into an agreement terminating the Ferguson Management Agreement (the "Ferguson Agreement"). Parent is a third party beneficiary of the Brodkin Amendment and Ferguson Agreement, neither of which may be amended without Parent's prior written consent. Both the Brodkin Amendment and the Ferguson Agreement became effective immediately prior to the Purchaser's purchase of Shares in the Offer; absent such purchase, the Brodkin Management Agreement and the Ferguson Management Agreement would have remained in full force and effect.

     The Brodkin Amendment, among other things, significantly amended certain of the provisions regarding severance payments to, and continued fringe benefits for, Mr. Brodkin following the termination of his employment. In this regard, the special provisions requiring the Company to pay to Mr. Brodkin an amount equal to three times his base salary and bonus and to maintain certain benefits for him for 36 months if his employment is terminated under certain circumstances following a "change of control" of the Company have been eliminated. In addition, under the Brodkin Amendment, the circumstances constituting "good reason" under which Mr. Brodkin may resign and obtain severance benefits have been significantly narrowed and certain procedural requirements for the benefit of Mr. Brodkin that would have been applicable if he had been terminated under certain circumstances constituting "cause" have been terminated. Also, the Brodkin Amendment eliminated Mr. Brodkin's right to receive certain severance payments in the event he resigns other than for "good reason". The Brodkin Management Agreement provided for automatic successive one year renewals, absent contrary notice by the Company or Mr. Brodkin; pursuant to the Brodkin Amendment, the automatic extension is limited to one additional year, and such extension is still subject to neither party giving contrary notice. The Brodkin Amendment did not alter the base salary provided under the Brodkin Management Agreement or Mr. Brodkin's rights to participate in the Company's annual bonus program. The Ferguson Agreement terminated the Ferguson Management Agreement.

     The foregoing summaries of certain of the terms of the Brodkin Amendment and the Ferguson Agreement are not complete descriptions of the respective agreements and are qualified in their entireties by reference to the full texts thereof, which are incorporated by reference herein and copies of which have been filed with the Commission as exhibits to the Company's Schedule 14D-9 relating to the Offer. The Brodkin Management Agreement, the Ferguson Management Agreement, the Brodkin Amendment and the Ferguson Agreement may be examined, and copies thereof may be obtained, as set forth under "Available Information" below.

                             FINANCIAL ARRANGEMENTS

     In connection with the consummation of the Offer, Parent entered into an amendment to its existing Credit Agreement, dated as of February 18, 1993, among Parent, TCB, as agent, and the various lenders that are parties thereto (such amendment is referred to herein as the "Credit Agreement Amendment" and such Credit Agreement, as in effect prior to the Credit Agreement Amendment, is referred to herein as the Parent Credit Agreement"). Pursuant to the Amendment, the term loan facility under the Credit Agreement was increased from $37.3 million to $115 million, the additional proceeds of which were to be used (i) to fund the purchase of Shares in the Offer, (ii) to fund the payment of the Merger Consideration, (iii) to refinance certain existing debt of the Company, and (iv) to pay fees and expenses incurred in connection with the Offer and the Merger. In addition, pursuant to the Credit Agreement Amendment, the revolving credit facility under the Credit Agreement, which provides for revolving borrowings of up to $35 million at any time outstanding, was amended to permit the use of proceeds thereunder for the foregoing purposes. In connection with the consummation of the Offer, Parent borrowed approximately $72.7 million under the amended term loan facility.

     In connection with the consummation of the Offer, the Company executed and delivered to Parent a promissory note providing for revolving borrowings by the Company from Parent of up to $35 million at any time outstanding (the "Company Note"). Parent advanced $23.4 million pursuant to the Company Note, the proceeds of which were used to repay all indebtedness outstanding under the Credit Agreement, dated as of August 2, 1996, among the Company, the lenders party thereto and General Electric Capital Corporation (the "Company Credit Agreement") and related fees and expenses. The Company Note is payable upon demand by Parent. Amounts outstanding under the Company Note bear interest at the "Alternate Base Rate" (as defined in the Parent Credit Agreement) as in effect from time to time plus 1%.

     Parent and Purchaser estimate that the total amount of funds required by the Purchaser to fund the aggregate Merger Consideration payable in respect of the remaining 1,219,513 Shares outstanding will be $14.6 million excluding any fees and expenses related thereto.

                                    BUSINESS

GENERAL


     The Company, is among the largest beverage distributors in the United States, and is one of the largest bottlers of Seven-Up in the United States. The Company manufactures and distributes a broad range of beverage products in Southern California, Central California, and in portions of Nevada and New Mexico. The Company has the exclusive right within its territories to manufacture and/or distribute Seven-Up (lemon-lime), Royal Crown (cola), A&W (root beer and cream soda), Sunkist (orange and lemonade), Hawaiian Punch (fruit punch), Schweppes (ginger-ale and mixers), Evian (imported still water), Perrier (imported mineral water), Welch's (grape, strawberry and pineapple), Mistic (teas and juices), Yoo-Hoo (chocolate drink) and in its New Mexico franchise territory, Snapple (teas and juices). The Company's consolidated net sales in 1996 were $294,491,000, which includes $37,935,000 of net sales from the Company's wholly-owned subsidiary, the Seven-Up/RC Bottling Company of Puerto Rico, Inc. ("Puerto Rico"), which was divested in June 1996 in connection with the Plan of Reorganization described below.


     The Company competes as an independent bottler on the basis of its large portfolio of franchised brands, its significant combined market share, its ability to market, distribute and merchandise its products effectively and favorable demographics within its territories. The Company's portfolio of franchised brands consists of highly recognizable trademarks that are in almost all cases the first ranking brand in their respective beverage flavor categories. The Company's combined market share of its franchised brands and products that are produced under contract manufacturing agreements, enables it to realize purchasing, manufacturing, marketing and delivery efficiencies. Additionally, the Company's territories have many attributes that contribute to revenue growth in the beverage industry, including a favorable climate and a high density of retail outlets in populous areas.

     The Company's products are made available to its customers through a network of distribution facilities that are strategically positioned within major population areas, and it distributes essentially all of its products directly to retail outlets through its direct-store-door ("DSD") distribution system. Through its DSD distribution system, the Company provides efficient, high-quality service to the more than 35,000 retail outlets that it serves. These retail outlets include supermarkets, warehouse clubs, convenience stores and other retail establishments that serve a combined population of over 30 million consumers.

     The Company's business strategy is to manufacture and distribute a franchised portfolio of leading trademarked beverages in each beverage flavor category and to create an additional source of revenue through contract manufacturing. In accordance with this strategy, its Liquitrend division ("Liquitrend") engages in contract manufacturing, which utilizes excess production capacity by manufacturing beverage products for a variety of small, independent franchisors, retailers selling private label products and wholesalers that distribute private label products for consumption both inside and outside of the United States.

     On May 13, 1996, the Company and its then parent, Beverage Group Acquisition Corporation, a Delaware corporation ("BGAC"), filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. BGAC had no independent operations and was a wholly-owned subsidiary of WB Bottling Corporation ("WB Bottling"), a privately held Delaware corporation. On May 16, 1996, the Company and BGAC filed their Joint Plan of Reorganization; subsequently, the Company and BGAC filed their First Amended Joint Plan of Reorganization dated June 19, 1996 (the "Plan of Reorganization"). The Plan of Reorganization was consummated on August 15, 1996. Pursuant to the Plan of Reorganization, $140,000,000 aggregate principal amount of 11.5% Senior Secured Notes Due 1999 of the Company (the "Senior Secured Notes"), together with the accrued interest thereon, was discharged. In connection with such discharge, the holders of the Senior Secured Notes received 98% of the equity of the Company (subject to dilution to the extent certain warrants and options to be granted by the Company are exercised, and $55 million of proceeds from the sale of the stock of Puerto Rico. In addition, BGAC was merged into the Company.

     The Company's executive offices are located at 3220 East 26th Street, Vernon, California 90023. The telephone number at the Vernon location is (213) 268-7779.

BEVERAGE INDUSTRY

     Soft drinks are the most widely consumed beverage in the United States. Retail sales for the American soft drink industry in 1995 were estimated to be approximately $52 billion, of which approximately 58% were cola sales. Historically, the soft drink industry has been an industry of continual change and evolution. It is characterized by a relative absence of technological risk, lack of foreign competition and significant barriers to entry, primarily due to geographic exclusivity agreements with franchisors. Its competitive climate requires bottlers and franchisors to adapt quickly to market challenges, including changes in consumer tastes and package preferences and continuing developments in manufacturing and distribution methods.

TERRITORIES AND PRODUCTS

     The warm climate in the Company's territories considerably influences the trend towards higher per capita consumption of beverages. In addition, the high density of retail outlets in populous areas of its territories results in lower distribution costs.

     Unlike its principal competitors, the Company does not rely on any one trademark for a substantial majority of its sales. This diversification results in each brand receiving significant attention from the Company while providing the franchisor with the marketing and merchandising benefits of a larger bottler. The Company is committed to the profitability of its DSD business and does not seek to gain market share at the expense of profitability. The following table shows the percentage of DSD case sales for 1996 for each of the brands distributed in its territories:

                           BRAND                                %
                           -----                              -----
Seven-Up....................................................   45.1
A&W Brands..................................................   10.6
Royal Crown.................................................    9.6
Sunkist.....................................................    8.1
Evian.......................................................    5.7
Hawaiian Punch..............................................    5.6
Welch's.....................................................    3.9
Schweppes...................................................    2.9
Perrier.....................................................    1.4
Other (including fountain)..................................    7.1
                                                              -----
                                                              100.0
                                                              =====

     Liquitrend manufactures a variety of beverage products pursuant to short-term and long-term contracts. Liquitrend also exports beverage products to Mexico and the Far East.

     The Company's portfolio of franchised brands consists of highly recognizable trademarks that are market leaders in their respective beverage flavor categories. The Company believes that it is able to achieve a competitive number of promotional displays and a competitive amount of shelf space in retail outlets because of the strength and diversification of the trademarks in its brand portfolio.

     The Company's brand portfolio has a significantly higher combined market share of the beverages sold in its territories as compared to most other independent bottlers. However, Coca-Cola and Pepsi-Cola together account for over 60% of the soft drinks sold in these territories. The Company believes that it is able to effectively compete in its territories because its combined market share gives it marketing and merchandising advantages that it would not otherwise have with a smaller or less diversified portfolio.

BOTTLING RIGHTS

     The Company has agreements with franchisors pursuant to which it has the exclusive right to manufacture and/or distribute certain beverage products in specified territories, and generally has non-exclusive rights to produce, distribute and market certain soft drink syrups in premix (ready-to-use) and postmix (concentrated) form for fountain sales.

     Syrup concentrates are one of the primary ingredients of beverage products. Concentrate formulas are highly proprietary and are owned solely by the respective franchisors. The franchisors manufacture and sell to the Company concentrates from which the beverage products are produced. The franchisors are entitled to set the price for their concentrate unilaterally. Under the franchise agreements, in connection with the marketing and distribution of the beverage products, the Company has the right to use the trade names and trademarks and associated patents, copyrights, designs and labels, all of which are owned by the respective franchisors.

     The Company considers its franchise agreements with Cadbury Beverages North America (trade names of Seven-Up, A&W, Sunkist, Welch's, Schweppes, Canada Dry and Crystal Light), Royal Crown Cola Co., and Great Brands of Europe, Inc. to be material to its operations. These and other franchise agreements generally contain certain affirmative obligations that include, but are not limited to, maintenance of sufficient production and distribution facilities to satisfy fully the demand for the various beverage products in its territories, maintenance of quality control standards as prescribed by the franchisor, maintenance of sound financial capacity, use of best efforts to promote sales, submission of annual marketing, management, and advertising plans for approval (which approval may not be unreasonably withheld) and the submission of reports as to the implementation of these plans. The agreements generally prohibit the Company from engaging in specific activities, including, but not limited to, distributing or selling the beverage products outside the specified franchise territories, producing or handling competing products or other products or packages that would imitate, infringe upon or cause confusion with the beverage products, trade dress, containers or trademarks of the franchisor and assigning, transferring or pledging an agreement, or any interest therein, whether voluntarily, involuntarily or by operation of law, without prior consent. No franchisor has ever terminated any of the Company's franchise agreements as a result of the breaching of any provisions thereof and the Company considers its relationship with each of the franchisors to be satisfactory.

     However, on July 28, 1995, the Company received a notice of termination of the distribution agreement dated September 12, 1990 (the "Distribution Agreement") with Great Brands of Europe, Inc. ("GBE"). The Distribution Agreement grants the Company the exclusive right to distribute Evian Water in Southern California. In its notice of termination, GBE stated its belief that termination was justified, based on the Company's decision to suspend interest payments on its Senior Secured Notes. Additionally, the termination notice stated that the Company would be allowed to distribute Evian Water on an at will basis. GBE's notice of termination was not effective until the expiration of the contractually specified cure period. Before the cure period (as extended by agreement between the parties) expired, the Company and GBE reached a settlement pursuant to which the termination notice was withdrawn and the Distribution Agreement was amended. The Distribution Agreement, as amended on January 12, 1996, grants certain termination rights to GBE in the event that certain execution performance standards are not met.

     The Company's franchise agreements are either perpetual or for several years with automatic renewals. A franchisor may terminate the rights to produce, market and distribute products upon an event of default by the Company and in certain other limited circumstances. Events of default include, but are not limited to, failure to fulfill the affirmative obligations or violations of the prohibited activities as described above. The Company generally may terminate an agreement at any time without cause by giving proper notice to the franchisor.

MANUFACTURING

     The Company produced 34.8 million cases in 1996 in its Vernon and Buena Park, California, and its Albuquerque, New Mexico manufacturing plants.

     The Company's largest manufacturing plant is located in Vernon, California, which is a combination manufacturing and distribution facility built in 1977. The Vernon plant operates two bottle lines and two can lines that can produce 42 million cases annually. The Company's Buena Park plant is diversified with four separate lines that produce cans, bottle, fountain products and pasteurized products. The Buena Park facility has a 27 million annual case capacity. The Albuquerque plant is a combined manufacturing and distribution facility that is capable of producing 3 million cases annually with one can line and one bottle line.

     The manufacturing process consists of receiving, batching, filling and packaging product. Empty containers are received in bulk and are moved from the supplier's trailers to de-palletizing equipment, which automatically places the empty containers on conveyors that carry them to the filling equipment. Treated water, concentrate, sweetener and additives are combined in large stainless steel tanks and are mixed, or "batched," with a motorized impeller. Each respective batch is then carbonated and sent to the filling equipment. At the same time, containers arrive by conveyor and are rinsed to remove any particulate matter. At the Vernon and Buena Park facilities, the containers are "air-rinsed" using ionized air and vacuum to remove dust particles. The filling equipment fills the air-rinsed containers with batched product at extremely high speeds. At the Vernon and Buena Park facilities, the containers are filled with batched product at ambient water temperature. This warm-fill process eliminates costs associated with refrigeration of the product (to reduce foaming in the filling process) and its subsequent warming (to reduce packaging damage caused by condensation). The filled cans and bottles are then automatically scanned or manually inspected to test filling level and cap or end placement. Cans are either packaged in multi-pack cartons or in corrugated trays and fastened with plastic rings. Bottles are usually packaged in returnable plastic shells. Each packaged case is then automatically transported to a "palletizer" where it is stacked on a wooden pallet to be stored before distribution.

     The Company purchases concentrate for its franchised brands directly from franchisors in accordance with franchise agreements. Price increases for concentrate are not limited by such agreements, but are imposed unilaterally by franchisors and have been historically 3 to 5% annually. The majority of the Company's other raw materials are purchased through a national cooperative of "non-Coke/Pepsi" bottlers that meet minimum volume requirements. The cooperative leverages the combined purchasing volume of its members in the negotiation of raw material costs. Most raw material contracts are for a period of one year or less. As a member of the cooperative, the Company believes that its costs for raw materials are comparable to those of its competitors. Key raw materials and their approximate percentage of material costs for 1996 include: concentrate (32.3%); aluminum cans (21.9%); purchased finished goods (including Evian, Snapple, Perrier and Yoo-Hoo) (18.6%); plastic bottles (9.0%); sweetener (8.4%); glass bottles (2.6%); packaging (1.9%); and other (5.3% including bottle closures and additives). The Company believes that adequate alternative sources exist for the majority of its raw materials with the exception of concentrate and purchased finished goods.

     The Company maintains a stringent quality control program. Automatic quality testing is performed on all of its products prior to and during the bottling process. A microbiologist and skilled technicians are kept on staff to test product, containers and packaging.

     The Company maintains an inventory management program that minimizes raw material inventory carrying costs and potential spoilage. In addition, only one day's supply of certain raw materials are kept on hand, including sweetener, cans and bottles.

SALES AND DISTRIBUTION

     The Company's sales methods differ according to its geographic markets and specific customer segments with sales oriented towards high-volume customers such as large retail chains, which results in economies of scale in selling and distribution expenses. Product orders are taken in advance by a salesperson and are generally delivered and merchandised within 24 hours by other employees.

     The Company utilizes its distribution channels to maximize market penetration with its principal method of distribution being DSD. DSD is the Company's preferred method of distribution because the Company has greater control over the sales, marketing and merchandising of its products. Deliveries are made by the Company's fleet of delivery vehicles located at each of its distribution facilities.

     The scope of Liquitrend's activities may be limited by the terms of the Company's franchise agreements and excess manufacturing capacity as Liquitrend utilizes this excess capacity to indirectly participate in other geographic markets. Liquitrend manufactures products for beverage or retail grocery companies that lack sufficient volume to justify the capital investment of a manufacturing plant.

     The Company makes cold drinks available to consumers through vending machines, fountain equipment and visi-coolers (bottler identified refrigerated cabinets). Vending machines are either sold, leased or loaned to retail outlets or distributors who are responsible for machine maintenance and product restocking. Visi-coolers are generally loaned to large retail outlets and convenience stores. In addition, the Company is involved in full-service vending. This process requires that the Company fill and service these vending machines and that a commission on sales is paid to the owner of the establishment at which the vending machine is placed. Fountain equipment dispenses products in restaurants, bars, amusement parks, theaters and other similar locations. The Company sells either premix, a ready-to-use product, or postmix, a concentrated product, to retailers in stainless steel or disposable containers for use in fountain equipment. However, the Company's fountain market share is not significant.

     During 1996, no single customer accounted for 10% or more of the Company's sales, and the Company is not dependent on any single customer. A significant portion of the Company's sales are made to large retail chains. However, because consumer demand requires these chains to stock the Company's products and because they are the only distributor of its products within its territories, the Company does not expect any of these large retail chains to discontinue its products.

MARKETING

     The marketing of beverage products is the primary basis of competition among soft drink bottlers. Successful bottlers must competitively price its products, creatively advertise in their territories and effectively execute promotional programs. The Company's marketing efforts are directed towards brand management, key account management, promotional activities and merchandising. The Company believes that its marketing programs allow it to compete effectively in its markets.

     Marketing programs for each of the Company's franchised brands are coordinated with the franchisors by its brand management group. National advertising campaigns are developed by the franchisors, while the Company's brand managers develop local advertising campaigns, implement brand development strategies, direct promotional activities on a company-wide basis and monitor marketing support in accordance with annual marketing agreements with the franchisors.

     The Company's success is closely tied to its on-going relationships with its key accounts. Key account managers are responsible for coordinating promotional activities for a select group of accounts. These activities include placing "feature" newspaper advertisements that coincide with competitive pricing programs, obtaining authorization from the customer for new products and packages, and designing customer promotional programs to meet specific customer needs.

     A significant portion of the Company's promotional efforts focus on off-invoice allowances, newspaper advertising and coupons. The goal of these activities is to competitively position the Company's brands in the marketplace and to obtain "feature" retail advertisements and end-aisle displays in high volume retail outlets. End-aisle and secondary displays are important marketing tools because they are tied to special promotions and feature advertisements that stimulate sales and encourage impulse purchases.

     The Company's merchandising activities seek to maintain high visibility and availability of its products in large grocery chains. Merchandisers are responsible for building displays in conjunction with promotional programs and restocking products on the beverage aisle of grocery stores. The Company assists its customers in obtaining maximum space utilization of the beverage aisle by employing a state-of-the-art computer program, which determines the most efficient use of shelf space based on sales volume and consumer preferences for product and packaging. This service is provided to its key accounts as a means of enhancing its relationship with these customers.

     Marketing expenditures are incurred by the Company and it's franchisors and through cooperative arrangements between the two. Retail promotional programs are the Company's most significant marketing expenditures and are paid for by the Company and supported through cooperative arrangements with its franchisors. National media advertising is funded by the Company's franchisors, while local media advertising is funded by the Company or through cooperative arrangements.

COMPETITION

     The soft drink industry is highly competitive. Over the past decade, the bottling industry has undergone significant horizontal consolidation (bottlers acquiring bottlers) and vertical consolidation (franchisors acquiring franchisors). Competition among bottlers is dependent on price, volume, advertising, promotional incentives and franchisor subsidies.

     The Company's principal competitors are Coca-Cola Enterprises, Inc. ("CCE") and the Pepsi-Cola Company ("COBO"), each of which is closely affiliated with its respective syrup company. Price competition between CCE and COBO has resulted in a consistent market-wide erosion of earnings over the past ten years.

     The Company competes in its markets by balancing the various elements that impact market share and profitability, and believes that long-term profitability is closely tied to market share stability. Additionally, the Company attempts to remain a "low-cost producer" through selected investments in manufacturing and distribution technology.

EMPLOYEES

     The Company employed 1,314 employees as of December 31, 1996. A majority of these employees (58%) are hourly workers covered by collective bargaining agreements. Various local chapters of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America represent employees at Las Vegas, Santa Maria and San Diego under contracts expiring in 1998, 1999 and 2001, respectively. The Company has not had any strikes or work stoppages in the past 20 years and considers its relationship with its employees to be satisfactory.

     On February 13, 1997, employees covered by the United Industrial Workers elected to be represented by the Amalgamated Industrial Workers Union. The Company does not expect that this event will have a significant impact on its future financial performance or the relationship with its employees.

GOVERNMENT REGULATION

     The production, distribution and sale of many of the Company's products are subject to the Federal Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, various Federal environmental statutes and various other Federal, state and local statutes regulating the production, sale, safety, advertising, labeling and franchising of beverages.

     California imposes a recycling fee on all containers of carbonated beverages. The fee is $.025 per container holding 24 ounces or less and $.05 per container holding 25 ounces or more, which may automatically be increased if target recycling rates are not reached. Containers of carbonated beverages must clearly display specific information, which informs consumers that the fee will be used exclusively for recycling efforts. The Company is required to pay the fee, but it is included on the invoice for products and assessed to the consumer at the retail level. The Company believes that future fee increases will be minimal because of the success of California's recycling program. However, a significant increase in the fee could materially decrease consumption of carbonated beverages in California.

     Substantially all of the Company's facilities are subject to federal, state and local laws regulating the environment. Compliance with these laws has not had any material effect upon the capital expenditures, net income or competitive position of the Company. Costs of compliance with existing and future environmental laws cannot be predicted with any degree of certainty and may significantly affect the Company's operations.

     The Company does not presently sell products in any state that requires deposits on bottle or can containers, but operating costs could be significantly affected if a national container deposit law were to be implemented.

PROPERTIES

     The Company's headquarters are located in Vernon, California, and it owns two combination manufacturing and distribution facilities, located in Vernon, California and Albuquerque, New Mexico and one manufacturing facility located in Buena Park, California. The Company has eleven additional distribution facilities, of which six are owned (located in Bakersfield, Orange, San Diego, San Fernando and Santa Maria, California and Las Vegas, Nevada) and five are leased (located in Fresno, El Centro, Oxnard, Redlands and Vernon, California). The leased facilities are subject to customary commercial leases with terms expiring between 1997 and 2003. The Company believes that its owned and leased facilities are sufficient to meet its operating requirements in the foreseeable future.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings other than those that occur in the normal course of business.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Company. The data for the periods from January 1, 1996 through August 15, 1996 and from August 16, 1996 through December 31, 1996 and for the years ended December 31, 1994 and 1995, and the data as of December 31, 1995 and 1996, were derived from the Company's Consolidated Financial Statements included elsewhere in this Information Statement and should be read in conjunction with those financial statements and notes thereto. The financial statements were audited by Arthur Andersen LLP, independent public accountants, whose report with respect thereto appears elsewhere in this Information Statement.

                                    REORGANIZED
                                    COMPANY(a)                   PREDECESSOR COMPANY(a)
                                    -----------   ----------------------------------------------------
                                    8/16-12/31    1/1-8/15           YEARS ENDED DECEMBER 31,
                                    -----------   --------   -----------------------------------------
                                       1996         1996       1995       1994       1993       1992
                                    -----------   --------   --------   --------   --------   --------
                                           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
  Net sales.......................    $ 91,647    $202,844   $396,725   $413,840   $371,062   $374,460
  Cost of goods sold..............      74,058     164,320    334,942    342,336    299,735    295,481
  Administrative, marketing and
     general expenses.............      13,575      27,841     47,935     48,437     47,342     49,876
  Depreciation and amortization...       3,688      10,399     18,180     17,251     17,983     18,428
  Restructure charges.............          --         547      5,015         --         --         --
                                      --------    --------   --------   --------   --------   --------
  Operating income (loss).........         326        (263)    (9,347)     5,816      6,002     10,675
  Interest expense................         838      12,871     23,057     21,626     19,938     21,222
  Other income, net(b)............          50      34,309        210         95        418      1,236
                                      --------    --------   --------   --------   --------   --------
  (Loss) income before income
     taxes, reorganization expense
     and extraordinary items......        (462)     21,175    (32,194)   (15,715)   (13,518)    (9,311)
  Reorganization expense(c).......          --      13,011         --         --         --         --
  Provision for income taxes......          --         345         --        185         --         --
                                      --------    --------   --------   --------   --------   --------
  (Loss) income before
     extraordinary items..........        (462)      7,819    (32,194)   (15,900)   (13,518)    (9,311)
  Extraordinary (gain) loss(d)....          --     (54,577)        --         --        826     11,223
                                      --------    --------   --------   --------   --------   --------
  Net (loss) income...............    $   (462)   $ 62,396   $(32,194)  $(15,900)  $(14,344)  $(20,534)
                                      ========    ========   ========   ========   ========   ========
Loss per common share:
  Net loss per common share.......    $    .09    $     --   $     --   $     --   $     --   $     --
                                      ========    ========   ========   ========   ========   ========
  Weighted average common shares
     outstanding..................       5,077          --         --         --         --         --
                                      ========    ========   ========   ========   ========   ========
Balance Sheet Data:
  Cash............................    $  3,813          --   $  5,949   $  6,982   $  3,746   $  4,148
  Property, plant and equipment,
     net..........................      56,790          --     79,945     87,388     83,447     87,496
  Total assets....................     121,370          --    192,133    243,834    210,198    212,407
  Total debt(e)...................      22,545          --    189,954    191,661    173,883    168,873
  Stockholders' equity
     (deficit)....................      52,663          --    (61,333)   (29,139)   (13,239)     1,105
Other Data:
  Capital expenditures............    $  3,356    $  5,228   $  5,208   $  5,138   $  5,446   $  4,742
  Book value per share............       10.37(f)       --         --         --         --         --
                                      --------    --------   --------   --------   --------   --------

---------------

(a) On May 13, 1996, the Company and its then immediate holding company parent, Beverage Group Acquisition Corporation, filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code in U.S. Bankruptcy Court for the District of Delaware. On August 15, 1996, the Plan of Reorganization was consummated and the Company emerged as a reorganized company from Chapter 11. Due to the reorganization and implementation of fresh start reporting, the Consolidated Financial Statements for the new reorganized company (period starting August 16, 1996) are not comparable to those of the predecessor company. The predecessor company included the Company and Puerto Rico through the date of disposition of Puerto Rico, which was June 30, 1996.

(b) For the period January 1, 1996 through August 15, 1996, the amount consists of five elements: 1) $31,715,000 related to the gain on the sale of Puerto Rico; 2) $1,200,000 from Quaker Oats relating to the termination of the Snapple contract manufacturing agreement; 3) $686,000 from the Plastic Recycling Corporation of California for prior year overcharges relating to plastic containers produced in California but shipped out-of-state; 4) $597,000 gain on the property exchange of the Las Vegas distribution facility with the Rio Hotel; and 5) $161,000 of income associated with a Puerto Rican joint venture and gain on sale of fixed assets.

(c) The 1996 reorganization expense consists of three elements: 1) $7,207,000 write-down of goodwill associated with fixed life franchise agreements, other intangibles, pallets and shells; 2) $4,904,000 of legal and other professional fees incurred in implementing the Plan of Reorganization; and
    3) $900,000 of other reorganization expense including employee severance and relocation expense of the Carson distribution facility due to the reorganization related termination of the facility lease.

(d) The 1996 extraordinary gain of $54,577,000 consists of two items: 1) $55,087,000 of extraordinary gain resulting from the discharge of indebtedness relating to the Senior Secured Notes ($140,000,000) and accrued interest ($24,756,000) offset by the securities principal payment from the sale of Puerto Rico ($55,000,000), the market value of the Common Stock exchanged for the old debt ($52,062,000) and the write-off of old debt issuance costs ($2,607,000); and 2) $510,000 relating to the write-off of old revolver debt issuance and collateral fees.

     The 1993 extraordinary items consist of accrued expenses for a prepayment premium and the write-off of deferred financing charges related to the revolving credit facilities replaced in February 1994. The 1992 extraordinary items consist of two transactions in connection with the recapitalization on August 11, 1992: 1) the write-off of $7,762,000 of debt issuance costs which was associated with debt which was retired early; and
     2) a prepayment premium to the holder of the Company's senior subordinated notes of $3,461,000.

(e) Total debt includes the current portion of long-term debt and capital lease obligation.

(f) As of December 31, 1997, there were 5,000,000 Shares issued and outstanding. Pursuant to the Company's Plan of Reorganization, the Company issued a warrant to purchase up to 280,893 Shares at an exercise price of $7.30 per Share. The book value per Share was determined assuming that the net shares issuable upon the exercise of such warrant had been issued as of December 31, 1996. The Company's Plan of Reorganization also provided for the grant of options to purchase up to 337,099 Shares at an exercise price of $7.30 per Share. None of those options had been granted as of December 31, 1996; all of such options were granted in 1997. See "THE MERGER -- Interests of Certain Persons in the Merger". Accordingly, the book value per Share does not reflect the impact of the issuance of any Shares upon the exercise of such options. Assuming such options had been issued as of December 31, 1996, and that the net shares issuable upon the exercise of such options had been issued as of such date, the net book value per Share would have been $10.17.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OF OPERATIONS

     The Company's primary measurement of unit volume is DSD cases. DSD case volume is defined as physical cases of beverage sold, including both ready-to-serve premix and postmix fountain products that are sold in bulk containers. Liquitrend's case volume is not combined in the Company's DSD case volume, but is included in net sales, cost of goods sold, and operating income. Liquitrend's net sales fluctuate from year to year based on the nature of the typical contract manufacturing contract which is negotiated on a month-to-month or quarter-to-quarter basis. Liquitrend's gross margins are significantly less than the gross margins for DSD because Liquitrend revenue is based solely on a contract manufacturing fee that is slightly more than the actual cost incurred for direct labor and indirect plant costs associated with the incremental Liquitrend case volume. The Liquitrend business is important to the Company's operating income because the incremental revenue offsets a significant portion of the fixed costs associated with the excess production capacity that exists during the non-summer months with cyclically lower DSD case volume.

COMPARISON OF THE COMPANY'S 1996 RESULTS OF OPERATIONS WITH THE COMPANY'S 1995 RESULTS OF OPERATIONS

     The following table set forth consolidated sales, cost of goods sold, administrative, marketing and general expenses, interest expense and net income for the twelve months ended December 31, 1996 and 1995. To facilitate a meaningful comparison of the Company's operating performance for these periods, the operations of the predecessor company and the reorganized company for 1996 have been combined. Additionally, the Company's Plan of Reorganization and recent restructuring resulted in the elimination and/or downsizing of several product lines, including the operations of Puerto Rico, Avalon, Snapple DSD, Snapple Liquitrend and Cott Liquitrend. For purposes of analysis, these product lines have been eliminated in the following tables to arrive at comparable sales, cost of goods sold and administrative, marketing and general expenses.

                                                                    REORGANIZED
                                               PREDECESSOR            COMPANY
                                          ----------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                          --------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated net sales..................  $396,725     $202,844       $91,647      $294,491
Less:
  Puerto Rico...........................    82,256                                   37,935
  Avalon................................    24,485                                    1,542
  Hot-Fill Liquitrend...................    25,700                                    9,665
  Cott Liquitrend.......................     4,784                                    1,067
  Snapple DSD...........................    15,620                                       --
                                          --------                                 --------
     Comparable sales...................  $243,880                                 $244,282
                                          ========                                 ========

     Consolidated net sales decreased to $294,491,000 in 1996 from $396,725,000 in 1995, or (26%). This decrease of $102,234,000 was due primarily to the implementation of the Company's Plan of Reorganization which included the disposition of its Puerto Rico subsidiary ($44,321,000) and the elimination of the unprofitable businesses of Avalon warehouse distribution ($22,943,000), Hot-Fill Liquitrend ($16,035,000) and Cott Liquitrend ($3,717,000). Additionally, Southern California's core DSD net sales were impacted $15,620,000 due to the termination of the Snapple distribution agreement with the Quaker Oats Company for the Southern California counties of Orange and San Bernardino during the fourth quarter of 1995.

     Comparable net sales increased to $244,282,000 in 1996 from $243,880,000 in 1995. DSD case volume increased 3% (when adjusted to exclude the loss of Snapple DSD volume) due to the Company's philosophy to become more price competitive in the major grocery chain segment and the addition of the Mistic trademark (natural teas and juices) which is owned by Triarc (owner of the Royal Crown trademark). The higher selling price associated with the Mistic trademark offset the costs associated with increased promotional activity in the major grocery chain segment, resulting in net sales increasing slightly in 1996 as compared to 1995.

                                                                    REORGANIZED
                                               PREDECESSOR            COMPANY
                                          ----------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                          --------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated cost of goods sold.........  $334,942     $74,058        $164,320     $238,378
Less:
  Puerto Rico...........................    65,925                                   30,857
  Avalon................................    22,511                                    1,511
  Hot-Fill Liquitrend...................    27,654                                   10,400
  Cott Liquitrend.......................     4,051                                      984
  Snapple DSD...........................    14,480                                       --
                                          --------                                 --------
          Comparable cost of goods
            sold........................  $200,321                                 $194,626
                                          ========                                 ========

     Consolidated cost of goods sold decreased to $238,378,000 in 1996 from $334,942,000 in 1995, or (29%). This decrease of $96,564,000 was due primarily to the implementation of the Company's Plan of Reorganization which included the disposition of its Puerto Rico subsidiary ($35,068,000) and the elimination of the unprofitable businesses of Avalon warehouse distribution ($21,000,000), Hot-Fill Liquitrend ($17,254,000) and Cott Liquitrend ($3,067,000). Additionally, Southern California's DSD cost of goods sold were impacted $14,480,000 due to the termination of the Snapple distribution agreement with the Quaker Oats Company for the Southern California counties of Orange and San Bernardino during the fourth quarter of 1995.

     Comparable cost of goods sold decreased to $194,626,000 in 1996 from $200,321,000 in 1995. This decrease of $5,695,000 reflects the efficiencies that were realized in the core DSD business from the successful implementation of the Plan of Reorganization and its direct impact on reducing both direct and indirect operating expenses.

                                                                    REORGANIZED
                                                PREDECESSOR           COMPANY
                                           ---------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                           -------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated administrative, marketing
  and general expenses...................  $47,935     $13,575        $27,841      $41,416
Less:
  Puerto Rico............................    6,312                                   2,687
  Avalon.................................    1,851                                     134
  Hot-Fill Liquitrend....................       --                                      --
  Cott Liquitrend........................      273                                      --
  Snapple DSD............................      120                                      --
                                           -------                                 -------
          Comparable administrative,
            marketing and general
            expenses.....................  $39,379                                 $38,595
                                           =======                                 =======

     Consolidated administrative, marketing and general expenses decreased to $41,416,000 in 1996 from $47,935,000 in 1995, or (14%). This decrease of
$6,519,000 was due primarily to the implementation of the Company's Plan of Reorganization which included the disposition of its Puerto Rico facility ($3,625,000) and the elimination of the unprofitable businesses of Avalon warehouse distribution ($1,717,000) and Cott Liquitrend ($273,000). Additionally, Southern California's DSD administrative, marketing and general expenses were impacted $120,000 due to the termination of the Snapple distribution agreement with the Quaker Oats Company for the Southern California counties of Orange and San Bernardino during the fourth quarter of 1995.

     Comparable administrative, marketing and general expense decreased to $38,595,000 in 1996 from $39,379,000 in 1995. This decrease of $784,000 represents primarily the reduction of administrative support employees that were eliminated as part of the downsizing segment of the Plan of Reorganization.


                                                                    REORGANIZED
                                                PREDECESSOR           COMPANY
                                           ---------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                           -------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated interest expense............  $23,057     $12,871          $838       $13,709


     Consolidated interest expense decreased to $13,709,000 in 1996 from $23,057,000 in 1995. This reduction of $9,348,000 was due primarily to the cancellation of the Senior Secured Notes pursuant to the Plan of Reorganization.

                                                                    REORGANIZED
                                                PREDECESSOR           COMPANY
                                           ---------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                           -------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated other income (expense)......  $   210     $34,309          $50        $34,359

     Consolidated other income increased to $34,359,000 in 1996 from $210,000 in 1995. This increase of $34,149,000 consists of the following five elements: 1) $31,715,000 related to the gain on the sale of Puerto Rico; 2) $1,200,000 received from Quaker Oats relating to the termination of the Snapple contract manufacturing agreement; 3) $686,000 from the Plastic Recycling Corporation of California for prior year overcharges relating to plastic containers produced in California but shipped out-of-state; 4) $597,000 gain realized on the property exchange of the Las Vegas distribution facility with the Rio Hotel; and 5) $49,000 of decreased other income relating to a Puerto Rican joint venture.

     Reorganization expense of $13,011,000 represents those costs incurred with the implementation of the Plan of Reorganization and consists of the following three elements: 1) $7,207,000 write-down of goodwill associated with fixed life franchise agreements, other intangibles, pallets and shells; 2) $4,904,000 of legal and professional fees incurred in implementing the Plan of Reorganization;
3) $900,000 of other reorganization expense including employee severance and relocation expense of the Carson distribution branch due to the reorganization-related termination of the facility lease.

     Extraordinary gain of $54,577,000 represents the net recognition of income associated with the cancellation of indebtedness relating to the implementation of the Plan of Reorganization and consists of the following: $140,000,000 gain resulting from discharge of indebtedness relating to the Senior Secured Notes and a $24,756,000 gain resulting from the forgiveness of the accrued interest on the Senior Secured Notes, offset by the $55,000,000 securities principal payment from the sale of Puerto Rico, the $52,062,000 market value of Common Stock exchanged for the Senior Secured Notes, the $2,607,000 write-off of old deferred financing costs and a $510,000 write-off of the old revolver debt issuance and collateral fees.


                                                                    REORGANIZED
                                               PREDECESSOR            COMPANY
                                          ----------------------   -------------
                                                     1/1 -- 8/15   8/16 -- 12/31   COMBINED
                                            1995        1996           1996          1996
                                          --------   -----------   -------------   --------
                                                    (DOLLAR AMOUNTS IN THOUSANDS)
Consolidated net income (loss)..........  $(32,194)    $62,396         $(462)      $61,934

     Consolidated net income increased to $61,934,000 in 1996 from a loss of $32,194,000 in 1995. This variance of $94,128,000 consists primarily of the following six elements, as set forth above: 1) $9,410,000 increase in operating income which includes a $4,468,000 reduction in restructuring expense; 2) $9,348,000 reduction in interest expense; 3) other income of $34,149,000 which includes a $31,715,000 gain on the sale of Puerto Rico; 4) reorganization expense of $13,011,000 relating to the implementation of the Plan of Reorganization; 5) provision for income taxes of $345,000; and 6) extraordinary gain of $54,577,000 which represents the net recognition of income associated with the cancellation of indebtedness relating to the implementation of the Plan of Reorganization.

COMPARISON OF THE COMPANY'S 1995 RESULTS OF OPERATIONS WITH THE COMPANY'S 1994 RESULTS OF OPERATIONS

     Total net sales decreased to $396,725,000 in 1995 from $413,840,000 in 1994, or 4.1%. This decrease was due to a net sales decrease of $29,163,000 at Southern California that was partially offset by a $12,048,000 net sales increase at Puerto Rico. Southern California's performance in 1995 was negatively impacted by a reduction in DSD case volume, reduced hot-fill contract packing sales and reduced sales of private label products. Puerto Rico's net sales increase was primarily the result of increased Snapple beverage sales.

     Net sales of Southern California's DSD product line decreased to $235,466,000 in 1995 from $252,961,000 in 1994, or 6.9%, due to a case sales decrease of 13.0%, which was greater than the market-wide reduction of measured carbonated soft drink (CSD) sales. This decrease was primarily the result of (i) Southern California's decision to increase its pricing during 1995 to offset raw material price increases, (ii) reduced levels of franchisor-supported price promotions, and (iii) aggressive competitive CSD pricing and promotional activity in this market. DSD net sales at Puerto Rico increased to $80,625,000 in 1995 from $69,768,000 in 1994, or 15.6%. This net sales increase was primarily the result of an approximate $12,500,000 increase in New Age and malta beverage sales, offset by a carbonated DSD soft drink sales decrease of approximately $1,643,000.

     Liquitrend's net sales increased to $56,149,000 in 1995 from $54,075,000 in 1994, or 3.8%. Restated to reflect approximately $13,683,000 of contractual raw material purchase increases, which had no impact on operating results as cost of goods sold was increased by a like amount, net sales decreased to $42,466,000 or 21.5%. As part of the Company's restructuring effort, hot-filled products will be downsized which will reflect lower sales in the future.

     Avalon's net sales decreased to $24,485,000 in 1995 from $37,036,000 in 1994, or 33.9%. This decrease was due to Southern California's decision to discontinue Avalon's DSD operation during the second quarter of 1995 and significantly lower sales of Southern California's value-priced Royal Island and Nehi products.

     Management believes that the factors that caused Southern California's net sales to decrease in 1995 are likely to continue in the foreseeable future.

     Cost of goods sold decreased to $334,942,000 in 1995 from $342,336,000 in 1994, or 2.2%. This decrease was primarily the result of lower direct material costs, variable transportation and production expenses associated with the net sales reduction in Southern California's operations, and the fourth quarter impact of Southern California's permanent work force reduction announced September 11, 1995. Offsetting this decrease were significant direct material increases related to Puerto Rico's net sales increase and Liquitrend's $13,683,000 contractual raw material cost increase offset by its corresponding sales increase.

     Administrative, marketing and general expenses decreased to $47,935,000 in 1995 from $48,437,000 in 1994, or 1.0%. This decrease was primarily the result of the fourth quarter impact of Southern California's permanent 205 employee work force reduction announced September 11, 1995. Partially offsetting this decrease were increased legal and litigation expenses, higher worker's compensation expense and increased expenses related to customer required implementation of delivery and invoicing information systems in Southern California. Puerto Rico's administrative, marketing and general expenses increased, primarily the result of variable marketing expenses related to its New Age and malta product sales increase.

     Interest expense increased to $23,057,000 in 1995 from $21,626,000 in 1994, or 6.6%, the result of higher interest rates on the Company's revolving credit facilities and an increase in the average borrowings outstanding.

     For the reasons set forth above, the Company's net loss before restructuring charges of $5,015,000, increased to $27,179,000 in 1995 from $15,900,000 in 1994, or 70.9%.

     The $5,015,000 restructuring charge includes approximately $2,459,000 of professional fees and expenses, $906,000 of charges in connection with severance costs associated with a work force reduction and $1,660,000 of costs related to certain equipment and real estate lease terminations.

     On September 11, 1995, Southern California announced a permanent reduction in its work force of 205 employees, divided almost equally between salary and hourly.

LIQUIDITY AND CAPITAL RESOURCES

     The table below sets forth a consolidated statement of cash flows for the twelve months ended December 31, 1996 and 1995. To facilitate a meaningful comparison of the Company's liquidity and capital resources for these periods, the cash flow for operating activities, investing activities and financing activities for the predecessor company and reorganized company for 1996 have been combined.

                                                                   REORGANIZED
                                              PREDECESSOR            COMPANY
                                         ---------------------    -------------
                                                   1/1 -- 8/15    8/16 -- 12/31    COMBINED
                                          1995        1996            1996           1996
                                         -------   -----------    -------------    --------
                                                   (DOLLAR AMOUNTS IN THOUSANDS)
Net cash (used in) provided by
  operating activities.................  $ 5,767    $  36,398        $(14,553)     $ 21,845
Net cash (used in) provided by
  investing activities.................   (5,091)      64,354          (3,316)       61,038
Net cash (used in) provided financing
  activities...........................   (1,709)    (103,825)         18,806       (85,019)
                                         -------    ---------        --------      --------
NET INCREASE (DECREASE)
  IN CASH..............................  $(1,033)   $  (3,073)       $    937      $ (2,136)
                                         =======    =========        ========      ========

     The Company's operating activities provided $21,845,000 of net cash in 1996 as compared to $5,767,000 in 1995. This change of $16,078,000 was due primarily to $9,348,000 of lower interest expense, resulting from the suspension of interest accruals following the Company's filing for reorganization relief under Chapter 11 of the United States Bankruptcy Code on May 13, 1996, and non-recurring other income of $2,483,000 which was due to $1,200,000 from the termination of the Snapple contract manufacturing agreement, $686,000 from the prior year refund of plastic recycling fees and $597,000 from the property exchange of the Las Vegas distribution branch with the Rio Hotel. Additionally, the Company generated a significant contribution from working capital with the implementation of its Plan of Reorganization to reduce inventory SKU's and to improve its accounts receivable days outstanding by changing the timing of its major chain promotional programs.

     The Company's investing activities provided $61,038,000 of net cash in 1996 as compared to a $5,091,000 use of net cash in 1995. This change of $66,129,000 was due primarily to net proceeds of $69,456,000 resulting from the sale of the Puerto Rico franchise territory as part of the Plan of Reorganization to provide a payment of principal to the holders of the Senior Secured Notes. The Company's investing activities in 1996 included $8,584,000 in purchases of property, plant and equipment as compared to $5,208,000 in 1995.

     The Company's financing activities used $85,019,000 of net cash in 1996 as compared to $1,709,000 of net cash used in 1995. This change of $83,310,000 was primarily due to the use of proceeds from the sale of the Puerto Rico franchise territory to pay $55,000,000 to the holders of the Senior Secured Notes, $8,686,000 to pay down the Southern California revolving loan as an offset to restructuring and reorganization expenses incurred in 1996 and 1995, and the $8,563,000 pay off of the Puerto Rico revolving line of credit. Additionally, net cash provided by operating activities enabled the repayment of $3,793,000 of the term loan, capital leases and debt issuance costs, and a decrease in its net borrowings under the revolving credit facilities by $8,977,000. The Company's unused revolving credit facility was $8,797,000 at December 31, 1996. Upon the consummation of the Offer, the Company's revolving credit facility was terminated and all amounts outstanding thereunder were paid in full. See "Financial Arrangements"

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board issued SFAS No.
121. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in the first quarter of 1996. The adoption did not have an impact on the Company's financial position or its results of operations.

     In November 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." This new standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments based on a fair-value method of accounting. Companies that do not choose to adopt the new expense recognition rules of SFAS No. 123 will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion (APBO) No. 25, but will be required to provide pro forma disclosures of the compensation expense determined under the fair-value provisions of SFAS No. 123, if material. The Company adopted SFAS No. 123 in the first quarter of 1996 electing to follow the accounting provisions of APBO No. 25 for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 123, if material.

     In March, 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure." SFAS No. 128 eliminates several requirements of APBO No. 15, simplifying earnings per share calculations. The Company is required to adopt SFAS No. 128 in the first quarter of 1997. As of December 31, 1996, the adoption of SFAS No. 128 would not have a material impact on the Company's financial position or its results of operations.

                              CERTAIN PROJECTIONS

     The Company does not as a matter of course make public forecasts as to its future economic performance. However, in connection with Parent's due diligence investigation of the Company, Bart Brodkin, President and Chief Executive Officer of the Company, provided the following estimates (the "EBITDA Projections") of the "minimum" and "maximum" amount of earnings before interest, taxes, depreciation and amortization ("EBITDA") for the years ending December 31, 1997 through 2001: 1997 -- $12 million and $14 million; 1998 -- $14 million and $15.5 million; 1999 -- $15.5 million and $17 million; 2000 -- $17 million and $18.5 million; and 2001 -- $18.5 million and $20 million.

     The EBITDA Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The EBITDA Projections are included herein only because such information was provided to Parent and Purchaser in connection with their due diligence investigation of the Company. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the EBITDA Projections. The EBITDA Projections reflect numerous assumptions, all made by management of the Company, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the EBITDA Projections will prove accurate, and actual results may be materially greater or less than those contained in the EBITDA Projections. The inclusion of the EBITDA Projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective financial advisors considered or consider the EBITDA Projections to be a reliable prediction of future events, and the EBITDA Projections should not be relied upon as such. None of Parent, the Purchaser, the Company and their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the EBITDA Projections. None of Parent, the Purchaser, the Company or any of their financial advisors has made, or makes, any representation to any person regarding the information contained in the EBITDA Projections and none of them intends to update or otherwise revise the EBITDA Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the EBITDA projections are shown to be in error.

                   PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP
                                 OF MANAGEMENT

     As of April 15, 1997, there were 5,291,470 Shares issued and outstanding. Each Share is entitled to one vote in respect of matters submitted to the stockholders of the Company. The following table sets forth certain information, as of April 15, 1997, with respect to the beneficial ownership of Shares by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Shares (as derived solely from the Company's review of Schedules 13D and 13G on file with the Commission and from correspondence received from or telephone conversations with certain stockholders of the Company), (ii) each director of the Company, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of April 15, 1997 whose total annual compensation for the year ended December 31, 1996 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group.


                                                             AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP
           NAME AND ADDRESS OF BENEFICIAL OWNER                OF COMMON STOCK       PERCENT OF CLASS
           ------------------------------------              --------------------    ----------------
DPB Acquisition Corp.(1)...................................       4,071,957                  77%
  2304 Century Center Blvd.
  Irving, Texas 75062
Dean Witter Intercapital Inc.(2)...........................       1,904,805(2)             38.5%(2)
  2 World Trade Center
  New York, New York 10048
Merrill Lynch & Co., Inc.(3)...............................         763,000(3)             15.2%(3)
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
Metropolitan Life Insurance Company........................         605,500                12.1%
  One Madison Avenue
  New York, New York 10010
Bart S. Brodkin(4).........................................               0                  --
Richard Ferguson...........................................               0                  --
Louis Janicich.............................................               0                  --
F.L. Joseph Chalmers.......................................               0                  --
Roy S. Breneman............................................               0                  --
Monroe L. Lowenkron(4).....................................               0                  --
Jim L. Turner(4)...........................................               0                  --
William O. Hunt(4).........................................               0                  --
Holly S. Lovvorn(4)........................................               0                  --
Thomas J. Taszarek(4)......................................               0                  --
All executive officers and directors as a group (14
  Persons).................................................               0                  --


---------------

(1) DPB Acquisition Corp., which is referred to throughout this Information Statement as "Purchaser", is a wholly-owned subsidiary of Parent, which is a wholly-owned subsidiary of Holdings. See "Summary -- The Companies". Accordingly, both Parent and Holdings may be deemed to beneficially own the Shares owned by Purchaser.

(2) Dean Witter Intercapital Inc. has advised the Company that it sold or tendered all such shares on behalf of the following funds for which it acts as investment advisor although such tender has not yet been reflected in an amended 13D or 13G: Dean Witter Yield Securities (489,055 shares); Dean Witter High Income Securities (495,000); High Income Advantage Trust (140,000 shares); High Income Advantage Trust II (175,000 shares); High Income Advantage Trust III (70,000 shares); Dean Witter Diversified Income Trust (332,675 shares); Dean Witter Diversified Income Trust -- Select Shares (7,000 shares) and Variable Investment Series -- High Yield (201,075 shares).



(3) Based on the fact that the Company owns 77% of the outstanding Shares, the Company assumes that some or all of the shares owned by Merrill Lynch & Co., Inc., which may also be deemed to be beneficially owned by Merrill Lynch Group, Inc., a wholly-owned subsidiary of Merrill Lynch & Co., Inc., Princeton Services, Inc., a wholly-owned subsidiary of Merrill Lynch Group, Inc., Fund Asset Management, L.P., a limited partnership of which Princeton Securities, Inc. is a general partner, and Merrill Lynch Corporate Bond Fund, Inc. (High Income Portfolio), a registered investment company advised by Fund Asset Management, L.P., were tendered in the Offer, although such tender has not yet been reflected in an amended 13D or 13G.



(4) During the time period from the emergence of the Company from bankruptcy in August 1996 (see "Business") until the consummation of the Offer, the Board of Directors of the Company consisted of the following five individuals:
    Bart S. Brodkin, Jack R. Attwood, William Langley, Monroe L. Lowenkron, and Daniel D. Villanueva. Pursuant to the Merger Agreement and prior to the consummation of the Offer, (i) Messrs. Attwood, Langley and Villanueva tendered their resignations as directors to the Company, such resignations to become effective upon the consummation of the Offer, and (ii) Parent designated the following persons to be appointed as directors of the Company, such appointments to become effective upon the consummation of the
    Offer: Jim L. Turner, who is also the Chairman of the Board, President and Chief Executive Officer of Parent, William O. Hunt, Holly S. Lovvorn, and Thomas J. Taszarek. Accordingly, upon the consummation of the Offer, the four designees of Parent became directors of the Company.


                             AVAILABLE INFORMATION


     Prior to April 21, 1997, the Company was subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company filed periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company was required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the Commission's prescribed fees by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission. On April 21, 1997, the Company filed a Form 15 with the Commission terminating its obligation to file periodic reports under the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1996 and
  1995......................................................   F-3
Consolidated Statements of Operations for the period from
  January 1, to August 15, 1996, the period from August 16,
  to December 31, 1996, and for the years ended December 31,
  1995 and 1994.............................................   F-4
Consolidated Statements of Cash Flows for the period from
  January 1, to August 15, 1996, the period from August 16,
  to December 31, 1996, and for the years ended December 31,
  1995 and 1994.............................................   F-5
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period from January 1, to August 15, 1996, the
  period from August 16, to December 31, 1996, and for the
  years ended December 31, 1995 and 1994....................   F-6
Notes to Consolidated Financial Statements..................   F-7
Schedule supporting the financial statements for the period
  from January 1, to August 15, 1996, the period from August
  16, to December 31, 1996 and for the years ended December
  31, 1995 and 1994
Schedule II -- Valuation and Qualifying Accounts............  F-22

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Seven-Up/RC Bottling Company of Southern California, Inc.:

     We have audited the accompanying consolidated balance sheets of Seven-Up/RC Bottling Company of Southern California, Inc. (a Delaware corporation) and its subsidiary (collectively, the Company) as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from January 1, to August 15, 1996, the period from August 16, to December 31, 1996, and for the years ended December 31, 1995 and 1994. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As more fully described in Notes 1 and 3 to the financial statements, on August 15, 1996, the Company emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a Reorganization Plan which was confirmed by the Bankruptcy Court on August 12, 1996. In accordance with AICPA Statement of Position 90-7, the Company adopted "Fresh Start Reporting" whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of August 15, 1996. As a result, the financial statements for the period subsequent to August 15, 1996, reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seven-Up/RC Bottling Company of Southern California, Inc. and its subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the period from January 1, to August 15, 1996, the period from August 16, to December 31, 1996, and for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Security and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Los Angeles, California
March 31, 1997

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                          CONSOLIDATED BALANCE SHEETS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     ASSETS


                                                              REORGANIZED      PREDECESSOR
                                                                COMPANY          COMPANY
                                                              -----------      -----------
                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                 1996             1995
                                                              -----------      -----------
Current assets:
  Cash......................................................   $  3,813         $   5,949
  Accounts receivable:
     Trade, net.............................................     25,604            42,261
     Other..................................................      7,692             9,450
  Inventories...............................................     19,144            24,947
  Prepaid expenses..........................................      1,875             2,908
                                                               --------         ---------
          Total current assets..............................     58,128            85,515
                                                               --------         ---------
Property, plant and equipment, net..........................     56,790            79,945
Other assets:
  Intangible and other assets...............................      6,323            22,844
  Debt issuance costs.......................................        129             3,829
                                                               --------         ---------
          Total assets......................................   $121,370         $ 192,133
                                                               ========         =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable..........................................   $ 18,358         $  26,568
  Accrued expenses..........................................     27,804            36,944
  Current portion of long-term debt and capital lease
     obligations............................................        562           189,954
                                                               --------         ---------
          Total current liabilities.........................     46,724           253,466
                                                               --------         ---------
Long-term debt:
  Revolving credit facilities...............................     19,021                --
  Term loan.................................................        506                --
  Capital lease obligations.................................      2,456                --
                                                               --------         ---------
          Total long-term debt..............................     21,983                --
Stockholders' equity (deficit):
Capital stock par value $0.01 a share; authorized 6,000,000
  and 1,000 shares, and issued and outstanding 5,000,000 and
  1,000 shares, in 1996 and 1995, respectively..............         50                --
  Additional capital........................................     53,075            42,557
  Retained deficit..........................................       (462)         (103,890)
                                                               --------         ---------
          Total stockholders' equity (deficit)..............     52,663           (61,333)
                                                               --------         ---------
          Total liabilities and stockholders' equity
            (deficit).......................................   $121,370         $ 192,133
                                                               ========         =========


   The accompanying notes are an integral part of these consolidated balance sheets.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PREDECESSOR COMPANY
                                                    REORGANIZED   --------------------------------
                                                      COMPANY                      YEARS ENDED
                                                    -----------                   DECEMBER 31,
                                                    8/16-12/31     1/1-8/15    -------------------
                                                       1996          1996        1995       1994
                                                    -----------   ----------   --------   --------
Net sales.........................................    $91,647      $202,844    $396,725   $413,840
Cost of goods sold................................     74,058       164,320     334,942    342,336
                                                      -------      --------    --------   --------
  Gross profit....................................     17,589        38,524      61,783     71,504
Administrative, marketing and general expenses....     13,575        27,841      47,935     48,437
Depreciation and amortization.....................      3,688        10,399      18,180     17,251
  Restructure charges.............................         --           547       5,015         --
                                                      -------      --------    --------   --------
  Operating income (loss).........................        326          (263)     (9,347)     5,816
Interest expense..................................        838        12,871      23,057     21,626
Other income, net.................................         50        34,309         210         95
                                                      -------      --------    --------   --------
  Loss before provision for income taxes,
     reorganization expense and extraordinary
     items........................................       (462)       21,175     (32,194)   (15,715)
  Reorganization expense..........................         --        13,011          --         --
Provision for income taxes........................         --           345          --        185
                                                      -------      --------    --------   --------
  (Loss) income before extraordinary items........       (462)        7,819     (32,194)   (15,900)
  Extraordinary items -- gain.....................         --       (54,577)         --         --
                                                      -------      --------    --------   --------
          Net (loss) income.......................    $  (462)     $ 62,396    $(32,194)  $(15,900)
                                                      =======      ========    ========   ========
Loss per common share:
          Net loss per common share...............    $   .09      $     --    $     --   $     --
                                                      =======      ========    ========   ========
          Weighted average common shares
            outstanding...........................      5,077            --          --         --
                                                      =======      ========    ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                          PREDECESSOR COMPANY
                                                      REORGANIZED   -------------------------------
                                                        COMPANY                     YEARS ENDED
                                                      -----------                  DECEMBER 31,
                                                      8/16-12/31    1/1-8/15    -------------------
                                                         1996         1996        1995       1994
                                                      -----------   ---------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) before extraordinary items............    $   (462)   $   7,819   $(32,194)  $(15,900)
Adjustments to reconcile income (loss) before
  extraordinary items to net cash provided by (used
  in) operating activities:
  Depreciation and amortization.....................       3,688       10,997     20,048     19,209
  Equity in earnings of joint venture...............          --           (5)      (103)       (42)
  (Gain) loss on sales of fixed assets..............         (50)        (764)        (8)       117
  Non cash reorganization expense...................          --        7,207         --         --
  Disposition of capital lease......................          --          548         --         --
  Provision for doubtful accounts...................         206          836        715      1,025
  Cash dividend from investment in joint venture....          --           --         --        225
  Gain on sale of Puerto Rico.......................          --      (31,715)        --         --
  Changes in assets and liabilities:
     Accounts receivable............................       2,197       (1,928)    18,542    (16,616)
     Inventories....................................      (2,763)         419     19,471    (17,737)
     Prepaids and other.............................         286        4,356     (2,904)      (370)
     Accounts payable...............................     (20,114)      20,769    (24,247)    24,345
     Accrued expenses...............................       2,459       17,859      6,447      7,414
                                                        --------    ---------   --------   --------
          Net cash (used in) provided by operating
            activities..............................     (14,553)      36,398      5,767      1,670
                                                        --------    ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of Puerto Rico...................          --       69,456         --         --
Proceeds from sales of property, plant and
  equipment.........................................          40          126        117         48
Additions to property, plant and equipment..........      (3,356)      (5,228)    (5,208)    (5,138)
                                                        --------    ---------   --------   --------
          Net cash provided by (used in) investing
            activities..............................      (3,316)      64,354     (5,091)    (5,090)
                                                        --------    ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) borrowings of revolving loans, net.....      19,021      (45,247)      (616)     3,687
Payment to Senior Secured Noteholders...............          --      (55,000)        --         --
(Repayments of) proceeds from term loan.............         (25)      (2,852)       (90)     4,286
Payments of debt issuance costs.....................         (41)         (88)        --         --
Repayments of capital leases........................        (149)        (638)    (1,003)    (1,317)
                                                        --------    ---------   --------   --------
          Net cash provided by (used in) financing
            activities..............................      18,806     (103,825)    (1,709)     6,656
                                                        --------    ---------   --------   --------
NET INCREASE (DECREASE) IN CASH.....................         937       (3,073)    (1,033)     3,236
CASH, beginning of year.............................       2,876        5,949      6,982      3,746
                                                        --------    ---------   --------   --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash interest paid................................    $    616    $   2,080   $ 13,342   $ 19,811
                                                        ========    =========   ========   ========
  Purchases of property, plant and equipment through
     issuance of capital lease obligation...........    $     --    $      --   $    555   $ 10,229
                                                        ========    =========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                           TOTAL
                                             CAPITAL STOCK                             STOCKHOLDERS'
                                            ---------------   ADDITIONAL   RETAINED       EQUITY
                                            SHARES   AMOUNT    CAPITAL     (DEFICIT)     (DEFICIT)
                                            ------   ------   ----------   ---------   -------------
REORGANIZED (Notes 1 & 3)
August 16 to December 31, 1996
  Balance, August 16, 1996................  5,000     $50      $ 53,125    $      --     $ 53,125
  Net loss for the period.................     --      --            --         (462)        (462)
                                            -----     ---      --------    ---------     --------
  Balance, December 31, 1996..............  5,000     $50      $ 53,125    $    (462)    $ 52,663
                                            =====     ===      ========    =========     ========
PREDECESSOR
January 1 to August 15, 1996
  Balance December 31, 1995...............      1     $--      $ 42,557    $(103,890)    $(61,333)
  Reorganization (Notes 1 & 3)............     99       1       (41,494)      41,494           --
  New Issue...............................  4,900      49        52,062           --       52,062
  Net income for the period...............     --      --            --       62,396       62,396
                                            -----     ---      --------    ---------     --------
  Balance, August 15, 1996................  5,000     $50      $ 53,125    $      --     $ 53,125
                                            =====     ===      ========    =========     ========
PREDECESSOR
January 1 to December 31, 1995
  Balance, December 31, 1994..............      1     $--      $ 42,557    $ (71,696)    $(29,139)
  Net loss for the period.................     --      --            --      (32,194)     (32,194)
                                            -----     ---      --------    ---------     --------
  Balance, December 31, 1995..............      1     $--      $ 42,557    $(103,890)    $(61,333)
                                            =====     ===      ========    =========     ========
PREDECESSOR
January 1 to December 31, 1994
  Balance, December 31, 1993..............      1     $--      $ 42,557    $ (55,796)    $(13,239)
  Net loss for the period.................     --      --            --      (15,900)     (15,900)
                                            -----     ---      --------    ---------     --------
  Balance, December 31, 1994..............      1     $--      $ 42,557    $ (71,696)    $(29,139)
                                            =====     ===      ========    =========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND PRESENTATION OF FINANCIAL INFORMATION

  General

     Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation ("Seven-Up/RC"), is among the largest beverage distributors in the United States, and is the largest bottler of Seven-Up in the United States. Southern California manufactures and distributes a broad range of beverage products in Southern California, Central California, portions of Nevada and New Mexico, and, through its wholly-owned subsidiary Seven-Up/RC Bottling Company of Puerto Rico, Inc. ("Puerto Rico"), Puerto Rico and the Virgin Islands. Except as otherwise indicated, Seven-Up/RC and Puerto Rico are collectively referred to as the "Company". The Company has the exclusive right within its territories to manufacture and/or distribute Seven-Up (lemon-lime), Royal Crown (cola), A&W (root beer and cream soda), Sunkist (orange and citrus), Hawaiian Punch (fruit punch), Schweppes (ginger-ale and mixers), Evian (imported still water), Perrier (imported mineral water), Welch's (grape, strawberry and pineapple), Mistic (teas and juices), Yoo-Hoo (chocolate drink) and Snapple (teas and juices).

     The Company's business strategy is to manufacture and distribute a franchised portfolio of leading trademarked beverages in each beverage flavor category and to create additional sources of revenue through contract manufacturing. The Company's Liquitrend division ("Liquitrend") engages in contract manufacturing, which utilizes the Company's excess production capacity by manufacturing carbonated soft drink products for a variety of small, independent franchisors and retailers selling private label products.

  Presentation of Financial Information

On May 13, 1996, Seven-Up/RC and its immediate holding company parent, Beverage Group Acquisition Corporation, filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. On August 15, 1996, a reorganization was consummated and Seven-Up/RC emerged as a reorganized company from Chapter 11. Due to the reorganization plan and implementation of fresh start reporting (See Note 3), the financial statements for the new company ("Reorganized Company") for the period starting August 16, 1996 are not comparable to that of the Company prior to August 16 1996, ("Predecessor Company"). Predecessor Company included Seven-Up/RC and Puerto Rico through June 30, 1996, the date of disposition of Puerto Rico. Reorganized Company includes the operations of Seven-Up/RC subsequent to the consummation date.

     Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 presentation.

  Bankruptcy Filings

     As a result of severe liquidity problems, on July 31, 1995, Seven-Up/RC suspended payments of interest on its $140,000,000, 11.5% Senior Secured Notes due 1999 (the "Senior Secured Notes"). At the end of the second quarter of 1995 through the first quarter of 1996, Seven-Up/RC was in violation of certain of its revolving credit facility covenants, including tangible net-worth, interest coverage and fixed charge coverage. At the request of Seven-Up/RC, the revolving credit lender executed forbearance agreements extending through May 15, 1996.

     On November 9, 1995, Seven-Up/RC announced that it had reached an agreement in principle on the terms of a restructuring of the Senior Secured Notes with an unofficial committee of holders of such notes. The agreement contemplated, among other things, (i) the exchange of the Senior Secured Notes for approximately 98 percent of the equity of Seven-Up/RC, and (ii) the sale of Puerto Rico and the payment to the holders of the Senior Secured Notes of the net proceeds, as defined, from such sale.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

     On May 13, 1996, Seven-Up/RC and its immediate holding company parent, Beverage Group Acquisition Corporation ("BGAC"), filed voluntary petitions for reorganization relief under Chapter 11 of the Bankruptcy Code to implement the terms of the restructuring agreement with the committee.

     On July 1, 1996, Seven-Up/RC sold its wholly owned subsidiary, Puerto Rico, for approximately $74 million which resulted in a net gain of approximately $32 million included in Other Income in the accompanying Statement of Operations. The proceeds from this sale were subsequently used to repay holders of the Senior Secured Notes and reduce Seven-Up/RC's revolving credit facility.

     On August 2, 1996, the U.S. Bankruptcy Court of the District of Delaware, confirmed the Company's First Amended Joint Plan of Reorganization (the "Reorganization"), and on August 15, 1996, the Company emerged from bankruptcy. Pursuant to the Reorganization, on such date the Senior Secured Notes were canceled in exchange for approximately $55 million in cash and equity securities consisting of 4,900,000 million shares of common stock in Seven-Up/RC. In addition, 100,000 shares of common stock and warrants to purchase an additional 263,158 shares of common stock were issued to the prior owner of BGAC.

     In the period ended August 15, 1996, Seven-Up/RC wrote off $510,000 of debt issuance costs related to its previous working capital facility and realized a gain of $55 million relating to the discharge of the Senior Secured Notes and related accrued interest in accordance with the Reorganization, the net of which, are reflected as extraordinary items in the accompanying financial statements.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The financial statements of the Predecessor Company reflect the consolidated financial statements of Seven-Up/RC Bottling Company of Southern California, Inc. and, through the date of its disposition (June 30, 1996), its wholly-owned subsidiary, Seven-Up/RC Bottling Company of Puerto Rico, Inc. The financial statements of the Reorganized Company include only the financial statements of Seven-Up/RC.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash

     Included in accounts payable are $3,958,000 and $9,459,000 of checks outstanding in excess of cash balances at December 31, 1996 and 1995, respectively.

     For purposes of the statement of cash flows, cash and cash equivalents are defined as cash deposits with original maturities of less than 90 days.

  Trade Receivables, Net

     Trade receivables, net, include allowances for doubtful accounts of $1,937,000 and $1,814,000 at December 31, 1996 and 1995, respectively.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

  Other Receivables

     Other receivables consist principally of amounts due from franchisors under the terms of marketing and/or purchasing contracts.

  Inventories

     Inventories are recorded at cost, determined on the first-in, first-out method. Elements of cost include direct materials, direct labor and bottling overhead.

  Property, Plant and Equipment, Net

     Property, plant and equipment is stated at cost. Depreciation is provided for under the straight-line method using the following lives:

Building and improvements...................................  31.5 years
Machinery and equipment.....................................  7 to 8 years
Equipment held under capital leases.........................  6 to 7 years

     Expenditures for additions and improvements are capitalized, and costs for repairs and maintenance are charged to operations as incurred. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are eliminated and any resulting gain or loss recognized at the time of disposal.

  Other Assets

     Intangible assets include the appraised value of specific intangible assets acquired, primarily, beverage franchises and trademarks. The intangible assets are amortized over their useful lives, not to exceed 40 years. The net balance recorded at December 31, 1996 and 1995, includes accumulated amortization of $233,000 and $14,820,000, respectively.

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed of." (See Note 2 "Recent Accounting Pronouncements".) The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of its intangible assets may warrant revision or that the remaining balance of intangible assets may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the its undiscounted cash flows over the remaining life of the intangible asset in measuring whether the intangible asset is recoverable.

     Additionally, other assets are comprised of debt issuance costs incurred in connection with the arrangement of various long-term debt facilities. These costs are amortized over the individual lives of the various debt facilities using the effective interest method. The net balance includes accumulated amortization of $3,493,000 at December 31, 1995.

  Income Taxes

     The Company accounted for income taxes using the method prescribed by Statement of Financial Accounting Standard No. 109 (SFAS 109). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

the enactment date. The measurement of deferred income tax assets is adjusted by a valuation reserve, if necessary, so that the net tax assets are recognized only to the extent they are expected to be realized. The adoption of SFAS 109 had no effect on the Company's financial position.

  Restructuring Charges

     During 1995, Seven-Up/RC discontinued the operations of its Avalon division, which distributed lower-volume beverage products and downsized the hot-fill operations of its Liquitrend division, which primarily bottled products for companies who did not distribute their products throughout Seven-Up/RC's distribution system. As a result, Seven-Up/RC terminated 205 employees in September, 1995; a reserve of $906,000 was set up for severance pay, of which $56,000 and $850,000 was paid during the years ended December 31, 1996 and 1995, respectively. Also Seven-Up/RC determined that certain leased facilities and equipment were no longer needed and a reserve of $1,660,000 was established to reflect the projected cost of terminating these leases, of which $324,000 was paid by December 31, 1995. The termination of leases in 1996 resulted in an additional restructuring charge of $547,000 in the period ended August 15, 1996. All amounts accrued in connection with lease terminations had been paid by August 15, 1996.

     Additionally in 1995, Seven-Up/RC incurred costs of $2,449,000 in relation to the negotiation of the restructuring of Seven-Up/RC's obligation under the Senior Secured Notes and the revolving credit facilities; these costs are included in the restructuring charge in the accompanying 1995 consolidated statement of operations.

  Net Loss Per Common Share

     Net loss per common share is computed on the basis of the weighted average number of common shares outstanding, plus common stock equivalents related to dilutive stock warrants. The number of shares used in the computation of per share data was 5,076,811 in 1996.

  Recent Accounting Pronouncements

     In March 1995, the Financial Accounting Standards Board issued SFAS No.
121. The Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in the first quarter of 1996. The adoption did not have an impact on the Company's financial position or its results of operations.

     In November 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation." This new standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options, and other equity instruments based on a fair-value method of accounting.

     Companies that do not choose to adopt the new expense recognition provisions of SFAS No. 123 will continue to apply the existing accounting provisions contained in Accounting Principles Board Opinion (APBO) No. 25, but will be required to provide pro forma disclosures of the compensation expense determined under the fair-value provisions of SFAS No. 123, if material.

     The Company adopted SFAS No. 123 in the first quarter of 1996 electing to follow the accounting provisions of APBO No. 25 for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 123, if material.

     In March, 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings per Share" and SFAS No. 129 "Disclosure of Information about Capital Structure." SFAS No. 128 eliminates several requirements of APBO No. 15, simplifying earnings per share calculations. The Company is required to adopt

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

SFAS No. 128 in the first quarter of 1997. As of December 31, 1996, the adoption of SFAS No. 128 would not have a material impact on the Company's financial position or its results of operations.

(3) FRESH START ACCOUNTING

     As of August 15, 1996, the Company adopted Fresh Start Reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," ("SOP 90-7"). Fresh Start Reporting resulted in material changes to the Consolidated Balance Sheet, including valuation of real, intangible and other assets and the valuation of equity based on the appraised reorganization value of the ongoing business.

     The final reorganization equity value was determined to be approximately $53 million (the approximate fair value) which was established based upon analysis by an independent valuation firm and considered many factors and various valuation methods, including discounted cash flows, selected comparable company multiples, selected acquisition transaction multiples and other applicable ratios and valuation techniques believed by management and its financial advisors to be representative of the Company's business and industry. The Company obtained an independent appraisal of certain property to support the fair values of such assets.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

     The Reorganization and adoption of Fresh Start Reporting resulted in the following adjustments to the Company's Consolidated Balance Sheet for the period ending August 15, 1996.

                                      PREDECESSOR                              REORGANIZED
                                        COMPANY                                  COMPANY
                                      -----------                              -----------
                                          AT          REORGANIZATION AND           AT
                                      AUGUST 15,    FRESH START ADJUSTMENTS    AUGUST 15,
                                      -----------   -----------------------    -----------
                                         1996        DEBIT          CREDIT        1996
                                      -----------   --------       --------    -----------
                                                 (DOLLAR AMOUNTS IN THOUSANDS)
ASSETS
Total current assets................   $120,644     $     --       $ 63,836(f)  $ 56,808
Property, plant and equipment,
  net...............................     56,914           --            196(a)    56,718
Other assets:
  Intangible and other assets.......     14,038           --          7,011(b)     7,027
  Debt issuance costs...............      2,695           --          2,607(c)        88
                                       --------     --------       --------     --------
          Total assets..............   $194,291     $     --       $ 73,650     $120,641
                                       ========     ========       ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable..................   $ 39,486     $     --       $     --     $ 39,486
  Accrued expenses..................     49,087       24,756(d)          --       24,331
  Current portion of long-term
     debt...........................        544           --             --          544
                                       --------     --------       --------     --------
          Total current
            liabilities.............     89,117       24,756             --       64,361
                                       --------     --------       --------     --------
Long-term debt......................    151,991      148,836(e)(f)       --        3,155
                                       --------     --------       --------     --------
Stockholders' (deficit) equity:
  Additional paid-in capital........     42,557       41,494(g)      52,062(g)    53,125
  Retained deficit..................    (89,374)          --         55,087(h)        --
                                                                     34,287(i)
                                       --------     --------       --------     --------
          Total stockholders'
            (deficit) equity........    (46,817)      41,494        141,436       53,125
                                       --------     --------       --------     --------
          Total liabilities and
            stockholders' equity....   $194,291     $215,086       $141,436     $120,641
                                       ========     ========       ========     ========

     Explanations of adjustment columns of the balance sheet are as follows:

(a) To adjust property, plant and equipment to estimated current market value. The market value of property, plant and equipment has been primarily determined by independent third party appraisal.

(b) To primarily reflect the write-off of intangibles and adjust other assets to current market value.

(c) To write-off remaining debt issuance costs for the Senior Secured Notes.

(d) To reflect the cancellation of accrued interest related to the Senior Secured Notes.

(e) To reflect the cancellation of the Senior Secured Notes ($140,000,000).

(f) To reflect the paydown of the debtor-in-possession revolving credit facility ($8,836).

(g) To reflect the issuance of 5,000,000 shares of new common stock (par value $0.01).

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

(h) To reflect the extraordinary gain resulting from the discharge of indebtedness. This extraordinary gain is calculated below:

Historical carrying value of old debt securities............  $140,000
Historical carrying value of related accrued interest.......    24,756
Unamortized old debt issuance costs.........................    (2,607)
Market Value of consideration exchanged for old debt:
  Plan securities (face value $52,062)......................   (52,062)
  Senior securities principal payment.......................   (55,000)
                                                              --------
          Extraordinary gain................................  $ 55,087
                                                              ========

(i) To reflect the elimination of stockholders' equity of the Predecessor
    Company.

     In accordance with SOP 90-7, expenses resulting from the Reorganization should be reported separately as reorganization items in the Condensed Consolidated Statements of Operations, and are summarized below:

                                                                JANUARY 1,
                                                                    TO
                                                              AUGUST 15, 1996
                                                              ---------------
Adjustment of assets to fair market value...................      $ 7,207
Financial restructuring costs...............................        5,804
                                                                  -------
          Total.............................................      $13,011
                                                                  =======

     The following Unaudited Pro Forma Condensed Financial Information for the years ended December 31, 1996 and 1995, have been prepared giving effect to the sale of Puerto Rico and the consummation of the Reorganization including adjustments to interest, depreciation expense and asset amortization. The Pro Forma financial information was prepared as if the transactions had occurred on January 1, 1996 and 1995, respectively. This information does not purport to be indicative of the results which would have been obtained had such transaction in fact been completed as of the date hereof and for the periods presented or that may be obtained in the future.

     Unaudited Pro Forma Financial Information (dollar amounts in thousands):

                                                                    PRO FORMA FOR
                                                                   THE YEARS ENDED
                                                             ----------------------------
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1995
                                                             ------------    ------------
Total revenue..............................................    $256,556        $314,469
Operating costs and expenses...............................     257,266         323,019
                                                               --------        --------
Loss before interest, other income, reorganization expenses
  and income taxes.........................................         710           8,550
Interest, other income, income taxes and reorganization
  expenses.................................................         756           5,463
                                                               --------        --------
          Net loss.........................................    $  1,466        $ 14,013
                                                               ========        ========

(4) INVENTORIES

     Inventories at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                              REORGANIZED    PREDECESSOR
                                                                COMPANY        COMPANY
                                                              -----------    -----------
                                                                 1996           1995
                                                              -----------    -----------
Raw materials...............................................    $ 5,034        $ 6,198
Finished goods..............................................     14,110         18,749
                                                                -------        -------
                                                                $19,144        $24,947
                                                                =======        =======

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

(5) PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net, at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                              REORGANIZED    PREDECESSOR
                                                                COMPANY        COMPANY
                                                              -----------    -----------
                                                                 1996           1995
                                                              -----------    -----------
Land........................................................    $21,762       $ 22,477
Buildings and improvements..................................     12,194         23,994
Machinery and equipment.....................................     22,586         71,911
Equipment held under capital leases.........................      2,709         12,816
Construction in progress....................................        860            480
                                                                -------       --------
                                                                 60,111        131,678
Accumulated depreciation....................................     (3,101)       (49,246)
Capital lease depreciation..................................       (220)        (2,487)
                                                                -------       --------
                                                                $56,790       $ 79,945
                                                                =======       ========

(6) ACCRUED EXPENSES

     Accrued expenses at December 31, 1996 and 1995, consisted of the following (in thousands):

                                                              REORGANIZED    PREDECESSOR
                                                                COMPANY        COMPANY
                                                              -----------    -----------
                                                                 1996           1995
                                                              -----------    -----------
Accrued marketing programs..................................    $ 9,001        $ 4,496
Accrued interest............................................        146         14,994
Other accruals..............................................     18,657         17,454
                                                                -------        -------
                                                                $27,804        $36,944
                                                                =======        =======

(7) LONG-TERM DEBT

     At December 31, 1996 and 1995, the components of long-term debt were (in thousands):

                                                              REORGANIZED    PREDECESSOR
                                                                COMPANY        COMPANY
                                                              -----------    -----------
                                                                 1996           1995
                                                              -----------    -----------
Revolving credit facilities.................................    $19,021       $  37,847
Senior Secured Notes........................................         --         140,000
Term loan...................................................        589           3,571
Capital lease obligations...................................      2,935           8,536
                                                                -------       ---------
                                                                 22,545         189,954
Less: current portion.......................................       (562)       (189,954)
                                                                -------       ---------
Long term debt, net.........................................    $21,983       $      --
                                                                =======       =========

  Revolving Credit Facilities

     Upon consummation of the Reorganization on August 15, 1996, the debtor-in-position facility was canceled and the Company entered into a new credit facility (the "Facility") with GE Capital providing for up to $35 million in working capital and letter of credit commitments. Available borrowings on this facility are based on a percentage of certain eligible trade and franchisor receivables and inventory. Interest on the

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

Facility is charged monthly at the GE Capital commercial paper rate (5.28 percent at December 31, 1996) plus 3 percent. Seven-Up/RC is charged a commitment fee for the unused portion of the revolving loan commitments, as well as a letter of credit fee of 2 percent on the face amount of all outstanding letters of credit. There were $3,057,000 in outstanding letters of credit at December 31, 1996. Seven-Up/RC also pays a $50,000 annual collateral monitoring fee on the Facility. In addition, the Facility is also subject to a termination fee of $750,000 if the Facility is terminated prior to the first anniversary of the Closing Date, as defined in the agreement, or a $350,000 fee if terminated prior to the second anniversary of that date. Seven-Up/RC has a lockbox agreement with GE Capital whereby all cash receipts are used to pay down the revolving loans. Borrowings under this are secured by substantially all the Company's assets. At December 31, 1996, the Company was in violation of certain of its revolving credit facility covenants, including interest coverage, fixed charge coverage and capital expenditures. The Company subsequently received a waiver from GE Capital related to the covenant violations.

     The revolving loans at December 31, 1995, consisted of a $45.0 million revolving loan commitment for Seven-Up/RC; ($29.2 million outstanding) and a $10.0 million revolving loan commitment for Puerto Rico ($8.6 million outstanding). Interest on these revolving loans is charged monthly at the GE Capital Commercial Paper rate (5.68 percent at December 31, 1995) plus 3.5 percent. The average interest rate on the revolving loans in 1995 was 9.34 percent. The Company was charged a commitment fee for the unused portion of the revolving loan commitments plus an annual administration fee and other facility fees. Borrowings under the revolving loan commitments were based on a percentage of certain eligible trade and franchisor receivables and inventory. At December 31, 1995, the Company was in violation of certain of its revolving credit facility covenants, including tangible net worth, interest coverage and fixed-charge coverage. This facility was replaced by the Company with a $54 million debtor-in-possession revolving credit facility upon entering bankruptcy.

  Senior Secured Notes

     On August 11, 1992, Seven-Up/RC issued its $140,000,000 aggregate principal amount of 11.5% Senior Secured Notes Due 1999 (the "Senior Secured Notes"). Pursuant to the Reorganization, these notes were canceled in exchange for approximately $55 million in cash and 4,900,000 shares of common stock of the Reorganized Company (see Note 1).

  Term Loan

     Seven-Up/RC's secured amortizing term loan is collateralized by certain specified equipment. The term loan calls for monthly payments of $11,536, including interest, through July, 2002. Interest on this loan is computed at 10.14%.

  Fair Value of Long-Term Debt

     The fair value of amounts outstanding under the revolving credit facility at December 31, 1996 approximates the carry amount due to the variable nature of the interest rates. In addition, there was no material difference between the fair market value and the carry amount of the remaining long-term debt at December 31, 1996.

(8) EMPLOYEE BENEFIT PLANS

     The Company sponsors two defined contribution plans for all employees other than union members, unless specifically negotiated. The Target Benefit Plan was created effective September 1, 1990, and allows participants to make contributions of 2 percent of their eligible compensation, as defined. The Company's annual contribution is determined by an actuary based upon assumptions of the participant's highest five year average pay, their years of eligible service with the Company, and their vesting status as of their termination

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

date. The 401(k) Plan entitles all employees other than union members, unless specifically negotiated, to participate. The Company matches one-quarter of each participant's contribution up to 6% of the participant's eligible compensation. In September of 1995, the Company suspended its contributions related to the Target Benefit Plan and the 401(k) Plan. In April of 1996, Seven-Up/RC resumed its contributions related to the 401(k) Plan. The following table summarizes the 1996 estimated contributions, and 1995 and 1994 actual contributions for each plan for the applicable periods (in thousands):

                                                              TARGET     401(K)
                                                              BENEFIT     PLAN
                                                              -------    ------
Period from January 1, 1996 to August 15, 1996..............   $204       $ 72
Period from August 16, 1996 to December 31, 1996............   $ --       $ 59
Year ended December 31, 1995................................   $306       $160
Year ended December 31, 1994................................   $380       $210

     Under labor contracts between the Company and certain of its employee unions, the Company contributes to multi-employer union benefit plans which are administered by the applicable unions. The Company has no liability to these plans in excess of the contractually agreed to contribution, which is usually equal to a set charge per hour of eligible service by the union members to the Company. The Company contributed the following amounts to unions on behalf of its employees during the applicable periods (in thousands):

Period from January 1, 1996 to August 15, 1996..............  $  635
Period from August 16, 1996 to December 31, 1996............  $  282
Year ended December 31, 1995................................  $  972
Year ended December 31, 1994................................  $1,017

  PUERTO RICO PENSION PLAN

     Prior to the sale of Puerto Rico, effective June 30, 1996, the Company sponsored the Seven-Up/RC Bottling Company of Puerto Rico, Inc. Pension Plan (the "Puerto Rico Plan"), a contributory defined benefit pension plan for union employees of Puerto Rico. Employees were eligible to participate in the Puerto Rico Plan the first year of the Plan year following the date of employment. Participating employees were required to contribute 3 percent of their compensation in excess of $9,000 in a given calendar year. The following table indicates the actual net pension expense components for the years ended December 31, 1995 and 1994, respectively (in thousands):

                                                              1995     1994
                                                              -----    -----
Service cost component......................................  $  48    $  85
Interest cost component.....................................    248      268
Expected return on plan assets..............................   (184)      82
Net amortization and deferral...............................     34     (226)
                                                              -----    -----
          Net pension expense...............................  $ 146    $ 209
                                                              =====    =====

     The assumptions used to develop the components of the above amounts were as follows:

                                                              1995     1994
                                                              -----    -----
Discount rate...............................................  7.50%    8.50%
Rate of increase in compensation levels.....................  4.00%    4.00%
Expected long-term rate of return on plan assets............  9.00%    9.00%

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

     The funded status of the Puerto Rico Plan as of January 1, 1995 and 1994 was as follows (in thousands):

                                                               1995       1994
                                                              -------    -------
Accumulated benefit obligation:
  Vested....................................................  $ 2,952    $ 2,504
  Non-vested................................................      133          5
                                                              -------    -------
                                                              $ 3,085    $ 2,509
                                                              =======    =======
Present value of projected benefit obligation...............  $(3,739)   $(2,830)
Fair value of plan assets...................................    2,472      2,012
                                                              -------    -------
Present value of projected benefit obligation in excess of
  plan assets...............................................   (1,267)      (818)
Remaining unrecognized net obligation.......................      271        305
Unrecognized net gain.......................................      439         74
                                                              -------    -------
Accrued pension costs.......................................  $  (557)   $  (439)
                                                              =======    =======

     The Company contributed approximately $25,000 to the Puerto Rico Plan during 1995 and $23,000 during 1994.

(9) COMMITMENTS

     The Company leases certain office and warehouse facilities, machinery, vehicles and computer equipment under renewable operating leases, expiring from 1997 to 2003. Rental expense under operating lease agreements was approximately $4,434,000, $6,312,000 and $5,027,000 for the years ended December 31, 1996,
1995 and 1994, respectively. The Company also leases certain machinery and equipment under capital leases. Following are the future minimum lease payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year from December 31, 1996 (in thousands):

                                                              CAPITAL    OPERATING
                                                              LEASES      LEASES
                                                              -------    ---------
1997........................................................  $  734      $2,638
1998........................................................     734       2,432
1999........................................................     734       1,752
2000........................................................     734         820
2001........................................................     735         681
Thereafter..................................................      --         643
                                                              ------      ------
                                                                          $8,966
                                                                          ======
Less -- Amount representing interest........................    (736)
                                                              ------
Present value of minimum lease payments.....................  $2,935
                                                              ======

(10) LITIGATION

The Company is involved in various lawsuits and claims incidental to its business. Management believes that any potential liabilities arising from these matters will not have a material effect on its financial position or future results of operations.

(11) INCOME TAXES

The Company was included in the consolidated federal and state income tax returns of WB Bottling through August 15, 1996, the date of bankruptcy reorganization, when Seven-Up/RC deconsolidated from the

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

WB Bottling group. Effective September 1, 1990, the Company and WB Bottling entered into a tax sharing agreement, whereby the Company calculated its tax provision on a separate member basis through the date of deconsolidation. Effective August 16, 1996, Seven-Up/RC began filing separate federal and state income tax returns.

The components of income (loss) from operations before the provision for income taxes and extraordinary items were as follows (in thousands):

                                      REORGANIZED
                                        COMPANY                PREDECESSOR COMPANY
                                      -----------    ----------------------------------------
                                      8/16-12/31     1/1-8/15    DECEMBER 31,    DECEMBER 31,
                                         1996          1996          1995            1994
                                      -----------    --------    ------------    ------------
Domestic............................     $(462)       $8,780       $(32,566)       $(15,975)
Foreign.............................        --          (616)           372             260
                                         -----        ------       --------        --------
          Total.....................     $(462)       $8,164       $(32,194)       $(15,715)
                                         =====        ======       ========        ========

The components of income tax expense after utilization of net operating loss carryforwards are summarized below (in thousands):

                                                              8/16-12/31    1/1-8/15
                                                                 1996         1996
                                                              ----------    --------
Provision for income taxes:
Taxes currently payable
  Federal...................................................      $--         $ 95
  State.....................................................      --            25
  Foreign...................................................      --            45
                                                                 ---          ----
          Total.............................................      $--         $165
                                                                 ---          ----
Deferred taxes
  Federal...................................................      $--         $180
  State.....................................................      --            --
  Total.....................................................      $--         $180
                                                                 ---          ----
          Total provision...................................      $--         $345
                                                                 ===          ====

     The following is a reconciliation of income taxes calculated at the United States statutory federal income tax rate to the Company's provision for income taxes before extraordinary items (in thousands):

                                      REORGANIZED
                                        COMPANY                PREDECESSOR COMPANY
                                      -----------    ----------------------------------------
                                      8/16-12/31     1/1-8/15    DECEMBER 31,    DECEMBER 31,
                                         1996          1996          1995            1994
                                      -----------    --------    ------------    ------------
U.S. federal income tax provision
  (benefit) at statutory rate on
  income (loss) from operations.....     $(157)      $ 2,776       $(11,072)       $(3,765)
Foreign income tax provision........        --            45             --            185
Nondeductible reorganization
  expenses..........................        --         1,414             --             --
Sale of Puerto Rico subsidiary......        --        (5,742)            --             --
Increase (decrease) in deferred tax
  asset valuation allowance.........       144         1,663         11,072          3,765
Other, net..........................        13           189             --             --
                                         -----       -------       --------        -------
Provision (benefit) for income
  taxes.............................     $  --       $   345       $     --        $   185
                                         =====       =======       ========        =======

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

     At December 31, 1996 and December 31, 1995, the approximate amounts of deferred tax assets and deferred tax liabilities resulting from temporary differences and carryforwards were as follows (in thousands):

                                                             REORGANIZED     PREDECESSOR
                                                               COMPANY         COMPANY
                                                                AS OF           AS OF
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1996            1995
                                                             ------------    ------------
Current deferred tax assets and (liabilities):
  Difference in inventory basis............................    $ 1,001         $    880
  Deferred compensation, pension and other arrangements....         61              169
  Accrued vacation and sick pay............................        759              814
  Accrued expenses.........................................        788              811
  Reserve for Workers' Compensation........................      1,362            1,729
  Coupon reserve...........................................      1,149              221
  Capital lease expense....................................       (202)            (829)
  Restructuring charges....................................        363              548
  Other....................................................        181              579
                                                               -------         --------
                                                               $ 5,462         $  4,922
Less: Valuation allowance..................................     (5,462)          (4,922)
                                                               -------         --------
Net current deferred tax assets and (liabilities)..........    $    --         $     --
                                                               =======         ========
Non-current deferred tax assets and (liabilities):
  Net operating loss carryforward..........................    $ 4,756         $ 28,415
  Accelerated depreciation and amortization................      4,378             (410)
  Other (including AMT credit carryforwards)...............        133             (212)
                                                               -------         --------
                                                               $ 9,267         $ 27,793
Less: Valuation allowance..................................     (9,267)         (27,793)
                                                               -------         --------
Net non-current deferred tax assets and (liabilities)......    $    --         $     --
                                                               =======         ========

     During 1996, the deferred tax asset decreased by $17,986 resulting primarily from the tax effect of a reduction in the domestic tax operating loss carryforwards due to cancellation of indebtedness in connection with the bankruptcy reorganization and the taxable income for the period ended August 15, 1996. This decrease was partially offset by the tax effect of the write-down of property, equipment, intangibles and other assets to current market value pursuant to SOP 90-7. Due to the uncertainty as to the realizability of the deferred tax assets, the Company has established valuation allowances in accordance with SFAS 109 to reduce the asset.

     Internal Revenue Code Sections 382 and 383 impose a limitation on the usage of pre-reorganization domestic tax return net operating loss (NOL) carryforwards and other tax attributes when there is a change of ownership. A change of ownership resulted from the bankruptcy reorganization on August 15, 1996. At December 31, 1996, the Company had a pre-reorganization federal tax return NOL carryforward of approximately $13.5 million available to offset future taxable income. The usage of this prereorganization NOL carryforward is limited to $3.1 million a year because of the change of ownership. In addition, the Company had a NOL carryforward of approximately $0.6 million attributable to the post-reorganization period that is not subject to limitation. The NOL carryforwards will expire from 2010 to 2011. The alternative minimum tax credit, although subject to the change of ownership limitation, has no expiration date.

     To the extent the Company realizes a tax benefit as a result of future reductions in the valuation allowance related to the utilization of pre-reorganization deferred tax assets, the fresh start accounting rules of SOP 90-7 provide for the reporting of such benefits first by reducing identifiable intangible assets existing at

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

the date of the fresh start and then, once those assets are reduced to zero, by increasing equity. These tax benefits will not reduce income tax expense. However, the Company will realize a cash benefit from utilization of the "pre-reorganization benefits" against any future tax liabilities.

(12) CAPITAL STOCK

     The certificate of incorporation in Delaware authorizes 6,000,000 shares of $.01 per value common stock.

     Upon Consummation of the Plan, WB Bottling Corporation, a privately held Delaware corporation and previously the sole shareholder of BGAC, was granted the right to purchase from the Company (the "Warrant"), 263,158 shares of common stock subject to adjustment as defined, exercisable at an amount per share based upon a formula, as defined. The Warrants are exercisable until December 31, 2001.

(13) STOCK COMPENSATION PLANS

     As part of the Reorganization, options to purchase 319,149 shares of common stock, subject to adjustment as defined, were authorized to be granted to certain members of management of the Company. The purchase price per share is determined based upon a formula defined in the Management Option Agreement. The non-qualified options expire December 31, 2001. On January 30, 1997, the authorized options were granted to certain members of management.

     On January 30, 1997, the Board of Directors of the Company adopted the Stock Option Plan (the "Plan"). In January 1997, options to purchase 417,693 shares of common stock were granted under the Option Plan. The option exercise price per share of common stock is $8.00.

(14) SEGMENT DATA

     The Company's subsidiaries operate in the beverage production and distribution business in two separate geographic segments. Information about the Company's operations in these two geographic segments is summarized below (in thousands):

                                                REORGANIZED
                                                  COMPANY              PREDECESSOR COMPANY
                                                -----------   --------------------------------------
                                                8/16-12/31    1/1-8/15   DECEMBER 31,   DECEMBER 31,
                                                   1996         1996         1995           1994
                                                -----------   --------   ------------   ------------
Net Sales
  United States...............................   $ 91,647     $164,909     $314,469       $343,632
  Puerto Rico.................................         --       37,935       82,256         70,208
                                                 --------     --------     --------       --------
                                                 $ 91,647     $202,844     $396,725       $413,840
                                                 ========     ========     ========       ========
Operating Profit
  United States...............................   $    326     $ (2,051)    $(14,339)      $  1,290
  Puerto Rico.................................         --        1,788        4,992          4,526
                                                 --------     --------     --------       --------
                                                 $    326     $   (263)    $ (9,347)      $  5,816
                                                 ========     ========     ========       ========
Identifiable Assets
  United States...............................   $121,370     $120,641     $140,931       $194,545
  Puerto Rico.................................         --           --       51,202         49,289
                                                 --------     --------     --------       --------
                                                 $121,370     $120,641     $192,133       $243,834
                                                 ========     ========     ========       ========

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

(15) SUBSEQUENT EVENT

     On February 28, 1997, Seven-Up/RC entered into an Agreement and Plan of Merger (the "Merger Agreement") with Dr Pepper Bottling Company of Texas ("Dr Pepper Bottling") whereby DPB Acquisition Corp., a wholly-owned subsidiary of Dr Pepper Bottling (the "Purchaser") has made an offer to purchase all the issued and outstanding shares of the Company for $12.00 per share (the "Offer"). The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration date for the Offer that number of shares of Common Stock which would represent, on a fully-diluted basis, at least 65% of the outstanding Common Stock, (ii) receipt by the Purchaser of sufficient funds from its financing sources, and (iii) the receipt of certain identified consents.

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                       BALANCE
                                                         AT                                BALANCE AT
                                                      BEGINNING                              END OF
                                                      OF PERIOD   ADDITIONS   DEDUCTIONS     PERIOD
                                                      ---------   ---------   ----------   ----------
Allowance for doubtful accounts
  For the period August 16, through December 31,
     1996...........................................   $2,070      $  245      $  (378)      $1,937
                                                       ======      ======      =======       ======
Allowance for doubtful accounts
  For the period January 1, through August 15,
     1996...........................................   $1,814      $1,299      $(1,043)      $2,070
                                                       ======      ======      =======       ======
Allowance for doubtful accounts
  For the year ended December 31, 1995..............   $1,428      $  715      $  (329)      $1,814
                                                       ======      ======      =======       ======
Allowance for doubtful accounts
  For the year ended December 31, 1994..............   $1,192      $1,025      $  (789)      $1,428
                                                       ======      ======      =======       ======

                                    ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                      AND


                                FIRST AMENDMENT


                                       TO


                          AGREEMENT AND PLAN OF MERGER

                                 AGREEMENT AND
                                 PLAN OF MERGER

                                     AMONG

                      DR PEPPER BOTTLING COMPANY OF TEXAS,

                             DPB ACQUISITION CORP.,

                                      AND

           SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.

                         DATED AS OF FEBRUARY 28, 1997

                               TABLE OF CONTENTS

  SECTION                                                                  PAGE
  -------                                                                  ----
ARTICLE I................................................................   I-6
  THE OFFER..............................................................   I-6
     1.1   The Offer.....................................................   I-6
     1.2   Offer Documents...............................................   I-7
     1.3   Company Actions...............................................   I-7
     1.4   Directors.....................................................   I-8
ARTICLE II...............................................................   I-8
  THE MERGER.............................................................   I-8
     2.1   The Merger....................................................   I-8
     2.2   Closing.......................................................   I-9
     2.3   Effective Time of the Merger..................................   I-9
     2.4   Effects of the Merger.........................................   I-9
ARTICLE III..............................................................   I-9
  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
     CORPORATIONS; EXCHANGE OF CERTIFICATES..............................   I-9
     3.1   Effect on Capital Stock.......................................   I-9
     3.2   Conversion of Securities......................................   I-9
     3.3   Payment for Shares............................................  I-10
     3.4   Stock Transfer Books..........................................  I-11
     3.5   Stock Options.................................................  I-11
     3.6   Dissenting Shares.............................................  I-12
     3.7   Warrants......................................................  I-12
ARTICLE IV...............................................................  I-12
  REPRESENTATIONS AND WARRANTIES.........................................  I-12
     4.1   Representations and Warranties of the Company.................  I-12
     4.2   Representations and Warranties of Parent and Sub..............  I-21
ARTICLE V................................................................  I-23
  COVENANTS RELATING TO CONDUCT OF BUSINESS..............................  I-23
     5.1   Covenants of the Company......................................  I-23
ARTICLE VI...............................................................  I-26
  ADDITIONAL AGREEMENTS..................................................  I-26
     6.1   Preparation of the Information Statement; Merger Without a
           Company Stockholders Meeting..................................  I-26
     6.2   Access to Information.........................................  I-26
     6.3   Settlements...................................................  I-26
     6.4   Fees and Expenses.............................................  I-26
     6.5   Brokers or Finders............................................  I-27
     6.6   Indemnification; Directors' and Officers' Insurance...........  I-27
     6.7   Commercially Reasonable Efforts...............................  I-28
     6.8   Conduct of Business of Sub....................................  I-29
     6.9   Publicity.....................................................  I-29
     6.10  Withholding Rights............................................  I-29
ARTICLE VII..............................................................  I-29
  CONDITIONS PRECEDENT...................................................  I-29
     7.1  Conditions to Each Party's Obligation to Effect the Merger.....  I-29

  SECTION                                                                  PAGE
  -------                                                                  ----
ARTICLE VIII.............................................................  I-30
  TERMINATION AND AMENDMENT..............................................  I-30
     8.1   Termination...................................................  I-30
     8.2   Effect of Termination.........................................  I-30
     8.3   Amendment.....................................................  I-30
     8.4   Extension; Waiver.............................................  I-31
ARTICLE IX...............................................................  I-31
  GENERAL PROVISIONS.....................................................  I-31
     9.1   Nonsurvival of Representations, Warranties and Agreements.....  I-31
     9.2   Notices.......................................................  I-31
     9.3   Interpretation................................................  I-32
     9.4   Counterparts..................................................  I-32
     9.5   Entire Agreement; No Third Party Beneficiaries; Rights of
      Ownership..........................................................  I-32
     9.6   Governing Law.................................................  I-32
     9.7   Assignment....................................................  I-32

                           GLOSSARY OF DEFINED TERMS

                           TERM:                                SECTION:
                           -----                              ------------
Acquisition Proposal........................................  5.1(e)
Agreement...................................................  Preamble
Bankruptcy Plan.............................................  3.5
Benefit Plans...............................................  4.1(i)(i)(A)
Board Percentage............................................  1.4(a)
Brodkin Amendment...........................................  4.2(f)
CERCLA......................................................  4.1(p)(i)(B)
Certificate of Merger.......................................  2.3
Certificates................................................  3.3(b)
Closing.....................................................  2.2
Closing Date................................................  2.2
Code........................................................  4.1(h)(vi)
Company.....................................................  Preamble
Company Common Stock........................................  Preamble
Company Intangible Property.................................  4.1(o)
Company Litigation..........................................  4.1(g)
Company Order...............................................  4.1(g)
Company Permits.............................................  4.1(f)
Company SEC Documents.......................................  4.1(d)
Company Stockholder Approval................................  4.1(c)(iii)
Company Voting Debt.........................................  4.1(b)
Confidentiality Agreement...................................  6.2
Constituent Corporations....................................  2.1
Continuing Director.........................................  1.4(b)
Designated Person...........................................  6.4(c)
DGCL........................................................  1.3
Dissenting Shares...........................................  3.6
Effective Time..............................................  2.3
Employee Arrangements.......................................  4.1(i)(i)(B)
Employee/Director Stock Option..............................  3.5
Employee/Director Stock Options.............................  3.5
Environmental Costs and Liabilities.........................  4.1(p)(i)(A)
Environmental Law...........................................  4.1(p)(i)(B)
Exchange Act................................................  1.1(a)
Expenses....................................................  6.4(e)
Ferguson Agreement..........................................  4.2(f)
Financial Advisor...........................................  1.3
Financing Commitment........................................  4.2(e)
GAAP........................................................  4.1(d)
Gains and Transfer Taxes....................................  4.1(c)(iii)
Governmental Entity.........................................  4.1(c)(iii)
Hazardous Material..........................................  4.1(p)(i)(c)
HSR Act.....................................................  4.1(c)(iii)
Indebtedness................................................  4.1(u)
Indemnified Liabilities.....................................  6.6
Indemnified Parties.........................................  6.6
Information Statement.......................................  4.1(c)(iii)
Injunction..................................................  7.1(c)
IRSA........................................................  4.1(p)(i)(B)
Laws........................................................  4.1(c)(ii)

                           TERM:                                SECTION:
                           -----                              ------------
Management Option/Management Options........................  3.5
Material Adverse Effect.....................................  4.1(a)
Material Contracts..........................................  4.1(s)
Merger......................................................  Preamble
Merger Consideration........................................  3.2(a)(i)
Offer.......................................................  1.1(a)
Offer Consideration.........................................  1.1(a)
Offer Documents.............................................  1.2
On a fully diluted basis....................................  1.1(b)
Option Consideration........................................  3.5
Option/Options..............................................  3.5
OSHA........................................................  4.1(p)(i)(B)
Parent......................................................  Preamble
Paying Agent................................................  3.3(a)
Payment Fund................................................  3.3(a)
Permitted Investments.......................................  3.3(a)
Real Property Leases........................................  4.1(q)(ii)
Release.....................................................  4.1(p)(i)(D)
Remedial Action.............................................  4.1(p)(i)(E)
Representatives.............................................  5.1(e)
Requisite Consents..........................................  5.1(o)
Schedule 14D-1..............................................  1.2
Schedule 14D-9..............................................  1.3
SEC.........................................................  1.1(b)
Securities Act..............................................  4.1(d)
Shares......................................................  Preamble
Stock Option Plan...........................................  3.5
Sub.........................................................  Preamble
Subsidiary..................................................  3.2(a)(i)
Surviving Corporation.......................................  2.1
Taxes.......................................................  4.1(h)(vi)
Tax Returns.................................................  4.1(h)(vi)
Trigger Event...............................................  6.4(b)
Violation...................................................  4.1(c)(ii)
WARN Act....................................................  4.1(n)(iv)
Warrants....................................................  3.7

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of February 28, 1997 (the "Agreement"), is made and entered into by and among Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), DPB Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, to effectuate the acquisition, Parent and the Company each desire that Sub commence a cash tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company ("Shares" or "Company Common Stock") upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.2), and the Board of Directors of the Company has unanimously approved such tender offer and agreed to recommend to its stockholders that they accept the tender offer and tender their Company Common Stock pursuant thereto; and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the tender offer and the Merger and also to prescribe various conditions to the consummation thereof;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     1.1 The Offer. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred and be continuing, as promptly as practicable (but in any event not later than five business days after the public announcement of the execution and delivery of this Agreement), Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase (the "Offer") all outstanding shares of the Company Common Stock at a price of $12.00 per share, net to the seller in cash (the "Offer Consideration"). The obligation of Parent and Sub to commence the Offer, consummate the Offer, accept for payment and to pay for shares of Company Common Stock validly tendered in the Offer and not withdrawn shall be subject only to those conditions set forth in Exhibit A hereto.

     (b) Parent and Sub expressly reserve the right to amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not (and Parent shall not cause Sub to) (i) decrease the Offer Consideration or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change, in any material respect, the conditions to the Offer, (iii) impose additional material conditions to the Offer, (iv) waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of shares of Company Common Stock which constitutes at least 65% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of shares of Company Common Stock outstanding, together with Shares which the Company may be required to issue pursuant to options, warrants or other obligations outstanding at that date), (v) extend the expiration date of the Offer (except that Sub may extend the expiration date of the Offer (a) as required by law or (b) for such periods as Sub may reasonably deem necessary (but not to a date later than the 45th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied), or (vi) amend any term of the Offer in any manner materially adverse to holders of shares of Company Common Stock; provided, however, that, except as set forth above, Sub may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the conditions to the Offer, Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

     1.2 Offer Documents. As soon as practicable on the date of commencement of the Offer, Parent and Sub shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase, related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents (i) shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law, and (ii) shall conform in all material respects with the requirements of the Exchange Act and any other applicable law. Notwithstanding the foregoing, no agreement or representation hereby is made or shall be made by Parent or Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings that is included or incorporated by reference in, the Offer Documents. Parent, Sub and the Company each agree promptly to correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. In conducting the Offer, Parent and Sub shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents and any amendments or supplements thereto prior to the filing thereof with the SEC. To the extent practicable, the Company and its counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Offer Documents prior to the delivery thereof to the SEC.

     1.3 Company Actions. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company and (ii) resolved to recommend acceptance of the Offer, approval and adoption of this Agreement and approval of the Merger by the holders of Company Common Stock, (b) the Company is not subject to Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and (c) Houlihan, Lokey, Howard & Zukin, Inc. (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion that the Offer Consideration to be received by the holders of Company Common Stock in the Offer is fair, from a financial point of view, to such holders. The Board of Directors of the Company may not withdraw, modify or amend its approval or recommendation of the Offer, this Agreement or the Merger except in accordance with Section 5.1(e)(ii) or
Section 5.1(e)(iii). The Company hereby consents to the inclusion in the Offer Documents of the recommendation referred to in this Section 1.3. The Company hereby agrees to file with the SEC, simultaneously with the filing by Parent and Sub of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Offer and the Merger and otherwise complying with Rule 14D-9 under the Exchange Act. The Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with the Exchange Act and the rules and regulations promulgated thereunder and any other applicable law. The Company, Parent and Sub each agree promptly to correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law. Parent, Sub and their counsel shall be given an opportunity to review and comment on the

Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. To the extent practicable, Parent, Sub and their counsel shall also be given reasonable opportunity to review and comment on correspondence with the SEC concerning the Schedule 14D-9 prior to the delivery thereof to the SEC. In connection with the Offer, the Company shall promptly furnish, or cause its transfer agent to furnish, Parent with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Parent with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock. Subject to the requirements of applicable law, and except for such actions as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Sub and each of their affiliates, associates, partners, employees, agents and advisors shall hold in confidence the information contained in such labels and lists, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated for any reason, shall deliver promptly to the Company all copies of such information then in their possession.

     1.4 Directors. (a) Upon the purchase pursuant to the Offer by Parent or any of its subsidiaries of such number of shares of Company Common Stock which represents at least 65% of the outstanding shares of Company Common Stock (on a fully diluted basis), and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of Directors of the Company) as will give Parent, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.4) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (i) increasing the size of the Board of Directors of the Company or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of the Company and shall cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. At the request of Parent, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     (b) Following the election or appointment of Parent's designees pursuant to this Section 1.4 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Sub or waiver of the Company's rights thereunder shall require the concurrence of a majority of directors of the Company then in office who are Continuing Directors. The term "Continuing Director" shall mean (i) each member of the board of directors on the date hereof who voted to approve this Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the board of directors.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Seven-Up/RC Bottling Company of Southern California, Inc."

     2.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., Dallas, Texas time, on the second business day after satisfaction and/or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

     2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

     2.4 Effects of the Merger. (a) The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

     (b) The directors of Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     (c) The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

     (d) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation or the Bylaws.

                                  ARTICLE III

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or the holder of any capital stock of Sub:

          (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company and all shares of Company Common Stock and other shares of capital stock of the Company owned by Parent or Sub shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

     3.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the shares thereof:

          (a)(i) Subject to the other provisions of this Section 3.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares owned, directly or indirectly, by the Company or by Parent, Sub or any other Subsidiary (as defined below) of Parent and Dissenting Shares (as defined in Section 3.6)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), upon surrender and exchange of the Certificates (as defined in Section 3.3). As used in this Agreement, the word "Subsidiary", with respect to any party, means any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) at least 25% of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries.

          (ii) All such shares of Company Common Stock, when converted as provided in Section 3.2(a)(i), no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration. The holders of Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of
     Section 3.3, shall only represent the right to receive for their Shares, the Merger Consideration, without any interest thereon.

     3.3 Payment for Shares. (a) Paying Agent. Prior to the Effective Time, Sub shall appoint Texas Commerce Bank National Association (or another United States bank or trust company reasonably acceptable to the Company) to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration, and Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.2(a)(i) and this Section 3.3 to holders (other than the Company or Parent, Sub or any other Subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund.

     The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Company Common Stock entitled thereto as contemplated by this Section. The Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. All earnings on Permitted Investments shall be paid to the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Section 3.3, the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

     (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record (other than the Company or Parent, Sub or any other Subsidiary of Parent) of a Certificate or Certificates which, immediately prior to the Effective Time, evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as the Surviving Corporation reasonably may specify) and

(ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (x) the number of shares of Company Common Stock represented by such Certificate and (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. Absolutely no interest shall be paid or accrued on the Merger Consideration payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.3(b), each Certificate (other than Certificates representing Shares owned by Parent or Sub or held in the treasury of the Company) shall represent for all purposes only the right to receive the Merger Consideration.

     (c) Termination of Payment Fund; Interest. Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration to which they are entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

     (d) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

     3.5 Stock Options. Each stock option issued under the 1996-1997 Stock Option Plan of the Company (the "Stock Option Plan") is referred to herein as an "Employee/Director Stock Option" and all such options are referred to herein, collectively, as the "Employee/Director Stock Options". Each stock option issued pursuant to the First Amended Joint Plan of Reorganization of the Company and Beverage Group Acquisition Corporation, dated as of June 19, 1996, and as approved by the United States Bankruptcy Court, District of Delaware (the "Bankruptcy Plan") is referred to herein as a "Management Option" and all such options are referred to herein, collectively, as the "Management Options". The Employee/Director Stock Options and the Management Options are referred to herein, collectively, as the "Options" and, individually, as an "Option". At the Effective Time, each holder of a then outstanding Option shall, in cancellation and settlement thereof, receive for each Share subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Offer Consideration and the per Share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon receipt of the Option Consideration, the Option shall be canceled. The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the expiration of the Offer, the Company shall obtain all necessary consents or releases from holders of Options under the Stock Option Plan and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.5. The Stock Option Plan shall terminate as of the Effective Time, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time. Prior to the expiration of the Offer, the Company shall take all action necessary to (i) ensure that, following the Effective Time, no participant in the Stock Option Plan or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

     3.6 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock.

     3.7 Warrants. At the Effective Time, each holder of a then outstanding warrant to purchase Shares, whether or not then exercisable, issued pursuant to the Bankruptcy Plan (collectively, the "Warrants"), shall automatically become exercisable (upon payment of the aggregate exercise price therefor) only for the Offer Consideration (without any interest thereon and less any required withholding taxes) that would be payable to such warrantholder had such warrantholder exercised its Warrant in full immediately prior to the Effective Time.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

     (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than in such jurisdictions where the failure so to qualify or become so licensed would not (i) have a Material Adverse Effect (as defined below) with respect to the Company or (ii) impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has heretofore made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws. The Company has no Subsidiaries. As used in this Agreement: a "Material Adverse Effect" shall mean, with respect to any party, the result of one or more events, changes or effects which, individually or in the aggregate, would have a material adverse effect on the business, operations, results of operations, assets, condition (financial or otherwise) or prospects of such party and its Subsidiaries, taken as a whole.

     (b) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 6,000,000 Shares. At the close of business on February 27, 1997: (i) 5,000,000 Shares were issued and outstanding; (ii) 382,022 Shares were reserved for issuance pursuant to outstanding Employee/Director Stock Options; (iii) 337,079 Shares were reserved for issuance pursuant to outstanding Management Options; (iv) 280,899 Shares were reserved for issuance pursuant to outstanding Warrants; (v) except for the issuance of Shares pursuant to the exercise of outstanding Options and Warrants, there are no employment, executive termination or similar agreements providing for the issuance of Shares; (vi) no Shares were held by the Company; and (vii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") were issued or outstanding. All outstanding Shares are validly issued, fully paid and nonassessable and are not subject to preemptive or other similar rights. Except as set forth in this Section 4.1(b), there are outstanding: (i) no shares of capital stock, Company Voting Debt or other voting securities of the Company; (ii) no securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock, Company Voting Debt or other voting securities of the Company; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company is a party or by which it is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Company Voting Debt or other voting securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 4.1(b), since September 30, 1996, the Company has not (i) granted any options, warrants or rights to purchase shares of Company Common Stock or (ii) amended or repriced any Option or the Stock Option Plan. Set forth on Schedule 4.1(b) is a list of all outstanding options, warrants and rights to purchase shares of Company Common Stock and the exercise prices relating thereto. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company which will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger.

     (c) Authority; No Violations; Consents and Approvals.

          (i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 4.1(c)(iii)), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, subject, if required with respect to consummation of the Merger, to the Company Stockholder Approval, and assuming that this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (ii) Except as set forth on Schedule 4.1(c)(ii), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration (including pursuant to any put right) of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of the Company or (B) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.1(c) are duly and timely obtained or made and, if required, the Company Stockholder Approval has been obtained, result in any Violation of (1) any loan or credit agreement, note, mortgage, deed of trust, indenture, lease, Benefit Plan (as defined in Section 4.1(i)), Company Permit (as defined in Section 4.1(f)), or any other agreement, obligation, instrument, concession, franchise, or license, except for any Violations that, individually or in the aggregate, could not reasonably be expected to have a

     Material Adverse Effect on the Company or (2) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its properties or assets (collectively, "Laws"). The Company is not subject to Section 203 of the DGCL.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (A) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of the applicable waiting period thereunder; (B) the filing with the SEC of (x) an information statement (if required by applicable law) in definitive form relating to the written consent of holders of Company Common Stock approving the Merger (such information statement as amended or supplemented from time to time being hereinafter referred to as the "Information Statement"), (y) the Schedule 14D-9 in connection with the Offer, and (z) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any state or local tax which is attributable to the beneficial ownership of the Company's real property, if any (collectively, the "Gains and Transfer Taxes"); (F) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; (G) the approval of this Agreement and the Merger by the holders of a majority of the outstanding Shares ("Company Stockholder Approval"); and (H) those requirements that become applicable to the Company as a result of the specific regulatory status of Parent or Sub.

     (d) SEC Documents. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1994 and prior to the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC since such date. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, which will not be material, either individually or in the aggregate) the consolidated financial position of the Company as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company for the periods presented therein. The Shares are not listed for trading on a "national securities exchange" (as defined under the Exchange Act) or authorized for quotation on the NASDAQ inter-dealer quotation system.

     (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) any of the Offer Documents will, at the time the Offer Documents are first published, sent or given to holders of Company Common Stock, and at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Information Statement will, on the date it is first mailed to the holders of the Company Common Stock or at the time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the expiration of the Offer or the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Offer Documents or the Information Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by Parent or Sub for inclusion in the Offer Documents or the Information Statement.

     (f) Compliance with Applicable Laws. Except as set forth in Schedule 4.1(f), the Company holds all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure to hold any such Company Permits could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits (a list of which is set forth on Schedule 4.1(f)), except where the failure to be in compliance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents or as set forth on Schedule 4.1(f), the business of the Company is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as set forth in Schedule 4.1(f), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened.

     (g) Litigation. Except as disclosed in the Company SEC Documents or as set forth on Schedule 4.1(g), there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company ("Company Litigation"), nor is there any material judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company ("Company Order"). In addition, except as set forth on Schedule 4.1(g), the aggregate amount of all claims and judgments pending, or to the knowledge of the Company, threatened pursuant to all Company Litigation and Company Orders, excluding individual, unrelated claims or judgments of less than $2,500 each, does not exceed 100,000.

     (h) Taxes. Except as set forth on Schedule 4.1(h) hereto:

          (i) All material Tax Returns required to be filed by or with respect to the Company have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Company has duly and timely paid (or there has been paid on its behalf) all material Taxes that are due from or with respect to it. With respect to any period for which Taxes are not yet due with respect to the Company, the Company has made due and sufficient current accruals for such Taxes in accordance with GAAP in the most recent financial statements contained in the Company SEC Documents. The Company has made (or there has been made on its behalf) all required estimated Tax payments sufficient to avoid any material underpayment penalties. The Company has withheld and paid all material Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor or independent contractor.

          (ii) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to the Company for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company, other than normal and routine audits by non-federal governmental authorities. The Company has not received notice that any material assessment of Taxes is proposed against the Company or any of its assets.

          (iii) No election under Section 338 of the Code has been made or filed by or with respect to the Company. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its assets. The Company has not agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company. None of the assets of the Company is or will be required to be treated as being owned by any person (other than the Company) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986.

          (iv) The Company is not a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement or similar contract.

          (v) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of
     Section 280G of the Code.

          (vi) The term "Code" shall mean the Internal Revenue Code of 1986, as amended. The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and (b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

     (i) Pension And Benefit Plans; ERISA.

          (i) Schedule 4.1(i)(i) sets forth a complete and correct list of:

             (A) all "employee benefit plans", as defined in Sections 3(3) and 4(b)(4) of ERISA, under which Company has any obligation or liability, contingent or otherwise ("Benefit Plans"); and

             (B) all employment or consulting agreements, and all bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which Company maintains or has any obligation or liability (contingent or otherwise) with respect to any current officer, director or employee of the Company and which individually has a cost to the Company in excess of $10,000 per year (the "Employee Arrangements").

          (ii) With respect to each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been provided to Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112).

          (iii) The Benefit Plans and their related trusts intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, have received favorable determination letters from the Internal

     Revenue Service and the Company is not aware of any event or circumstance that could result in the failure of such Benefit Plans to be so qualified.

          (iv) All contributions or other payments required to have been made by Company to or under any Benefit Plan or Employee Arrangement by applicable law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

          (v) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable laws.

          (vi) Except as disclosed in Schedule 4.1(i)(vi), there are no pending or, to the best knowledge of the Company, threatened actions, claims or proceedings against or relating to any Benefit Plan or Employee Arrangement other than routine benefit claims by persons entitled to benefits thereunder.

          (vii) Except as disclosed in Schedule 4.1(i)(vii), Company do not maintain or have an obligation to contribute to retiree life or retiree health plans which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company except (i) as may be required under Part 6 of Title I of ERISA) and at the sole expense of the participant or the participant's beneficiary or (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code.

          (viii) Except as disclosed in Schedule 4.1(i)(viii), none of the assets of any Benefit Plan is stock of the Company or any of its affiliates, or property leased to or jointly owned by the Company or any of its affiliates.

          (ix) Except as disclosed in Schedule 4.1(i)(ix) or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee (current, former or retired) of Company, (B) increase any benefits under any Benefit Plan or Employee Arrangement or (C) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefits.

          (x) To the knowledge of the Company, the Company has no liability (contingent or otherwise) under Section 4069 of ERISA by reason of a transfer of an underfunded pension plan.

     (j) Absence of Certain Changes or Events. Except as set forth on Schedule 4.1(j) or as contemplated by this Agreement, since September 30, 1996, the business of the Company has been carried on only in the ordinary and usual course and no event or events has or have occurred that (either individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

     (k) No Undisclosed Material Liabilities. Except as specifically and individually set forth on Schedule 4.1(k) or the other schedules hereto (specific reference to which shall be made on Schedule 4.1(k)), there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are material to the Company other than: (i) liabilities reflected on the Company's unaudited financial statements (together with the related notes thereto) filed with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and (ii) liabilities under this Agreement.

     (l) Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor dated February 28, 1997, to the effect that, as of the date thereof, the Offer Consideration to be received by the holders of Company Common Stock in the Offer and the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to such holders, a signed, true and complete copy of which opinion shall be delivered to Parent, and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between the Company or any of its affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as Schedule 4.1(l).

     (m) Vote Required. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary

(under applicable law or otherwise) to approve the Merger and this Agreement and the transactions contemplated hereby. Neither the Certificate of Incorporation of the Company, the By-laws of the Company, or any agreement or other instrument to which the Company is a party or is bound prohibits the stockholders of the Company from acting by written consent as permitted under Section 228 of the DGCL.

     (n) Labor Matters.

          (i) Except as set forth in Schedule 4.1(n) hereto, (a) the Company is not a party to any labor or collective bargaining agreement, and no employees of Company are represented by any labor organization; (b) within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (c) within the preceding three years, to the knowledge of Company, there have been no organizing activities involving Company with respect to any group of employees of Company.

          (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving Company. There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of Company, threatened in writing by or on behalf of any employee or group of employees of Company.

          (iii) Except as set forth in Schedule 4.1(n) hereto, there are no complaints, charges or claims against Company pending or, to the knowledge of Company, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by Company.

          (iv) The Company is in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN Act"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

          (v) Since July 31, 1996, there has been no "mass layoff" or "plant closing" (as defined by the WARN Act) with respect to the Company.

     (o) Intangible Property. The Company owns or has a right to use each trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, and copyright owned or used in connection with the operation of the business of the Company, including any registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"), free and clear of any and all liens, claims or encumbrances, except where the failure to own or have a right to use such property could not reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.1(o) hereto sets forth a complete list of the Company Intangible Property. Except to the extent that such could not reasonably be expected to have a Material Adverse Effect on the Company, the use of the Company Intangible Property by the Company does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, copyright or any pending application therefor of any other person.

     (p) Environmental Matters.

          (i) For purposes of this Agreement:

             (A) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and the costs to clean up, remove, treat, or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

             (B) "Environmental Law" means any applicable law regulating or prohibiting Releases of Hazardous Materials into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety from Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
        Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
        Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, including, without limitation, the Industrial Site Recovery Act ("IRSA"), and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date;

             (C) "Hazardous Material" means any substance, material or waste which is regulated by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law and shall also include, without limitation, petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials;

             (D) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

             (E) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to
        (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

          (ii) Except as set forth on Schedule 4.1(p) hereto:

             (A) The operations of the Company have been and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws;

             (B) The Company has obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses, except such permits the lack of which would not materially impair the ability of the Company to continue operations;

             (C) The Company is not subject to any outstanding written orders from, or written agreements with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

             (D) The Company has not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability is outstanding, except where the violation or liability could not reasonably be expected to result in the Company incurring Environmental Costs and Liabilities in excess of $100,000 individually or $250,000 in the aggregate;

             (E) The Company has no contingent liability in connection with the Release of any Hazardous Material into the environment (whether on-site or off-site) which would be reasonably likely to result in the Company incurring Environmental Costs and Liabilities in excess of $250,000 individually and the aggregate amount of Environmental Costs and Liabilities for all such Releases could not reasonably be expected to have a Material Adverse Effect on the Company;

             (F) The operations of the Company do not involve the transportation, treatment, storage or disposal of hazardous waste for purposes of the permitting requirements set forth under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent;

             (G) There is not now, nor to the knowledge of the Company has there been in the past, on or in any property of the Company any of the following: (A) any underground storage tanks; (B) surface impoundments; or (C) any polychlorinated biphenyls; to the knowledge of the Company, there is not now any asbestos-containing materials on or in any property of the Company; and

             (H) No judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company alleging the violation of or seeking to impose liability pursuant to any Environmental Law.

          (iii) This Section 4.1(p) sets forth the sole representations and warranties of the Company with respect to Environmental Laws.

     (q) Real Property.

          (i) Schedule 4.1(q)(i) sets forth all of the real property owned in fee by the Company. The Company has good and marketable title to each parcel of real property owned by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (1) those reflected or reserved against in the balance sheet of the Company dated as of September 30, 1996, (2) taxes and general and special assessments not in default and payable without penalty and interest, (3) mechanics and similar statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent, (4) any zoning, building, and land use regulation imposed by any Governmental Entity, and (5) any covenant, restriction, or easement expressly set forth in the title documents governing such real property filed with the appropriate Governmental Entity.

          (ii) Each lease, sublease or other agreement (collectively, the "Real Property Leases") under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property is valid, binding and in full force and effect, all rent and other sums and charges payable by the Company as a tenant thereunder are current, no termination event or condition or uncured default of a material nature on the part of the Company or, to the Company's knowledge, the landlord, exists under any Real Property Lease. The Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except those reflected or reserved against in the balance sheet of the Company dated as of September 30, 1996.

     (r) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by the vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger, and accept the Offer and tender their shares of Company Common Stock pursuant thereto.

     (s) Material Contracts. The Company has provided or made available to Parent (i) true and complete copies of (A) all franchise and license agreements concerning the production, packaging, marketing, selling, or distribution of soft drink products or waters to which the Company is a party or by which it is bound, and (B) all other written contracts, agreements, commitments, arrangements, leases (including with respect to personal property), policies and other instruments to which it is a party or by which it is bound which other contracts (1) require payments to be made in excess of $50,000 per year for goods and/or services, or (2) do not by their terms expire and are not subject to termination within 60 days from the date of the execution and delivery thereof (collectively, "Material Contracts"), and (ii) a written description of each Material Contract that has not been reduced to writing. Each of the Material Contracts is listed on
Schedule 4.1(s). The Company is not, nor has it received any notice nor has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event or events that with the lapse of time or the giving of notice or both would constitute such a material default.

     (t) Related Party Transactions. Except as disclosed in the Company SEC Documents or as set forth in Schedule 4.1(t) hereto, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company, (2) engaged in a business related to the business of the Company, or (3) participating in any transaction to which the Company is a party, or (iii) is otherwise a party to any contract, arrangement or understanding with the Company.

     (u) Indebtedness. Except as set forth on Schedule 4.1(u) hereto or in the Company's unaudited financial statements (together with the related notes thereto) filed with the Company's Quarterly Statement on Form 10-Q for the quarter ended September 30, 1996 (as filed with the SEC), the Company has no outstanding indebtedness for borrowed money or representing the deferred purchase price of property or services or similar liabilities or obligations, including any guarantee in respect thereof ("Indebtedness"), nor is a party to any agreement, arrangement or understanding providing for the creation, incurrence or assumption thereof.

     (v) Liens. Except as set forth on Schedule 4.1(v) hereto or as disclosed in the Company SEC Documents, the Company has not granted, created, or suffered to exist with respect to any of its assets, any mortgage, pledge, charge, hypothecation, collateral assignment, lien (statutory or otherwise), encumbrance or security agreement of any kind or nature whatsoever.

     4.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or license necessary, other than in such jurisdictions where the failure so to qualify or become so licensed would not have a Material Adverse Effect with respect to Parent. Parent and Sub have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and Bylaws.

          (b) Authority; No Violations; Consents and Approvals.

             (i) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms and conditions except that the enforcement hereof may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and

        (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

             (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Sub will not result in any Violation pursuant to any provision of the respective Articles or Certificates of Incorporation or Bylaws of Parent or Sub or, except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in paragraph (iii) of this Section 4.2(b) are duly and timely obtained or made, the execution and delivery of the amendment to the credit agreement of Parent as provided in the Financing Commitment (as defined in Section 4.2(e)) and, if required, the Company Stockholder Approval has been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, which would have a Material Adverse Effect with respect to Parent.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by each of Parent and Sub or the consummation by each of Parent or Sub of the transactions contemplated hereby, except for: (A) filings under the HSR Act; (B) the filing with the SEC of (x) the Schedule 14D-1 in connection with the commencement and consummation of the Offer and (y) such reports under and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; (E) such filings in connection with any Gains and Transfer Taxes; (G) such other such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the transactions contemplated by this Agreement; and (H) those requirements that become applicable to Parent or Sub as a result of the specific regulatory status of the Company.

          (c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
     (i) the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, and at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Information Statement will, at the date it is first mailed to the Company's stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Sub, or with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or the Information Statement, shall occur which is required to be described in an amendment of, or a supplement to, any of such documents, such event shall be so described to the Company. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Schedule 14D-9 or the Information Statement.

          (d) Board Recommendation. The Board of Directors of the Parent, at a meeting duly called and held, has by the vote of those directors present determined that each of the Offer and the Merger is fair to and in the best interests of Parent and has approved the same.

          (e) Financing. Parent and Sub have delivered to the Company a true and complete copy of a letter of commitment obtained by Parent and Sub from Texas Commerce Bank National Association to provide additional debt financing pursuant to an amendment to Parent's existing credit agreement for the transactions contemplated hereby (the "Financing Commitment"). An executed copy of the Financing Commitment is attached hereto as Exhibit 4.2(e). Assuming that the financing contemplated by the Financing Commitment is consummated in accordance with the terms thereof, the funds to be borrowed thereunder by Parent will provide sufficient funds to pay the Merger Consideration. As of the date of this Agreement, Parent is not aware of any facts or circumstances that (i) contradict or are in conflict with the terms and conditions set forth in the Financing Commitment or (ii) create a reasonable basis for Parent to believe that it will not be able to obtain financing in accordance with the terms of the Financing Commitment.

          (f) No Separate Agreements. Except for (i) the First Amendment to Management Agreement, dated as of the date of this Agreement (the "Brodkin Amendment"), amending that certain Second Amended and Restated Management Agreement, dated as of January 22, 1997, between the Company and Bart S. Brodkin, and (ii) that certain Termination Agreement, dated as of the date of this Agreement (the "Ferguson Agreement"), between the Company and Rick Ferguson, as of the date of this Agreement, neither Parent nor Sub has entered into any agreement with any director or officer of the Company providing for the employment of any such officer or director following the consummation of the Merger or the purchase by Parent or Sub of any Shares, Options or Warrants held by any such officer or director.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to the Company that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

          (a) Ordinary Course. The Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

          (b) Dividends; Changes in Stock. The Company shall not: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase or otherwise acquire any shares of its capital stock, except as required by the terms of any employee benefit plan as in effect on the date hereof.

          (c) Issuance of Securities. The Company shall not (i) grant any options, warrants or rights, to purchase shares of Company Common Stock,
     (ii) amend the terms of or reprice any Option or amend the terms of the Stock Option Plan, or (iii) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class or series, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than: (A) the issuance of Shares upon the exercise of Options that are outstanding on the date hereof or (B) the issuance of Shares upon the exercise of Warrants that are outstanding on the date hereof.

          (d) Governing Documents. The Company shall not amend or propose to amend its Certificate of Incorporation or Bylaws.

          (e) No Solicitation. From and after the date hereof until the termination of this Agreement, neither the Company nor any of its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being referred to herein, collectively, as "Representatives"), will, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, and the Company shall not authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of the Company from:

             (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide Acquisition Proposal (provided that such person or entity has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal) if, and only to the extent that, (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and (C) the Company shall promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects, of any such discussions or negotiations;

             (ii) failing to make or withdrawing or modifying its recommendation referred to in Section 4.1(r) if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law; or

             (iii) making a "stop-look-and-listen" communication with respect to the Offer or this Agreement of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of an Acquisition Proposal meeting the requirements of clause (i) above.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions among the Company, Parent and Sub contemplated hereunder) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of the Company, computed on the basis of book value, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (f) No Acquisitions; No Subsidiaries. The Company shall not merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto. The Company shall not acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business. The Company shall not create or otherwise permit to exist any Subsidiary of the Company.

          (g) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice which are not material, individually or in the aggregate, to such party, the Company shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets.

          (h) Governmental Filings. The Company shall promptly provide Parent (or its counsel) with copies of all filings made by the Company with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (i) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, the Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company.

          (j) Other Actions. Except as contemplated or permitted by this Agreement, the Company will not take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties hereunder being untrue in any material respect or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects.

          (k) Certain Employee Matters. The Company shall not: (i) grant any increases in the compensation of any of its directors, officers or key employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of the existing Benefit Plans or Employee Arrangements as in effect on the date hereof to any such director, officer or key employee, whether past or present; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any such director, officer or key employee; or (iv) except as may be required to comply with applicable law, become obligated under any new Benefit Plan or Employee Arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (l) Indebtedness; Agreements.

             (i) Except for indebtedness incurred by the Company from time to time for working capital purposes in the ordinary course of business under that certain Credit Agreement, dated as of August 2, 1996, by and among the Company, the Lenders party thereto, and General Electric Capital Corporation, the Company shall not assume or incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company in connection with any indebtedness thereof, or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person.

             (ii) The Company shall not enter into, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any Material Contract.

          (m) Accounting. The Company shall not take any action, other than in the ordinary course of business, consistent with past practice or as required by the SEC or by law, with respect to accounting policies, procedures and practices.

          (n) Capital Expenditures. The Company shall not incur any capital expenditures other than the capital expenditures set forth on Schedule 5.1(n), all of which shall be made in accordance with the schedule therefor included in such Schedule 5.1(n).

          (o) Requisite Consents. The Company shall use all commercially reasonable efforts to (i) obtain consents (the "Requisite Consents") from the Persons listed on Schedule 5.1(o) hereto to the consummation of the Offer, the Merger and the transactions contemplated thereby and hereby and

     (ii) ensure that such Requisite Consents are in full force and effect as of the expiration of the Offer and as of the Closing Date.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Preparation of the Information Statement; Merger Without a Company Stockholders Meeting. (a) In the event that Parent or any Subsidiary of Parent shall acquire at least 65% of the outstanding shares of Company Common Stock (on a fully diluted basis) in the Offer or otherwise, the parties hereto agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, in accordance with Section 251 of the DGCL. Such action shall include the prompt preparation and distribution of the Information Statement to the holders of Company Common Stock. The Company shall use all commercially reasonable efforts to cause the Information Statement to be mailed to the Company's stockholders at the earliest practicable date.

     (b) Notwithstanding the foregoing clause (a), in the event that Parent or any Subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock in the Offer, the parties hereto agree, at the request of Sub, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

     (c) Sub shall promptly submit this Agreement and the transactions contemplated hereby for approval and adoption by its stockholders by written consent of such stockholders.

     6.2 Access to Information. Upon reasonable notice, each of the Company or Parent, as the case may be, shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other party (including, in the case of Parent and Sub, potential financing sources and their employees, accountants, counsel and other representatives), access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party, (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Confidentiality Agreement, dated as of February 26, 1997, between Parent and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     6.3 Settlements. The Company shall not effect any settlements of any legal proceedings arising out of or related to the execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby or thereby without the prior written consent of Parent.

     6.4  Fees and Expenses. (a) Except as otherwise provided in this Section
6.4 and except with respect to claims for damages incurred as a result of the breach of this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     (b) The Company agrees to pay Parent a fee in immediately available funds equal to $2,500,000 (less any amounts paid to Parent pursuant to Section 6.4(d)) upon the termination of this Agreement under Section 8.1, if any of the events set forth in either clause (i) or clause (ii) below occurs (each, a "Trigger Event"):

          (i) the Board of Directors of the Company shall have (A) withdrawn or adversely modified in any material respect, or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger or this Agreement, (B) made a "stop-look-and-listen" communication as provided under Section 5.1(e)(iii) less than five business days prior to the 45th calendar day after the date of the commencement of the Offer, or (C) failed to reaffirm its approval or recommendation of the Offer, the Merger and this Agreement under the circumstances set forth in
     Section 8.1(e); or

          (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by Section 5.1(e)) with respect to an Acquisition Proposal.

     (c) In the event (i) this Agreement shall be terminated in accordance with its terms, (ii) on or after August 15, 1996 and at or prior to such termination, any person or group of persons shall have made an Acquisition Proposal (each such person or member of a group of such persons being referred to herein as a "Designated Person"), and (iii) either (A) a transaction contemplated by the term "Acquisition Proposal" shall be consummated, on or before the one year anniversary of the termination of this Agreement, with any Designated Person or any affiliate of any Designated Person or (B) the Company shall enter into an agreement, on or before the one year anniversary of the termination of this Agreement, with respect to an Acquisition Proposal with any Designated Person or any affiliate of any Designated Person and a transaction contemplated by the term "Acquisition Proposal" shall thereafter be consummated with such Designated Person or affiliate thereof, then the Company shall pay to Parent a fee in immediately available funds equal to $2,500,000. Such fee shall be paid contemporaneously with the consummation of such contemplated transaction. Notwithstanding the foregoing, such fee shall be reduced by any amounts paid to Parent pursuant to Section 6.4(b) or (d).

     (d) Unless Parent is materially in breach of this Agreement as of the final expiration of the Offer (after giving effect to any extensions thereof), the Company shall pay to Parent upon demand an amount, not to exceed $750,000, to reimburse Parent and Sub for their Expenses (as such term is defined in Section 6.4(e)), payable in same-day funds, if the condition set forth in clause (i) or clause (iv)(I) of Exhibit A hereto is not met as of the final expiration of the Offer (after giving effect to any extensions thereof).

     (e) For purposes of this Section 6.4, the term "Expenses" shall mean all documented, reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or Sub to third parties in connection with the Merger, the Offer or the consummation of any of the transactions contemplated by this Agreement, including, without limitation, all printing costs and reasonable fees and expenses of counsel, investment banking firms, accountants, experts and consultants.

     (f) Any amounts due under this Section 6.4 that are not paid when due shall bear interest at the rate of 9% per annum from the date due through and including the date paid.

     6.5 Brokers or Finders. (a) The Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement).

     (b) Parent represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finders fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except for Chase Securities Inc., whose fees and expenses will be paid by Parent in accordance with the Parent's agreements with such firm.

     6.6 Indemnification; Directors' and Officers' Insurance. (a) The Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all

Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and the Company and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Company (or them and the Surviving Corporation after the Effective Time) and the Company (or after the Effective Time, the Surviving Corporation) shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) the Company (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.6 except to the extent such failure prejudices such party), and shall deliver to the Company (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The Company and Sub agree that the foregoing rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities. Furthermore, the provisions with respect to indemnification set forth in the certificate of incorporation of the Surviving Corporation shall not be amended for a period of five years following the Effective Time if such amendment would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time.

     (b) For a period of two years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. The last annual premium paid by the Company was $125,000.

     (c) The provisions of this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Company and the Surviving Corporation.

     6.7 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by this Agreement, subject, as applicable, to the Company Stockholder Approval, including (i) cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act, (ii) using commercially reasonable efforts to obtain the Requisite Consents, and (iii) using commercially reasonable efforts to obtain the debt financing referenced in the Financing Commitment.

     6.8 Conduct of Business of Sub. During the period of time from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     6.9 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Offer and the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     6.10 Withholding Rights. Sub and the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Sub or the Surviving Corporation, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Sub or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Sub or the Surviving Corporation, as applicable.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote thereon if such vote is required by applicable law; provided that the Parent and Sub shall vote all Shares purchased pursuant to the Offer in favor of the Merger.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

          (d) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger.

          (e) Payment for Shares. Sub shall have accepted for payment and paid for the shares of Company Common Stock tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, 65% of the outstanding shares of the Company Common Stock on a fully diluted basis; provided that this condition shall be deemed to have been satisfied if Sub fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

          (a) by mutual written consent of the Company and Parent, or by mutual action of their respective Boards of Directors;

          (b) by either the Company or Parent (i) prior to the consummation of the Offer if there has been a breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within three business days following receipt by the breaching party of notice of such breach, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or the Merger shall have become final and non-appealable;

          (c) by either the Company or Parent, so long as such party has not breached its obligations hereunder, if the Merger shall not have been consummated on or before the 45th calendar day following the consummation of the Offer; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

          (d) by Parent in the event that a Trigger Event has occurred under
     Section 6.4(b) prior to the consummation of the Offer;

          (e) by Parent in the event an Acquisition Proposal has been made to the Company prior to the consummation of the Offer and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger and this Agreement on or before the fifth business day following the date on which Parent shall request such reaffirmation;

          (f) by Parent, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any condition set forth in Exhibit A hereto;

          (g) by the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any shares of Company Common Stock being purchased by Sub thereunder on or prior to the 45th calendar day after the date of commencement of the Offer pursuant to Section 1.2 hereof; or

          (h) by the Company, if the Board of Directors of the Company shall take any of the actions permitted by Section 5.1(e)(ii) of this Agreement.

     8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or shareholders except (i) with respect to this Section 8.2, the second sentence of Section 6.2, and Section 6.4, and (ii) to the extent that such termination results from the material breach by a party hereto of any of its representations or warranties, or of any of its covenants or agreements.

     8.3 Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Sub and the Company at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that, after this Agreement is approved by the Company's stockholders, no such amendment or modification shall (i) reduce the amount or change the form of consideration to be delivered to the holders of Shares, (ii) change the date by which the Merger is required to be effected, or
(iii) change the amounts payable in respect of the Options or Warrants as set forth in Section 3.5 and Section 3.7 hereof, respectively.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article III, and Section 6.6 hereof. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     9.2 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

     (a) if to Parent or Sub, to:

         Dr Pepper Bottling Company of Texas, Inc.
         2304 Century Center Blvd.
         Irving, Texas 75062
         Attn: Jim L. Turner
         Telephone: (214) 721-8111
         Telecopy: (214) 721-8141

     with a copy to:

       Weil, Gotshal & Manges LLP
       100 Crescent Court
       Suite 1300
       Dallas, Texas 75201-6950
       Attn: R. Scott Cohen
       Telephone: (214) 746-7738
       Telecopy: (214) 746-7777

     (b) if to the Company, to:

         Seven-Up/RC Bottling Company
         of Southern California, Inc.
         3220 East 26th Street
         Vernon, California 90023
         Attn: Rick Ferguson
         Telephone: (213) 268-7779
         Telecopy: (213) 262-9566
     with a copy to:

       Kirkland & Ellis
       153 East 53rd Street
       New York, New York 10022
       Attn: Kirk A. Radke
       Telephone: (212) 446-4800
       Telecopy: (212) 446-4900

     9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 6.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any newly-formed direct wholly-owned Subsidiary of Parent, provided that such assignment shall not relieve either Sub or Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PARENT:

                                            DR PEPPER BOTTLING
                                            COMPANY OF TEXAS

                                            By:       /s/ JIM L. TURNER
                                              ----------------------------------
                                            Name: Jim L. Turner
                                            Title:   President

                                            SUB:

                                            DPB ACQUISITION CORP.

                                            By:       /s/ JIM L. TURNER
                                              ----------------------------------
                                            Name: Jim L. Turner
                                            Title:   President

                                            COMPANY:

                                            SEVEN-UP/RC BOTTLING COMPANY OF
                                            SOUTHERN CALIFORNIA, INC.

                                            By:      /s/ BART S. BRODKIN
                                              ----------------------------------
                                            Name: Bart S. Brodkin
                                            Title:   President

                                                                       EXHIBIT A

     The capitalized terms used in this Exhibit A shall have the respective meanings given to such terms in the Agreement and Plan of Merger, dated as of February 28, 1997 (the "Merger Agreement"), by and among Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), DPB Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), to which this Exhibit A is attached.

                            CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend (but only to the extent permitted under Section 1.1(b) of the Merger Agreement) or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for), if (i) there have not been validly tendered and not withdrawn prior to the time the Offer shall otherwise expire a number of Shares which constitutes 65% of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" having the following meaning, as of any date: the number of Shares outstanding, together with Shares the Company may be required to issue pursuant to options, warrants, or other obligations outstanding at that date);
(ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (iii) the debt financing sources for Parent and Sub shall not have provided the applicable debt financing to Parent and Sub pursuant to the Financing Commitment; or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall occur:

          (A) there shall be pending, as of the expiration of the Offer or at any time thereafter, any litigation that seeks to (1) challenge the acquisition by Parent, Sub or any of their respective affiliates or Subsidiaries of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (2) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) impose limitations on the ability of Parent, Sub or any of their respective affiliates or Subsidiaries effectively to acquire or hold, or to require Parent, Sub, the Company or any of their respective affiliates or Subsidiaries to dispose of or hold separate, any material portion of their assets or business, (4) impose limitations on the ability of Parent, Sub, the Company or any of their respective affiliates or Subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets; (5) impose or result in material limitations on the ability of Parent, Sub or any of their respective affiliates or Subsidiaries to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company; or (6) prohibit or restrict in a material manner the financing of the Offer;

          (B) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any Law, or there shall have been issued any decree, order or injunction, that results in any of the consequences referred to in subsection (A) above;

          (C) any event or events shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company;

          (D) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of five hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material adverse change in United States currency exchange rates or a suspension of, or a limitation on, the markets therefor, (4) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the

     United States, (5) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (6) in the case of any of the foregoing, a material acceleration or worsening thereof;

          (E) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all respects as of the expiration of the Offer or at any time thereafter as though made as of such time except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company;

          (F) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) to be performed at or prior to the consummation of the Offer shall not have been performed or complied with in all material respects by the Company prior to the consummation of the Offer;

          (G) the Merger Agreement shall have been terminated in accordance with its terms;

          (H) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Sub its recommendation of the Offer, the Merger Agreement or the Merger;

          (I) as of the expiration of the Offer or at any time thereafter, the Requisite Consents (i) shall not have been obtained or (ii) shall not be currently in full force and effect;

          (J) as of the expiration of the Offer, the Company shall have failed to deliver to Parent and Sub a copy of the audited financial statements of the Company for the year ended December 31, 1996, prepared in accordance with GAAP and accompanied by a signed report thereon by the Company's independent certified public accountants; or

          (K) either the Brodkin Amendment shall not be a valid and binding obligation of the Company and Bart S. Brodkin or the Ferguson Agreement shall not be a valid and binding obligation of the Company and Rick Ferguson.

     The foregoing conditions are for the sole benefit of Sub and its affiliates and may be asserted by Sub regardless of the circumstances (including, without limitation, any action or inaction by Sub or any of its affiliates) giving rise to any such condition or may be waived by Sub, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Agreement. The failure by Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made and entered as of the 28th day of April, 1997 by and among Dr Pepper Bottling Company of Texas, a Texas corporation ("Parent"), DPB Acquisition Corp., a Delaware corporation ("Sub"), and Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, Parent, Sub and the Company are parties to an Agreement and Plan of Merger, dated as of February 28, 1997 (the "Merger Agreement");

     WHEREAS, Parent, Sub and the Company wish to amend certain provisions of the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Defined Terms. Terms used herein with their initial letters capitalized and not otherwise defined herein (including those terms so used and not defined in the recitals above) shall have the respective meanings given such terms in the Merger Agreement.

     2. Amendment of Section 8.1(c) of the Merger Agreement. Section 8.1(c) of the Merger Agreement is hereby amended by deleting the phrase "on or before the 45th calendar day following the consummation of the Offer" and inserting in lieu thereof the following phrase: "promptly following the resolution of all questions or comments raised by the SEC in connection with its review of the Information Statement".

     3. Counterparts. This First Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date and year first above written.


                                            DR PEPPER BOTTLING COMPANY OF TEXAS


                                            By:       /s/ JIM L. TURNER

                                              ----------------------------------
                                                   Jim L. Turner, President

                                            DPB ACQUISITION CORP.

                                            By:       /s/ JIM L. TURNER

                                              ----------------------------------
                                                   Jim L. Turner, President

                                            SEVEN-UP/RC BOTTLING COMPANY OF
                                            SOUTHERN CALIFORNIA, INC.

                                            By:      /s/ BART S. BRODKIN

                                              ----------------------------------
                                                  Bart S. Brodkin, President

                                    ANNEX II

                                  SECTION 262

                                     OF THE

                            GENERAL CORPORATION LAW

                                     OF THE

                               STATE OF DELAWARE

                               SECTION 262 OF THE
                         GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96.)

                                   ANNEX III

                                    OPINION

                                       OF

                                HOULIHAN, LOKEY,

                                HOWARD AND ZUKIN

                         HOULIHAN LOKEY HOWARD & ZUKIN
                      A SPECIALTY INVESTMENT BANKING FIRM
                             1930 CENTURY PARK WEST
                       LOS ANGELES, CALIFORNIA 90067-6902
                    TELEPHONE 310-553-8871  FAX 310-553-2173

February 28, 1997

To The Board of Directors
of Seven-Up/RC Bottling Company
of Southern California, Inc.

Gentlemen:

     We understand that Dr Pepper Bottling Company of Texas, Inc., a Texas corporation ("DP Texas"), proposes to make a cash tender offer (the "Offer") to purchase 100% of the outstanding shares of common stock, par value $0.01 per share ("Common Stock"), of Seven-Up/RC Bottling Company of Southern California, Inc., a Delaware corporation (the "Company"), for $12.00 per share. In connection with the Offer, the Company, DP Texas and a wholly owned subsidiary of DP Texas ("Sub") will enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Sub will merge with and into the Company ("the Merger"). The Offer, the Merger and all transactions related thereto are referred to collectively herein as the "Transaction."

     You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction. We express no opinion with regard to the terms and/or fairness of the Merger Agreement, except with regard to the consideration to be received by the Company's stockholders in the Transaction.

     In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          1. reviewed (a) the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1994, (b) quarterly report on Form 10-Q for the quarter ended September 30, 1996, and (c) Company-prepared financial and operating statements for the fiscal years ended December 31, 1992, December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996, which the Company's management has identified as being the most current financial statements available;

          2. reviewed copies of the following documents:

        a) the Merger Agreement,

        b) the Company's 1996-1997 Stock Option Plan,

        c) the Company's Management Incentive Plan, and

        d) the Company's 1997 Cost Reduction Plan;

          3. reviewed the various company prepared operating and other statements, and other documentation presented to DP Texas by the Company on February 7, 1997;

          4. reviewed the Company's Disclosure Statement dated June 19, 1996;

          5. met with certain members of senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

          6. visited certain facilities and business offices of the Company;

                                      III-1

          7. reviewed management-prepared forecasts and projections of the Company's financial performance for the years ended December 31, 1997 through 2000;

          8. reviewed the historical market prices and trading volume for the Company's publicly traded securities and selected individual block trades;

          9. reviewed certain confidential detailed information regarding the Company's 1997 financial performance, the Company's compensation arrangements and employee benefit plans, and the Company's franchise assets and fixed assets;

          10. reviewed certain other publicly available financial data for selected companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

          11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

     We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

     We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility for independent verification with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

     For purposes of this opinion, we have assumed that the Company's capital stock consists of five million shares of outstanding Common Stock, outstanding warrants to purchase 280,899 shares of Common Stock exercisable at $7.30 per share, outstanding options to purchase 337,079 shares of Common Stock exercisable at $7.30 per share, and outstanding options to purchase 382,022 shares of Common Stock exercisable at $8.00 per share.

     Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

/s/  Houlihan Lokey Howard & Zukin

                                      III-2